EXHIBIT 10(AC)

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT
by and between
PERRYVILLE ENERGY PARTNERS, L.L.C.
And
ENTERGY LOUISIANA, INC.
Dated as of January 28, 2004

EXECUTION VERSION

-i-

EXECUTION VERSION

(continued)

-ii-

EXECUTION VERSION

(continued)

-iii-

EXECUTION VERSION

(continued)

-iv-

EXECUTION VERSION

(continued)

-v-

EXECUTION VERSION

                                                        EXHIBITS AND SCHEDULES

Item	Description
Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Act of Cash Sale
Exhibit D-1	CCGT LTSA Substitute Agreement
Exhibit D-2	CCGT LTSA Termination Agreement
Exhibit D-3	CT LTSA Substitute Agreement
Exhibit D-4	CT LTSA Termination Agreement
Exhibit E	Continuing Guaranty
Exhibit F	Interim Power Purchase Agreement
Exhibit G	Parts Title and Indemnity Agreement
Exhibit H	Form of Bidding Procedures Order
Exhibit I	Form of Approval Order
Exhibit J	Form of Notice of Renunciation and Indemnity
Schedule 1.1A	Cap Ex/O&M Budget; Form of Monthly Financial Report
Schedule 1.1B	Persons With Seller's Knowledge
Schedule 1.1C	Persons With Purchaser's Knowledge
Schedule 1.1D	[Intentionally omitted]
Schedule 1.1E	Certain Permitted Encumbrances
Schedule 1.1F	Preliminary Title Commitment
Schedule 1.1G	Purchaser's Required Consents
Schedule 1.1H	Purchaser's Required Regulatory Approvals
Schedule 1.1I	[Intentionally omitted]
Schedule 1.1J	Seller's Required Consents
Schedule 1.1K	Seller's Required Regulatory Approvals
Schedule 2.1(a)	Owned Immovable Property
Schedule 2.1(b)	Leased Immovable Property
Schedule 2.1(c)	Tangible Movable Property
Schedule 2.1(d)	Purchased Inventory; Form of Inventory Report
Schedule 2.1(e)	Purchased Project Contracts
Schedule 2.1(f)	Permits

-vi-

EXECUTION VERSION

Item	Description
Schedule 2.1(g)	Certain Books and Records
Schedule 2.1(h)	Warranties
Schedule 2.1(i)	Claims and Causes of Action
Schedule 2.1(j)	Prepaid Items
Schedule 2.2(b)	Specified Excluded Assets
Schedule 2.2(c)	Specified Excluded Contracts
Schedule 2.2(j)	Cleco Marks
Schedule 3.7	Allocation
Schedule 4.4	Compliance With Laws
Schedule 4.5	Certain Permit Matters
Schedule 4.6	Litigation
Schedule 4.7	Material Contracts
Schedule 4.8	Purchased Project Contract Matters
Schedule 4.10	Owned Immovable Property
Schedule 4.11	Leased Immovable and Movable Property
Schedule 4.13	Intellectual Property
Schedule 4.15(a)	Hazardous Substances; Environmental Conditions
Schedule 4.15(b)	Compliance with Environmental Laws
Schedule 4.15(c)	Asbestos
Schedule 4.15(d)	Environmental Reports
Schedule 4.15(f)	Environmental Permit Matters
Schedule 4.15(g)	Environmental Insurance Policies
Schedule 4.15(h)	Remediation of Environmental Conditions
Schedule 4.15(i)	Emissions Allowances Rights
Schedule 4.16	Tax Matters
Schedule 4.18(a)	Employee Benefit Plans
Schedule 4.22	Adverse Change to Purchased Assets
Schedule 6.4	Exceptions to Conduct Pending Closing
Schedule 8.7	Certain Title Insurance Exceptions

-vii-

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

    THIS PURCHASE AND SALE AGREEMENT, dated as of January 28, 2004, is made and entered into by and between Perryville Energy Partners, L.L.C., a limited liability company organized and existing under the laws of the State of Delaware ("Seller"), and Entergy Louisiana, Inc., a corporation organized and existing under the laws of the State of Louisiana ("Purchaser").

RECITALS

    A.        Seller owns the Project (such term and all other capitalized terms used and not otherwise defined in these Recitals have the meaning ascribed in 0).

    B.        Seller desires to sell and assign, and cause the Assigning Affiliates to sell and assign, to Purchaser, and Purchaser desires to purchase and assume from Seller and the Assigning Affiliates, respectively, all of Seller's and the Assigning Affiliates' right, title and interest in, to and under the Project and certain properties and assets associated therewith or ancillary thereto, on the terms and subject to the conditions hereinafter set forth.

    C.        Seller and Purchaser are entering into this Agreement to evidence their respective duties, obligations and responsibilities in respect of the purchase and sale and related transactions contemplated by this Agreement and the Ancillary Agreements (collectively, the "Transactions").

    D.        Seller has filed a voluntary petition initiating a case under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the "Case") and intends that the Transactions shall be implemented through the filing of a motion for the sale of the Purchased Assets pursuant to Sections 363 and 365 of the Bankruptcy Code in accordance with the terms of this Agreement, in which case the consummation of the Transactions shall be subject to the entry by the Bankruptcy Court of the Approval Order, approving the Transactions.

    E.         Until the Closing, Seller intends to continue in the management and possession of its properties as a debtor in possession in the Case pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code and subject to the terms and conditions of this Agreement.

    NOW, THEREFORE, in consideration of the foregoing recitals and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

    Section 1.1      Certain Defined Terms.  The following terms when used in this Agreement (or in the Schedules and Exhibits to this Agreement) with initial letters capitalized have the meaning ascribed below:

EXECUTION VERSION

    "AAA" has the meaning set forth in Section 11.8(c).

    "Accepted Electrical Practices" means those practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment and in light of the facts known at the time a decision is made, could have been expected to accomplish a desired result at reasonable cost consistent with good business practices, reliability, safety and expedition.  Accepted Electrical Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of others, but rather to those practices, methods and acts generally accepted or approved by a significant portion of the electric utility industry in the relevant region, during the relevant time period, as described in the immediately preceding sentence.

    "Acquisition Proposal" means a proposal involving any Person other than Purchaser or any of its Affiliates and Seller or any of its Affiliates and relating to any merger, consolidation, business combination, sale of all or substantially all of Seller's assets, sale of equity interests or any restructuring, recapitalization, investment, or similar transaction (whether through a plan of reorganization or otherwise) involving Seller or any significant portion of the Purchased Assets, the Project or the Business.

    "Adjustment Sections" has the meaning set forth in Section 3.3(a).

    "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

    "After-Tax Basis" means on a basis that will make the Indemnitee economically whole after taking into account the combined Taxes that the Indemnitee must pay on account of (i) incurring the loss giving rise to an indemnity payment and (ii) receiving such indemnity payment.  In case of an indemnity payment subject to Income Tax, the highest Statutory Rate will be used to determine the After-Tax Basis.

    "Agreement" means this Purchase and Sale Agreement, together with the Schedules and Exhibits hereto.

    "Allocation" has the meaning set forth in Section 3.7.

    "Alternative Transaction" means any transaction or transactions not resulting in the sale of the Purchased Assets to Purchaser or to a Qualifying Bidder (as defined in the Bidding Procedures Order) pursuant to the terms of this Agreement and the Bidding Procedures Order, regardless of form, and shall include, without limitation, a Recapitalization or any plan of reorganization of Seller.

EXECUTION VERSION

    "Ancillary Agreements" means (i) the Guaranty, (ii) the Bill of Sale, (iii) the Assignment and Assumption Agreement, (iv) the Cash Sale, (v) the CCGT LTSA Substitute Agreement, (vi) the CCGT LTSA Termination Agreement, (vii) the CT LTSA Substitute Agreement, (viii) the CT LTSA Termination Agreement, (ix) the Interim Power Purchase Agreement, (x) the Parts Title and Indemnity Agreement, (xi) the Notice of Renunciation and Indemnity and (xi) any additional agreements and instruments of sale, transfer, conveyance, assignment and assumption that may be executed and delivered by any Party or any Affiliate thereof at the Closing, if any.

    "Approval Order" has the meaning set forth in Section 6.5(a)

    "Assigning Affiliate" means Guarantor, CGS, Cleco Midstream or any other Affiliate of Seller that is a party to any Purchased Project Contract or has any right, title or interest in, to, or under the Project or any assets owned, held or used primarily in connection with the Business, as the case may be.

    "Assignment and Assumption Agreement" means, collectively, the Assignment and Assumption Agreements, each substantially in the form of Exhibit A, to be executed and delivered by Seller, the applicable Assigning Affiliates and Purchaser at the Closing.

    "Assumed Liabilities" has the meaning set forth in Section 2.3.

    "Avoidance Action" means any right, remedy, claim, or cause of action, whether at law, in equity, or otherwise of or on behalf of the Debtors arising under Chapter 5 of the Bankruptcy Code or any other similar nonbankruptcy law.

    "Bankruptcy Code" means Title 11 of the United States Code.

    "Bankruptcy Court" means the United States Bankruptcy Court for the Western District of Louisiana or any other court having jurisdiction over the Case from time to time.

    "Bidding Procedures" has the meaning set forth in Section 6.6.

    "Bidding Procedures Order" has the meaning set forth in Section 6.5(a).

    "Bill of Sale" means, collectively, (a) the Bill of Sale providing for transfer with warranty of title and (b) the Bill of Sale providing for transfer without warranty of title, each substantially in the form of Exhibit B, to be executed and delivered by Seller and the applicable Assigning Affiliates at the Closing.

    "Business" means the business of generating, selling and delivering electric energy and providing Other Associated Electric Products from the Project.

    "Business Day" means any day on which Federal Reserve member banks in New York, New York are open for business; and a Business Day shall commence at 8:00 a.m. and close at 5:00 p.m., local time, at the location of each Party's principal place of business, or at such other location as the context may require.

EXECUTION VERSION

    "Cap Ex/O&M Budget" means the budget of ongoing expenditures for the operation and maintenance of, and capital improvements to, the Project and the Project Site set forth in Schedule 1.1A.

    "Case" has the meaning set forth in the Recitals.

    "Cash Sale" means one or more Acts of Cash Sale, substantially in the form of Exhibit C, conveying each of the Owned Immovable Properties included in the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances, with legal descriptions suitable for conveyance of such Owned Immovable Properties of record, to be executed and delivered by Seller at the Closing.

    "CCGT LTSA" means that certain Amended and Restated Long Term Service Agreement dated as of May 21, 2002, by and between Seller and GEII.

    "CCGT LTSA Substitute Agreement" means that certain Second Amended and Restated Long Term Service Agreement for Combined Cycle Generating Units, dated January 27, 2004, between GEII and Purchaser that was executed and delivered on or before the Effective Date and that will become effective as of the Closing, a true and correct copy of which is attached as Exhibit D-1.

    "CCGT LTSA Termination Agreement" means that certain CCGT LTSA Termination Agreement, dated January 27, 2004, between GEII and Seller that was executed and delivered on or before the Effective Date and that will terminate the CCGT LTSA effective upon the Closing, a true and correct copy of which is attached as Exhibit D-2.

    "CGS" means Cleco Generation Services LLC, a Louisiana limited liability company.

    "Chapter 11 Expenses" means the costs incurred and expenses paid or payable by Seller or any Affiliate in connection with the administration of the Case, including, without limitation: (a) fees and expenses related to any debtor-in-possession financing, (b) obligations to pay professional and other fees and expenses in connection with the Case (including, without limitation, fees of attorneys, accountants, investment bankers, financial advisors, noticing agents, and consultants retained by Seller or any Affiliate thereof, any creditors' or equityholders' committee, or any debtor-in-possession or pre-petition lender, and any compensation for making a substantial contribution to the Case), (c) fees and expenses payable to the United States Trustee or the Clerk of the Bankruptcy Court under Section 1930 of title 28, United States Code, and (d) expenses of members of any creditors' or equity holders' committee.

    "Cleco Marks" means the name and mark "Cleco" and any trademark, trade name or service mark related thereto owned by Seller or Guarantor.

    "Cleco Midstream" means Cleco Midstream Resources, LLC, a Louisiana limited liability company.

    "Closing" has the meaning set forth in Section 3.1.

    "Closing Adjustment" has the meaning set forth in Section 3.5(a).

EXECUTION VERSION

    "Closing Date" has the meaning set forth in Section 3.1.

    "Closing Inventory Report" means an Inventory Report dated as of the Closing Date.

    "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1986.

    "Code" means the Internal Revenue Code of 1986, as amended.  All citations to the Code, or the Treasury Regulations promulgated thereunder, shall include, any amendments or any substitute provisions thereto.

    "Collective Bargaining Agreement" means any agreement between an employer or a group of employers and a designated bargaining representative for employees concerning certain terms and conditions of employment.

    "Commercially Reasonable Efforts" means efforts which are reasonably within the contemplation of the Parties at the time of entering into this Agreement and which do not require the performing Party to expend funds or incur obligations other than expenditures which are customary and reasonable in transactions of the kind and nature contemplated by this Agreement in order for the performing Party to satisfy its obligations hereunder.

    "Confidentiality Agreement" means that certain Confidentiality Agreement, dated as of May 1, 2003, entered into by and among ESI, MAEM and Seller.

    "Construction and Term Loan Agreement" has the meaning set forth in the definition of "Senior Loan Documents" in this 0.

    "Consumables" means any and all of the following items intended to be used or consumed at the Project in the ordinary course of the conduct of the Business:  lubricants, chemicals, fluids, lubricating oils, supplies, filters, fittings, connectors, seals, gaskets, hardware, wire and other similar materials; maintenance, shop and office supplies; and all associated materials, supplies, software and other goods and other similar items of movable property.

    "CT LTSA" means that certain Long Term Service Agreement for Single Peaking Unit, dated January 31, 2000, by and between Seller, as assignee of Southern Energy, Inc. and GEII.

    "CT LTSA Substitute Agreement" means that certain Restated Long Term Service Agreement for single Peaking Unit, dated January 27, 2004, between GEII and Purchaser that was executed and delivered on or before the Effective Date and that will become effective upon the Closing, a true and correct copy of which is attached hereto as Exhibit D-3.

    "CT LTSA Termination Agreement" means that certain CT LTSA Termination Agreement, dated January 27, 2004, between GEII and Seller that was executed and delivered on or before the Effective Date and that will terminate the CT LTSA effective upon the Closing, a true and correct copy of which is attached as Exhibit D-4.

    "Damaged Portion" has the meaning set forth in Section 6.13(c).

EXECUTION VERSION

    "Debt" of any specified Person means: (a) any and all liabilities and obligations of any Person (i) for borrowed money (and any refinancing thereof, including the current portion thereof), (ii) under or related to any reimbursement obligation relating to a letter of credit, bankers' acceptance or note purchase facility, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) for the payment of money relating to a lease or instrument that is required to be classified as a capitalized/finance lease obligation in accordance with GAAP, (v) for all or any part of the deferred purchase price of property or services (other than trade payables), (vi) under or related to any DIP Arrangement, and (vii) under or related to any agreement that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, forward foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, swaption, currency option or other similar agreement (including any option to enter into any of the foregoing), and (b) any and all liabilities and obligations of others described in the preceding clause (a) that such Person has guaranteed or that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person.  For purposes of this Agreement, Debt shall include any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties, and fees or expenses (including, without limitation, attorneys' fees) associated with any Debt.

    "Dispute" has the meaning set forth in Section 11.8(a).

    "DIP Arrangement" means a debtor-in-possession financing facility or cash collateral arrangement in the Case for Seller.

    "Effective Date" means the date on which this Agreement has been executed and delivered by Seller and Purchaser.

    "Emission Allowances" means all authorizations to emit specified units of Hazardous Substances from the Project or the Project Site, which units are established by a Governmental Authority with jurisdiction over the Project or the Project Site under Environmental Law, including without limitation under (i) an air pollution control and emission reduction program designed to mitigate global warming or interstate or intrastate transport of air pollutants, (ii) a program designed to mitigate impairment of surface waters, watersheds, or groundwater, or (iii) any pollution reduction program with a similar purpose, in each case regardless of whether the Governmental Authority establishing such authorizations designates such authorizations by a name other than "allowances."

    "Employee" means any Person who is considered by applicable Law or by Guarantor, Seller, CGS or any of their Affiliates as an employee and who is employed in positions at or, if employed at another location, who performs substantially all of his or her work in support of, the Project.

    "Employee Plan" has the meaning set forth in Section 2.2(d).

    "Encumbrances" means any and all mortgages, pledges, claims, liens, security interests, options, warrants, purchase rights, conditional and installment sales agreements, easements,

EXECUTION VERSION

activity and use restrictions and limitations, exceptions, rights-of-way, deed restrictions, defects or imperfections of title, encumbrances and charges of any kind.

    "Entergy Operating Companies" means Entergy Arkansas, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., Entergy Gulf States, Inc., and Entergy New Orleans, Inc.

    "Entergy Transmission System" means all of the interconnected transmission facilities owned by the Entergy Operating Companies.

    "Environment" means, without limitation, any of the following media and any living organism or system supported by such media: (a) land, including surface land, sub-surface strata, sea bed and riverbed under water (as defined in clause (b) hereof) and any natural or man-made structures; (b) water, including coastal and inland waters, navigable waters, surface waters, ground waters, drinking water supplies and waters in drains and sewers, surface and sub-surface strata; and (c) air, including indoor and outdoor air and air within buildings and other man-made or natural structure above or below ground.

    "Environmental Claim" means, without limitation, any pending or threatened written or oral notice, claim, demand or other communication by any Person alleging or asserting a Party's actual or potential liability for investigation, response, investigation costs, cleanup costs, compliance costs, enforcement costs, response costs, suits (whether in law or in equity), defense costs, capital expenditures (whether incurred to construct, alter, replace or modify any of the Purchased Assets as necessary for a Party to perform its obligations under this Agreement or otherwise) or the funding necessary therefor, actual damages, consequential damages, punitive damages, claims for contribution or indemnity, damages to natural resources or other property, personal injuries (including those arising from or related to toxic torts), fines or penalties, based on or resulting from, in whole or in part: (a) the presence or Release of any Hazardous Substances at any location, whether or not on property owned by such Person; (b) circumstances forming the basis of any violation, alleged violation or legal obligation pursuant to any Environmental Law; or (c) claims for Remediation or costs associated with Remediation.

    "Environmental Condition" means (a) the presence or Release of a Hazardous Substance in the Environment except as Released in compliance with all Environmental Laws with respect to the Project or the Project Site (wherever migrating) for which there is an obligation by Seller under Environmental Law to engage in any monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, reporting, response or restorative work, or concerning which a Governmental Authority with jurisdiction over such matter has required or may require the foregoing activities by Seller under Environment Laws, or (b) a violation of Environmental Law by Seller, as addressed in clause (a), whether discovered or not.

    "Environmental Consultant" means Providence Engineering & Environmental Group LLC or such other environmental consulting firm as shall be mutually acceptable to the Parties and jointly retained by Seller and Purchaser for purposes of this Agreement.

"Environmental Laws" means all federal, state and local civil and criminal statutes, regulations, rules, ordinances, codes, decrees, judgments, or judicial or administrative orders or common law relating to pollution or protection of the environment, natural resources or human

EXECUTION VERSION

health and safety, as the same may be amended or adopted, including, without limitation, laws relating to Releases of Hazardous Substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport, disposal or handling of Hazardous Substances, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Surface Mining Control and Reclamation Act of 1977, 30 U.S.C. § 1201 et seq.; any similar laws of the State of Louisiana or of any other Governmental Authority having jurisdiction over the Project or the Project Site.

    "Environmental Liabilities" means any Environmental Loss of Seller which (i) arises under or relates to any Environmental Condition or Environmental Claim, or (ii) is attributable to actions occurring or conditions existing on or prior to the Closing Date in violation of any Environmental Laws.

    "Environmental Loss" means, without limitation, all liabilities, losses, claims, debts, assessments, deficiencies, charges, demands, fines, penalties, costs, expenses, damages, natural resource damages, reasonable fees and disbursements of counsel, costs of Remediation, liens or other claims against property or improvements thereon for work, labor or services performed with respect thereto or other obligations of any kind, character or description (whether absolute, contingent, matured, liquidated, unliquidated, accrued, known, unknown, direct, indirect, derivative or otherwise) and expressly including those related to an indemnified Party's own negligence, pertaining or relating directly or indirectly, in whole or in part, to an Environmental Claim or Environmental Condition.

    "Environmental Permits" means any federal, state or local permit, license, approval, consent or authorization required by any Governmental Authority under or in connection with any Environmental Law, and includes without limitation any and all orders, consent orders or binding agreements issued or entered into by a Governmental Authority under any applicable Environmental Law relating to the Project or the Project Site.

    "Environmental Reports" means any environmental audit, environmental risk assessment, environmental site assessment or other investigation of Environmental Conditions at the Project or the Project Site, whether prepared by or on behalf of Seller or in its possession, custody or control.

    "ERISA" has the meaning set forth in Section 2.2(d).

    "ESI" means Entergy Services, Inc., a Delaware corporation, as agent for one or more of the Entergy Operating Companies, pursuant to that certain System Agreement, dated as of January 1, 2000, by and among said Entergy Services, Inc. and the Entergy Operating Companies.

EXECUTION VERSION

    "Estimated Closing Adjustment" has the meaning set forth in Section 3.5(a).

    "Estimated Closing Statement" has the meaning set forth in Section 3.5(a).

    "EWG" has the meaning set forth in Section 4.19.

    "Excluded Assets" has the meaning set forth in Section 2.2.

    "Excluded Design Liability" means an Excluded Liability based in whole or in part on the design or construction of the Purchased Assets, including the Project, to the extent arising after the Closing Date.

    "Excluded Liabilities" has the meaning set forth in Section 2.4.

    "FERC" means the Federal Energy Regulatory Commission as established by the Department of Energy Organization Act of 1977, 42 U.S.C. §7171, as amended, or its regulatory successor, as applicable.

    "Final Allocation" has the meaning set forth in Section 3.7.

    "Final Order" means an order of the Bankruptcy Court or other court of competent jurisdiction: (a) as to which no appeal or notice of appeal shall have been timely filed and no motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial, request for stay, motion or petition for reconsideration, application or request for review, or other similar motion, application, notice or request shall have been filed within the time for appeal or notice of appeal (collectively, a "Challenge"), or, if there has been a Challenge, it has been disposed of in a manner that upholds and affirms the subject order in all respects without the possibility for any further appeal therefrom; (b) as to which the time for instituting or filing an appeal shall have expired; and (c) as to which no stay is in effect.

    "GAAP" means United States generally accepted accounting principles as in effect from time to time, applied on a consistent basis.

    "GEII" means General Electric International Inc., a Delaware corporation.

    "Governmental Authority" means any federal, state, local, foreign or other government; any governmental, regulatory or administrative agency, commission, body or other authority or other governmental or political subdivision thereof exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; any court or governmental tribunal; but does not include Purchaser, Seller, any Affiliate of Purchaser or Seller, or any of their respective successors in interest or any owner or operator of the Project (if otherwise a Governmental Authority).

    "Guarantor" means Cleco Corporation, a Louisiana corporation.

EXECUTION VERSION

    "Guaranty" means that certain Continuing Guaranty, that was executed by Guarantor and delivered by Seller to Purchaser on or before the Effective Date, a true and correct copy of which is attached as Exhibit E.

    "Hazardous Substances" means (a) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos or asbestos-containing material, polychlorinated biphenyls or transformers or other equipment that contains polychlorinated biphenyls, lead-based paint, urea formaldehyde foam insulation, (b) any chemicals, materials, substances or wastes which are defined or regulated as "hazardous substances," "hazardous materials," "hazardous constituents," "restricted hazardous materials," "extremely hazardous substances," "hazardous wastes," "extremely hazardous wastes" "restricted hazardous wastes," "toxic substances," "toxic pollutants," "toxic air pollutants," "pollutants," "contaminants" or words of similar meaning and regulatory effect, including without limitation as the foregoing may be defined under any Environmental Law and (c) any other chemicals, materials, wastes or substances, the exposure to or treatment, storage, transportation, disposal or Release of which is prohibited, limited or regulated by any Environmental Law.

    "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

    "Immovable Property" means the Owned Immovable Property and the Leased Immovable Property.

    "Income Tax" means any Tax imposed by any Governmental Authority (i) based upon, measured by or calculated with respect to gross or net income, profits or receipts (including municipal gross receipt Taxes, capital gains Taxes and minimum Taxes) or (ii) based upon, measured by or calculated with respect to multiple bases (including corporate franchise Taxes) if one or more of such bases is described in clause (i), in each case together with any interest, penalties or additions attributable to such Tax.

    "Indemnifiable Claim" has the meaning set forth in Section 7.6.

    "Indemnitee" has the meaning set forth in Section 7.3.

    "Indemnitor" has the meaning set forth in Section 7.3.

    "Independent Accounting Firm" means such independent accounting firm as is mutually appointed by Seller and Purchaser for purposes of this Agreement.

    "Independent Contractor" means any Person working at or, providing services or consulting in any capacity or manner for or related to the Project and who is considered under applicable Laws or by Guarantor, Seller, CGS or any of their Affiliates as an independent contractor, agent or consultant for the Guarantor, Seller, CGS or any of their Affiliates.

    "Initial Purchase Price" has the meaning set forth in Section 3.2.

    "Intellectual Property Rights" has the meaning set forth in Section 4.13.

    "Intercompany Arrangements" has the meaning set forth in Section 2.2(l).

EXECUTION VERSION

    "Interconnection Facilities" means all structures, facilities, equipment, auxiliary equipment, devices and apparatus directly or indirectly required and installed to interconnect and deliver electric energy from the Project to the Delivery Point (as such term may be defined in the relevant interconnection agreement) and including, but not limited to, electric transmission and/or distribution lines, transformation, switching, electric metering equipment, any other metering equipment, communications, and safety equipment, including, but not limited to, equipment required to protect (i) the electrical system to which the Project is connected and its customers from faults occurring at the Project and (ii) the Project from faults occurring on the electrical system to which the Project is connected or on other electrical systems to which such electrical system is directly or indirectly connected.

    "Interim Power Purchase Agreement" means that certain Power Purchase Agreement, dated January 28, 2004, between Seller and ESI, as agent for Purchaser and Entergy Gulf States, Inc., that was executed and delivered on the Effective Date, a true and correct copy of which is attached as Exhibit F.

    "Inventory" means any and all of the following items intended to be used or consumed at the Project in the ordinary course of the conduct of the Business:  new, repaired or refurbished equipment, components, assemblies, sub-assemblies and spare, replacement or other parts; tools, special tools, equipment and other goods and other similar items of movable property.

    "Inventory Report" shall mean an inventory report prepared by Seller in the form set forth in Schedule 2.1(d).

    "Inventory Threshold" has the meaning set forth in Section 3.3(b).

    "Inventory Value" has the meaning set forth in Section 3.3(b).

    "Knowledge" or similar terms used in this Agreement with respect to a Party means: (a) in the case of Seller, the extent of the knowledge, as of the Effective Date (or, with respect to the certificate delivered pursuant to Section 8.6, as of the date of delivery of the certificate), of any individual who (i) is listed in Schedule 1.1B, (ii) is serving or has at any time since January 1, 2000 served as the chief executive officer, the chief financial officer, the chief operating officer, the chief accounting officer, the chief legal officer or general counsel of Seller or Guarantor, or as the plant manager of the Project (or in any similar capacity), or (iii) is serving or has at any time since January 1, 2000 served as any other duly elected officer of Seller or any Affiliate of Seller or in any similar capacity or is an employee or agent of Seller or any Affiliate of Seller who has actually participated in the negotiation or review of this Agreement on Seller's behalf; and (b) in the case of Purchaser, the extent of the knowledge, as of the Effective Date (or, with respect to the certificate delivered pursuant to Section 9.6, the date of delivery of the certificate), of any individual who (i) is listed in Schedule 1.1C, (ii) is serving or has at any time since September 27, 2002 served as the chief executive officer, the chief financial officer, the chief operating officer, the chief accounting officer, the chief legal officer or general counsel of Purchaser, or (iii) is serving or has at any time since September 27, 2002 served as any other duly elected officer of Purchaser or any Affiliate of Purchaser or in any similar capacity or is an employee or agent of Purchaser or any Affiliate of Purchaser who has actually participated in the negotiation or review of this Agreement on Purchaser's behalf.  For purposes of this definition, an individual shall be

EXECUTION VERSION

deemed to have "knowledge" of a particular fact, circumstance or other matter if (x) such individual is or at any time was actually aware of such fact, circumstance or other matter, or (y) a prudent individual could reasonably be expected to discover or otherwise become aware of such fact, circumstance or other matter within the scope and performance of the relevant individual's duties.

    "Laws" means all statutes, rules, regulations, ordinances, orders and codes of any and all Governmental Authorities.

    "Leased Immovable Property" has the meaning set forth in Section 2.1(b).

    "Leased Tangible Movable Property" has the meaning set forth in Section 2.1(c).

    "Liquidated Damages" means a cash payment in the amount of (i) Five Million Dollars ($5,000,000), to the extent the effective date of Purchaser's notice of termination shall be any date from and after the Effective Date to and including the date that is 119 calendar days after the Effective Date, (ii) Seven Million Five Hundred Thousand Dollars ($7,500,000), to the extent the effective date of Purchaser's notice of termination shall be any date from and including the date that is 120 calendar days after the Effective Date to and including the date that is 239 calendar days after the Effective Date, or (iii) Ten Million Dollars ($10,000,000), to the extent the effective date of Purchaser's notice of termination shall be any date after the date that is 239 calendar days after the Effective Date; provided, however, that the amount of Liquidated Damages payable in respect of an event giving rise to Purchaser's right to terminate this Agreement shall be determined by reference to the earliest date on which a termination notice could be effective, regardless of any waiver or delay by Purchaser in the giving of such notice; provided, further, however, that to the extent Purchaser shall at any time have the right to terminate this Agreement pursuant to more than one of the provisions of Section 10.1, and different amounts of Liquidated Damages would be payable depending on which provision of Section 10.1 is made the basis of Purchaser's termination notice, the amount of Liquidated Damages shall be the highest of such amounts.

    "Little Bell Servitude" has the meaning set forth in Section 8.17.

    "Losses" has the meaning set forth in Section 7.1(a).

    "LTSA" means the CCGT LTSA or the CT LTSA and "LTSAs" means both of the foregoing, collectively.

    "MAEM" means Mirant Americas Energy Marketing LP, a limited partnership organized under the laws of the state of Delaware.

    "MAEM/PEP Tolling Agreement" means that certain Tolling Agreement by and between Seller and MAEM, dated as of April 30, 2001, as amended by the First Amendment to Tolling Agreement, dated as of February 1, 2002, and Second Amendment to the Tolling Agreement, dated August 23, 2002.

    "Material Adverse Effect" with respect to Seller, has the meaning set forth in clause (a) or clause (b) of this definition, and with respect to Purchaser, has the meaning set forth in clause (a) of this definition:  (a) any

EXECUTION VERSION

event, circumstance or condition materially impairing a Party's or Guarantor's authority, right, or ability to consummate the Transactions; or (b) any change (or changes changes taken together) in, or effect on, the Project that is materially adverse to the operations or physical condition of the Project, or the business, assets, properties, financial condition or results of operations of the Business, including any change (or changes taken together) or effect related to the Project that (i) requires, or could reasonably be expected to require, the expenditure within two (2) years after the Closing Date of $1,700,000 or more individually or $3,400,000 or more in the aggregate, (ii) causes or could reasonably be expected to cause a diminution in value of any of the Purchased Assets of $1,700,000 or more individually or $3,400,000 or more in the aggregate, or (iii) causes, or could reasonably be expected to cause, an increase in the amount or cost of paying, performing or otherwise discharging any of the Assumed Liabilities of $1,700,000 or more individually or $3,400,000 or more in the aggregate, but excluding (1) any change (or changes taken together) in national or regional or electric industry economic conditions generally affecting the national or regional electric industry as a whole and not affecting the Project materially differently from other gas-fired generation facilities located in the SERC Region, (2) any change (or changes taken together) in the price of natural gas generally prevailing in the SERC Region, or (3) any change (or changes taken together) or effect resulting from the transmission upgrade requirements associated with acquiring firm network transmission service for the Project.

    "Mirant" shall mean Mirant Corporation.

    "Monthly Financial Report" shall mean a report substantially in the form attached as Schedule 1.1A, prepared by Seller and delivered to Purchaser not more than fifteen (15) days following the last day of each calendar month following the execution of this Agreement and prior to the Closing, which shall include financial statements of Seller, including a statement of cash flows, for the month to which such Monthly Financial Report relates, and a statement of balances in cash reserve accounts as of the end of such month, together with supporting documentation setting forth in detail the nature of each capital expenditure during such month.

    "Movable Property" has the meaning set forth in Section 4.9.

    "Nonassignable Asset" has the meaning set forth in Section 2.5(a).

    "Notice of Claim" has the meaning set forth in Section 7.3.

    "Notice of Renunciation and Indemnity" has the meaning set forth in Section 8.17.

    "Off-Site Location" means any immovable property other than the Immovable Property.

    "Other Associated Electric Products" means all of the services and products associated with capabilities or operational attributes or regulatory treatment of a generating unit, including but not limited to the capability to provide ancillary services, reserves, operational functions, receipt or allocation or emissions allowances and other services and products.

    "Owned Immovable Property" has the meaning set forth in Section 2.1(a).

EXECUTION VERSION

   "Participating Entergy Operating Company" means Purchaser, Entergy Gulf States, Inc. and any other Entergy Operating Company that becomes (or is expected to become) a permitted assignee of or successor to Purchaser hereunder on or before the Closing Date, or purchases (or is expected to purchase) any portion of the output of the Project from and after the Closing and is designated by Purchaser as a "Participating Entergy Operating Company" in a written notice to Seller not more than one hundred twenty (120) days after the Effective Date.

    "Participating Entergy Operating Company Transactions" means any and all proposed purchase and sales of capacity, energy and/or Other Associated Electric Products of or from the Project at any time or from time to time after the Closing by any of the Participating Entergy Operating Companies.

    "Parts Title and Indemnity Agreement" means that certain Parts Title and Indemnity Agreement, dated January 27, 2004, between Seller and GEII.

    "Party" means Seller or Purchaser, as the context requires; "Parties" means, collectively, Seller and Purchaser.

    "PEH" means Perryville Energy Holdings LLC.

    "Permits" has the meaning set forth in Section 2.1(f); provided, however, that Permits also shall include any Environmental Permits set forth in Schedule 2.1(f).

    "Permitted Encumbrances" means (i) liens for Property Taxes and other governmental charges and assessments which are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings as described in Part I of Schedule 1.1E, (ii) all exceptions, restrictions, easements, charges, rights-of-way and monetary and nonmonetary Encumbrances which are set forth in any Permit, (iii) mechanics', materialmens', laborers', carriers', workers', repairers' and other similar liens arising in the ordinary course of business for sums not yet due and payable, so long as the amount of any such sum in respect of which any such lien shall have arisen does not exceed $ 50,000, individually, and all such sums do not exceed $250,000 in the aggregate, (iv) liens, charges, claims, pledges, security interests, equities and other Encumbrances which will be and are discharged or released either prior to, or simultaneously with, the Closing, (v) Encumbrances listed in Part II of Schedule 1.1E, (vi) Encumbrances with respect to any of the Purchased Assets and created by or resulting from the acts or omissions of Purchaser limited in the case of the preceding clauses (i) through (v) to only those encumbrances as, individually or in the aggregate, do not have and could not reasonably be expected to have, a Material Adverse Effect.

    "Person" means an individual, partnership, joint venture, corporation, limited liability company, trust, association or unincorporated organization, any Governmental Authority, or any other entity.

    "Personal Rights of Use" means the personal rights of use granted to Seller for the benefit of Immovable Property, as specified in Schedule 2.1(a).

    "Petition Date" means the date on which Seller filed a voluntary petition initiating a case under chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

EXECUTION VERSION

    "Post-Closing Adjustment" has the meaning set forth in Section 3.5(b).

    "Post-Closing Statement" has the meaning set forth in Section 3.5(b).

    "Pre-Closing Environmental Assessment" means an environmental site assessment with respect to the Project and the Project Site, dated not more than ninety (90) days prior to the Closing Date, prepared by the Environmental Consultant and in form and substance satisfactory to Purchaser, in Purchaser's reasonable discretion.

    "Preliminary Title Commitment" means the Preliminary Title Commitment of the Title Insurer, dated June 11, 2003, and obtained by and issued in the name of Purchaser, a copy of which is attached hereto as Schedule 1.1F.

    "Prepaid Items" has the meaning set forth in Section 2.1(j).

    "Project" means the natural gas fueled electrical generation plant consisting of one (1) combined cycle unit and one (1) simple cycle unit having a combined total output of approximately seven hundred eighteen (718) MW located in Ouachita Parish, south of Perryville, Louisiana, together with all related assets and properties, real, personal and mixed, and; improvements thereon, certain of which are located in Morehouse Parish, Louisiana, and interests therein (to the extent of Seller's or any of its Affiliates' interest), including ancillary equipment, Interconnection Facilities and Protective Apparatus and any additions thereto or replacements thereof.

    "Project Contract" means any contract, agreement, arrangement, license or lease of any nature to which Seller is a party, or which relates to any of the Purchased Assets, or to which CGS, Cleco Midstream, Guarantor or any other Affiliate of Seller is a party and which relates in any material respect to the Project, other than the Senior Loan Documents and the Subordinated Financing Documents.

    "Project Debt" means any liability representing indebtedness for money borrowed (or any refinancing thereof) by Seller or any of its Affiliates related to the Purchased Assets, including the Project and any obligation for borrowed money (or any refinancing thereof) or the repayment thereof or the payment of interest thereon or any other costs, expenses, fees or charges of any kind whatsoever arising from or relating to the foregoing.

    "Project Insurance Policies" means all insurance policies carried by or for the benefit of Seller or any Affiliate thereof with respect to the ownership, operation or maintenance of the Project, including all liability, property damage, self insurance arrangements, retrospective assessments and business interruption policies in respect thereof.

    "Project Site" means the approximately 121 acre parcel of land upon which the Project is located, in Ouachita Parish, south of Perryville, Louisiana, together with certain improvements located in Morehouse Parish, Louisiana.

    "Property Tax" means any Tax resulting from and relating to the assessment of real or personal property by any Governmental Authority.

EXECUTION VERSION

    "Proposed Post-Closing Adjustment" has the meaning set forth in Section 3.5(b).

    "Protective Apparatus" means such equipment and apparatus, including, but not limited to, protective relays, circuit breakers and the like, necessary or appropriate to isolate the Project from the electrical system to which they are connected consistent with Accepted Electrical Practices.

    "Purchase Price" has the meaning set forth in Section 3.3(a).

    "Purchased Assets" has the meaning set forth in Section 2.1.

    "Purchased Inventory" has the meaning set forth in Section 2.1(d).

    "Purchased Project Contracts" has the meaning set forth in Section 2.1(e).

    "Purchaser" has the meaning set forth in the introductory paragraph of this Agreement.

    "Purchaser Claims" has the meaning set forth in Section 7.1(a).

    "Purchaser Financial Statements" has the meaning set forth in Section 5.6.

    "Purchaser Group" has the meaning set forth in Section 7.1(a).

    "Purchaser's Required Consents" means the notices to or the consents, waivers or releases of any Person other than a Governmental Authority required by Purchaser to be made or obtained by or on behalf of Purchaser or any Participating Entergy Operating Company prior to consummation of the Transactions, as specified in Schedule 1.1G.

    "Purchaser's Required Regulatory Approvals" means (a) the notices to, filings with, or approvals, statements, waivers, consents or authorizations of or from any Governmental Authority of competent jurisdiction over any of the Parties, any Participating Entergy Operating Company, any other Affiliates of Purchaser or the Project that are required (i) for Purchaser to consummate the Transactions, as specified in Part I of Schedule 1.1H or (ii) by Purchaser to be made or obtained by or on behalf of Purchaser or any of the Participating Entergy Operating Companies prior to the Closing, as specified in Part I of Schedule 1.1H, and (b) approval from each of the Governmental Authorities having jurisdiction over Purchaser's or any of the Participating Entergy Operating Companies' retail operations, as specified in Part II of Schedule 1.1H, of either: (i) the Transactions and the Participating Entergy Operating Company Transactions, including approval of the consummation thereof and of the full recovery of all costs associated with the Transactions and the Participating Entergy Operating Company Transactions (through base rates, fuel adjustment charges, and/or such other rates or charges as may be applied pursuant to a rider or otherwise, provided that the provisions for full recovery of all costs are acceptable to Purchaser and/or the Participating Operating Companies in their sole discretion) pursuant to a finding that the consummation of the Transactions by Purchaser, and the consummation of the Participating Entergy Operating Transactions by Purchaser and the Participating Entergy Operating Companies, is prudent, or (ii) such other regulatory treatment as is deemed acceptable to Purchaser and the Participating Entergy Operating Companies in the exercise of their sole discretion.

EXECUTION VERSION

    "Recapitalization" means a transaction pursuant to which the holders of the Debt of Seller obtain a majority of the equity interests of Seller or all or substantially all of the assets of Seller in exchange for such Debt.

    "Release" shall have the meaning set forth in Environmental Laws, but also shall include without limitation any threatened release, spill, leak, discharge, abandonment, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping, depositing, dispersing, allowing to escape or migrate into or through the Environment or the Project Site of any Hazardous Substance.  The term "Released" shall have a corresponding meaning.

    "Remediation" (including, with correlative meaning, "Remediated") means any action of any kind to address an Environmental Condition, or the Release or the presence of Hazardous Substances in the Environment at the Project Site or any Off-Site Location, including the following: (i) monitoring, investigation, assessment, treatment, cleanup, containment, remediation, removal, mitigation, response or restoration work; (ii) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such work; (iii) preparing and implementing any plans or studies for such work; (iv) obtaining a written notice from a Governmental Authority with jurisdiction under applicable Environmental Laws that no material additional work is required by such Governmental Authority; (v) any response to, or preparation for, any inquiry, order, hearing or other proceeding by or before any Governmental Authority with respect to any such Environmental Condition, Release or presence of Hazardous Substances; and (vi) any other activities reasonably determined by Seller to be necessary or appropriate or required under Environmental Laws to address an Environmental Condition, the presence of or Release of Hazardous Substances in the Environment at the Project Site or any other Off-Site Location.

    "Rules" has the meaning set forth in Section 11.8(c).

    "Sale Motion" has the meaning set forth in Section 6.5(a).

    "Scheduled Adjustment Date" has the meaning set forth in Section 3.6.

    "Seller" has the meaning set forth in the introductory paragraph of this Agreement.

    "Seller Claims" has the meaning set forth in Section 7.2(a).

    "Seller Financial Statements" has the meaning set forth in Section 4.21.

    "Seller Group" has the meaning set forth in Section 7.2(a).

    "Seller's Required Consents" means the notices to or the consents, waivers or releases of any Person other than a Governmental Authority that are required by Seller to be made or obtained by or on behalf of Seller or Guarantor prior to the consummation of the Transactions, as specified in Schedule 1.1J.

    "Seller's Required Regulatory Approvals" means the notices to, filings with, or approvals, waivers, consents or authorizations of or from any Governmental Authority of competent jurisdiction over any of the Parties, any Affiliate of Seller or the Project that are required (i) for Seller to consummate the Transactions,

EXECUTION VERSION

as specified in Schedule 1.1K and (ii) by Seller to be made or obtained by or on behalf of Seller or Guarantor prior to the Closing, as specified in Schedule 1.1K.

    "Senior Loan Documents" shall mean the Construction and Term Loan Agreement, dated as of June 7, 2001, among KBC Bank N.V., New York Branch, as Agent (the "Agent"), the Banks (as defined therein) and Seller, as amended by (i) that certain Amendment dated as of August 16, 2001, among Seller, the Banks and the Agent, (ii) that certain Consent and Amendment Agreement, dated as of February 1, 2002, among Seller, the Agent, the Banks, KBC Bank N.V., New York Branch, as Depository Bank ("Depository Bank"), MAEM, Mirant, and Guarantor, (iii) that certain Consent and Amendment Agreement, dated as of June 20, 2002, among Seller, the Agent, the Banks, MAEM, Mirant and Guarantor, (iv) that certain Amendment Agreement, dated as of August 14, 2002, among Seller, the Banks and the Agent, (v) that certain Consent and Amendment Agreement, dated as of August 23, 2002, among the Agent, the Banks, the Depository Bank, Seller, PEH, MAEM, and Mirant, (vi) that certain Amendment and Waiver Agreement, dated as of September 9, 2002, among Seller, the Agent, the Depository Bank and the Banks and (vii) that certain Consent, Waiver and Amendment Agreement, dated as of September 30, 2002, among Seller, the Agent and the Banks, (as so amended, the "Construction and Term Loan Agreement") and the Equity Contribution Agreement, the Notes, the Fee Letter, any Secured Interest Rate Protection Agreement, the Security Documents, and Debt Reserve Support Instrument, all as defined in the Construction and Term Loan Agreement.

    "SERC Region" means the North American Electric Reliability Council region served by the members of the Southeastern Electric Reliability Council.

    "SO2 Emission Allowance" means (i) an authorization by the USEPA under the Federal Clean Air Act, 42 U.S.C. Section 7401, et seq., to emit up to one ton of sulfur dioxide during or after a specified calendar year, or (ii) an authorization by the Louisiana Department of Environmental Quality authorizing the emission of up to one (1) ton of sulfur dioxide during or after a specified calendar year under an existing or future SO2 Emissions Allowance program.

    "Statutory Rate" means the combined federal and state Income Tax rate that would be applied to taxable income taking into account, where applicable, the deductibility of either the federal or state Income Tax to compute the Tax liability for either federal or state purposes.

    "Subordinated Financing Documents" means the Subordinated Loan Agreement, dated as of August 23, 2002, between Mirant Americas, Inc. ("MAI") and Seller, the Promissory Note, dated August 23, 2002, of Seller in favor of MAI, the Security Agreement, dated as of August 23, 2002, between PEH and MAI, and any other agreement, instruments or other documents executed and delivered in connection therewith, in each case as amended.

    "Surviving Intercompany Arrangements" means the Purchased Project Contracts listed or described in Part II of Schedule 2.1(e), if any.

    "Tangible Movable Property" means Owned Tangible Movable Property and Leased Tangible Movable Property.

EXECUTION VERSION

    "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property (including assessments, fees or other charges based on the use or ownership of real property), personal property, transactional, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, including, without limitation, any item for which liability arises as a transferee or secondary liability in respect to any tax (whether imposed by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

    "Tax Return" means any return, report, information return, declaration, claim for refund, or other document, together with all amendments and supplements thereto (including all related or supporting information), required to be supplied to any Governmental Authority responsible for the administration of Laws governing Taxes including information returns or reports with respect to backup withholding and other payments to third parties.

    "Termination Date" has the meaning set forth in Section 10.1(c).

    "Third Party Claim" means a claim by a Person that is not a member of the Seller Group or the Purchaser Group, including any claim for the costs of conducting Remediation, or seeking an order or demanding that a Person undertake Remediation.

    "Title Insurer" has the meaning set forth in Section 8.7.

    "Title Policy" has the meaning set forth in Section 8.7.

    "Transactions" has the meaning set forth in the Recitals.

    "Transfer Tax" means any sales Tax, transfer Tax, transaction Tax, conveyance fee, use Tax, stamp Tax, stock transfer Tax or other similar Tax, including any related penalties, interest and additions thereto.

    "USEPA" means the United States Environmental Protection Agency.

    "USEPA Allowance Tracking System" means the electronic recordkeeping and notification system called "Allowance Tracking System," "ATS," "NOx Allowance Tracking System" or "NATS" which is maintained by the USEPA in order to record, track and monitor transactions in SO2 Emission Allowances and NOx Emission Allowances, the status of SO2 Emission Allowance and NOx Emission Allowance accounts and related matters.

    "WARN Act" means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.

    "Warranties" has the meaning set forth in Section 2.1(h).

EXECUTION VERSION

    Section 1.2      Certain Interpretive Matters.  In this Agreement, unless the context otherwise requires:

        (a)             the singular number includes the plural number and vice versa;

        (b)            reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(c)             reference to any gender includes each other gender;

        (d)            reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;

        (e)             reference to any Article, Section, Schedule or Exhibit means such Article, Section, Schedule or Exhibit of or to this Agreement, and references in any Article, Section, Schedule, Exhibit or definition to any clause means such clause of such Article, Section, Schedule, Exhibit or definition;

        (f)              any accounting term used and not otherwise defined in this Agreement or any Ancillary Agreement has the meaning assigned to such term in accordance with GAAP;

        (g)             "hereunder," "hereof," "hereto" and words of similar import are references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof;

        (h)             "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

        (i)              relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding" and "through" means "through and including";

        (j)              reference to any Law (including statutes and ordinances) means such Law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder;

        (k)             any agreement, instrument, insurance policy, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; and

        (l)              all calculations and computations pursuant to this Agreement shall be carried and rounded to the nearest two (2) decimal places.

EXECUTION VERSION

ARTICLE 2

PURCHASE AND SALE

    Section 2.1          Purchased Assets.

    Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Seller shall, and shall cause the Assigning Affiliates to, sell, convey, assign, transfer and deliver to Purchaser, and Purchaser will purchase and acquire from Seller and the Assigning Affiliates, as applicable, all of Seller's and the Assigning Affiliates' right, title and interest in, to and under the Project and all of Seller's and the Assigning Affiliates' right, title and interest in, to and under other properties, assets and facilities used, or held for use, primarily (or, to the extent set forth below, exclusively) in connection with its ownership of the Project (or, to the extent set forth below, on hand or customarily located at the Project or the Project Site identified or described in a Schedule hereto), each as in existence on the Closing Date, including all of Seller's and the Assigning Affiliates' right, title and interest in, to and under the assets described below, but excluding all Excluded Assets (collectively, the "Purchased Assets") free and clear of all liens, claims and encumbrances, to the fullest extent permitted by Section 363 of the Bankruptcy Code, other than Permitted Encumbrances specified in clause (v) of the definition of such term:

        (a)             The parcels of immovable property and the Personal Rights of Use described in Schedule 2.1(a), and all appurtenances thereto, together with all buildings, fixtures, component parts, other constructions and other improvements thereon and thereto, including all construction work in progress (the "Owned Immovable Property");

        (b)            The immovable property leasehold estates and the related lease or sublease agreements, if any, described in Schedule 2.1(b), and all appurtenances thereto, together with all buildings, fixtures and other improvements thereon and thereto, including all construction work in progress (the "Leased Immovable Property");

        (c)             The machinery, mobile or otherwise, equipment, vehicles, tools, furniture and furnishings, and other tangible movable property that (i) are not Inventory and (ii) are (A) listed or described in Part I of Schedule 2.1(c) or customarily located at the Project or the Project Site (collectively, the "Owned Tangible Movable Property") or (B) leased and listed or described in Part II of Schedule 2.1(c) or customarily located at the Project or the Project Site, together with the related lease or sublease agreements (collectively, the "Leased Tangible Movable Property");

        (d)            The Inventory on hand at the Project (which is not Tangible Movable Property) or listed or described in Schedule 2.1(d) (the "Purchased Inventory") and the Consumables on hand at the Project (which are not Tangible Movable Property);

        (e)             The Project Contracts listed or described in Schedule 2.1(e) (the "Purchased Project Contracts");

EXECUTION VERSION

        (f)              The permits, registrations, licenses, franchises, certificates and other consents, approvals and authorizations of Governmental Authorities listed or described in Schedule 2.1(f) (the "Permits");

        (g)             The books, records, documents, drawings, reports, operating data, operating safety and maintenance manuals, inspection reports, engineering design plans, blueprints, specifications and procedures and similar items located at the Project Site or used primarily in support of the Project and not specifically excluded in Section 2.2 hereof, including any of the foregoing listed or described in Schedule 2.1(g);

        (h)             All warranties and guarantees from third parties on or relating to any of the Purchased Assets, including the warranties and guarantees from manufacturers, contractors, suppliers and other third parties listed or described in Schedule 2.1(h) (the "Warranties");

        (i)              The claims or causes of action against any third parties (including indemnification claims, contribution claims or claims for refunds, prepayments, offsets, recoupment, insurance proceeds, condemnation awards, judgments and the like) listed or described in Schedule 2.1(i);

        (j)              The advance payments, prepayments, prepaid expenses, deposits, credits  or the like listed or described in Schedule 2.1(j) (collectively, the "Prepaid Items");

        (k)             Not less than ten (10) SO2 Emission Allowances in the Project's USEPA Allowance Tracking System individual boiler accounts; and

        (l)              Except for Excluded Assets, all other assets, properties, rights and interests of Seller of every kind, nature and description, whether tangible or intangible, real, personal or mixed, or fixed or contingent, and wherever situated.

    Section 2.2          Excluded Assets.  Nothing in this Agreement will constitute or be construed as conferring on Purchaser, and Purchaser shall not be entitled to purchase or acquire and Seller shall not be obligated to sell or to cause any Assigning Affiliate to sell, any right, title or interest in, to or under the following assets, interests, properties, rights, licenses or contracts (the "Excluded Assets"):

        (a)             Any Tangible Movable Property, Inventory or Prepaid Items to the extent sold, consumed or disposed of prior to the Closing, in each case in the ordinary course of the conduct of the Business consistent with past practice and the provisions of this Agreement, including the provisions of Section 6.4;

        (b)            Any of the assets, properties, rights or interests, owned, used, occupied or held by or for the benefit of Seller that are listed or described in Schedule 2.2(b) or that Purchaser, in a writing or writings delivered to Seller prior to the Closing Date, identifies as not desired by Purchaser to be included within, or to constitute a part of, the Purchased Assets;

        (c)             All of the rights and interests, and all of the liabilities and obligations, of Seller in, to, under or pursuant to any license, lease, contract, agreement, commitment or undertaking that is listed or described in Schedule 2.2(c) or that Purchaser, in a writing or writings delivered to Seller prior to the Closing Date, identifies as not desired by Purchaser to be included within, or to constitute a part of, the Purchased Assets;

EXECUTION VERSION

        (d)            The rights of Guarantor, Seller, CGS or any of their Affiliates under, and any funds and property held in trust or any other funding vehicle pursuant to, (i) any "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (ii) all other severance pay, stay pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds, or similar arrangements, and (iii) all other employee benefit plans, contracts, programs, funds or similar arrangements, whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, which Guarantor, Seller, CGS or any of their Affiliates sponsor or make available for the benefit of past, present or future Employees (all of the above being hereinafter referred to individually as an "Employee Plan" and collectively as the "Employee Plans").

        (e)              Seller's minute books, limited liability company interest books, limited liability company interest ledger and company seal;

        (f)             Certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, and interests in joint ventures, partnerships, limited liability companies and other entities;

        (g)             Cash, cash equivalents, bank deposits, accounts and notes receivable, trade or otherwise, other than the Prepaid Items;

                      All trade accounts receivable, notes, bonds and other evidences of indebtedness, and any rights, claims and payments including the right to receive payments pursuant to the MAEM/PEP Tolling Agreement or any guaranties related thereto or with respect to the termination thereof;

        (i)              Rights of Seller arising under this Agreement or any instrument or document executed and delivered pursuant to the terms hereof;

        (j)             The Cleco Marks and any other intangible assets of an intellectual property nature such as trademarks, service marks and trade names (whether or not registered) that are listed or described in Schedule 2.2(j), and any computer software that is proprietary to Seller or any of its Affiliates, or the use of which under the pertinent license therefor is limited to operation by Seller or any of its Affiliates or on equipment owned by Seller or any of its Affiliates, and that is listed or described in Schedule 2.2(j);

        (k)              The right to receive mail and other communications relating to any of the Excluded Assets or Excluded Liabilities, all of which mail and other communications shall be promptly forwarded by Purchaser to Seller;

        (l)           Any contract, agreement, arrangement or commitment of any nature in respect of any intercompany transaction between Seller, on the one hand, and any Affiliate of Seller, on the other hand, whether or not such transaction relates to any contribution to capital, loan, the provision of goods or services, tax sharing arrangements, payment arrangements, intercompany advances, charges or balances, or the like,

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excluding the Ancillary Agreements and the Surviving Intercompany Arrangements (collectively, the "Intercompany Arrangements");

        (m)             Seller's accounting books and records, all of which shall be made available to Purchaser in accordance with Section 6.16;

        (n)            Any tax refunds, rebates or credits payable to Seller pursuant to Section 6.12(e);

        (o)            Any refund of tax gross-up amounts paid by Seller to any Affiliate of Purchaser as part of contributions in aid of construction for facilities to interconnect the Project with the Entergy Transmission System;

        (p)            The Little Bell Servitude;

        (q)             Any Avoidance Action; and

        (r)             All rights under the Subordinated Financing Documents.

At any time or from time to time, up to sixty (60) days following the Closing, any and all of the Excluded Assets may be removed from the Project by Seller (at no expense to Purchaser, but without charge by Purchaser for temporary storage), provided that Seller shall do so in a manner that does not unduly or unnecessarily disrupt normal business activities at the Project.

    Section 2.3          Assumption of Liabilities.  Upon the Closing, Purchaser will assume, and will thereafter pay, perform and discharge as and when due, the following, and only the following, obligations and liabilities of Seller and the Assigning Affiliates to the extent, and only to the extent, such obligations and liabilities arise or first accrue after the Closing Date or are prorated to Purchaser under Section 3.4 (collectively, the "Assumed Liabilities"):  all liabilities and obligations under the Purchased Project Contracts assigned to Purchaser under this Agreement, except in each case to the extent such liabilities and obligations, but for a breach or default by Seller or any of the Assigning Affiliates or a waiver or extension given to or by Seller or any of the Assigning Affiliates, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach, default, waiver or extension given to or by Seller or any of the Assigning Affiliates, and except for obligations or liabilities prorated to Seller under Section 3.4 or any other Excluded Liabilities.

    Section 2.4          Excluded Liabilities.  Except for Assumed Liabilities as provided in Section 2.3, Seller and the Assigning Affiliates, as applicable, shall retain, and Purchaser shall not assume or be obligated to pay, perform or otherwise discharge or be responsible or liable with respect to, any liabilities or obligations of Seller or the Assigning Affiliates, as applicable, or otherwise relating to the Business or the Project or any present or former owner or operator thereof prior to the Closing Date, whether or not of, associated with, or arising from, any of the Purchased Assets, and whether fixed, contingent or otherwise, known or unknown (collectively, the "Excluded Liabilities"), including the following:

EXECUTION VERSION

        (a)             All liabilities and obligations relating to, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, the Business as operated on or prior to the Closing Date, or the design, construction, ownership, possession, use, or operation of any of the Purchased Assets, including the Project, on or before the Closing Date, or the sale or other disposition on or prior to the Closing Date of any capacity of or energy from the Project or any of the Purchased Assets (or any other assets, properties, rights or interests associated, at any time on or prior to the Closing Date, with the Business);

        (b)            Any liabilities or obligations of Seller or the Assigning Affiliates, as applicable, to the extent relating to any Excluded Assets or other assets which are not Purchased Assets and the ownership, operation and conduct of any business in connection therewith or therefrom, including any amounts due from Seller or the Assigning Affiliates, as applicable, under or arising from any of the Intercompany Arrangements, except to the extent caused by any acts or omissions of Purchaser or any of its Affiliates or Purchaser's ownership, possession, use or operation of any of the Purchased Assets;

        (c)             Any liabilities or obligations of Seller or the Assigning Affiliates, as applicable, in respect of costs determined to be the responsibility of Seller or the Assigning Affiliates, as applicable, under Section 3.4, any Taxes for which Seller or the Assigning Affiliates, as applicable, is liable under Section 6.12 and Taxes attributable to the ownership, operation or use of any of the Purchased Assets on or before the Closing Date (except for Taxes for which Purchaser is liable pursuant to Section 3.4 or Section 6.12 hereof);

        (d)            Any liabilities or obligations arising on or prior to the Closing Date from the breach by Seller or the Assigning Affiliates, as applicable, of, default by Seller or the Assigning Affiliates, as applicable, under, or waiver or extension given by or to Seller or the Assigning Affiliates, as applicable, with respect to the performance of, any term, covenant or provision of any of the contracts, agreements, arrangements or commitments assumed by Purchaser, including any of the Purchased Project Contracts, that would have been, but for such breach, default, waiver or extension, paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach, default, waiver or extension;

        (e)             Liabilities or obligations under any of the Purchased Project Contracts which would be included in the Purchased Assets but for the provisions of Section 2.5, except to the extent Purchaser is provided with the benefits thereunder as contemplated by such Section;

        (f)              Any fines, penalties or costs imposed by a Governmental Authority and the costs of any associated defense or response with respect to any of the Purchased Assets resulting from (i) an investigation, proceeding, request for information or inspection before or by a Governmental Authority whether pending or commencing on, prior to or after the Closings, to the extent based on events or conditions occurring or existing in connection with, or arising out of, or otherwise relating to, the Business as operated by Seller or any of its Affiliates (or any of their respective predecessors-in-interest), or the ownership, possession, use, operation, sale or other disposition on or prior to the Closing Date of any of the Purchased Assets (or any other assets, properties, rights or interests associated, at any time on or prior to the Closing Date, with the Business), or actions taken or omissions to act made on or prior to the Closing Date, or (ii) violations of applicable Law or illegal acts of Seller or any of Seller's Affiliates;

EXECUTION VERSION

        (g)             All liabilities and obligations of Seller or any of its Affiliates, or their respective directors, officers, members, shareholders or agents, arising out of, or relating to, this Agreement, any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby, whether incurred prior to, on, or after the Closing Date, including, without limitation, any and all finder's or broker's fees and expenses, and any and all fees and expenses of any attorneys, accountants or other professionals retained by or on behalf of Seller or any of its Affiliates;

        (h)             All liabilities and obligations to any Person at any time employed by Guarantor, Seller, CGS or any of their Affiliates or any of their respective predecessors-in-interest at any time or to any spouse, children, other dependents or beneficiaries of any such Person or any successor-in-interest to any such Person, with respect to incidents, events, exposures or circumstances occurring at any time during the period or periods of any such Person's employment by, or service as an Independent Contractor of, Guarantor, Seller, CGS or any of their Affiliates or any of their respective predecessors-in-interest, whenever any claims arising therefrom or relating thereto mature or are asserted, including, all liabilities and obligations arising (i) under any of the Employee Plans, (ii) under or arising from any claim by any Employees or any current or former employees of Guarantor, Seller, CGS or any of their Affiliates for compensation, severance benefits, any other benefit claims under any Employee Plans, vacation pay, continuation coverage, expenses, or any similar type claims arising from their employment with Guarantor, Seller, CGS or any of their Affiliates prior to the Closing or as a result of the consummation of the Transactions, (iii) under any employment, wage and hour restriction, equal employment opportunity, affirmative action, discrimination, tort, plant closing or immigration and naturalization Laws or any Law relating to employee benefits, employment discrimination, severance, labor relations, hiring or retention, safety, any employment contracts or agreements, wages and hours of employees or any other terms or conditions of employment or any other employment-related matter or workplace issue, including COBRA, (iv) under any Collective Bargaining Agreement, collective bargaining or labor relations Law, or agreement or arrangement with a labor organization or employee representative, (v) under the Operations and Maintenance Agreement between Seller and CGS, dated May 29, 2001, the WillStaff Worldwide Temporary Staffing Service Agreement between Guarantor and WillStaff Worldwide Staffing dated September 4, 2001, the CT LTSA, the CCGT LTSA, or any agreements between Guarantor, Seller, CGS or any of their Affiliates and Ron Williams Construction Company, or any other agreement concerning or relating to Employees, Independent Contractors, or Persons performing work or services for the direct or indirect benefit of the Project, or (vi) in connection with any workers' compensation or any other employee health, accident, disability or safety claims;

        (i)              All liabilities and obligations relating to the Business or any of the Purchased Assets (or any other assets, properties, rights or interests associated, at any time on or prior to the Closing Date, with the Business or any of the Purchased Assets), to the extent based on events or conditions occurring or existing on or prior to the Closing Date and arising out of or relating to (i) any dispute arising out of or in connection with capacity of or energy provided or services rendered from the Project, including claims for refunds, personal injury or property damage, (ii) claims relating to employee health and safety, including claims for injury, sickness, disease or death of any Person, (iii) claims by any Independent Contractor or other Person utilized or retained for services or work related to or in support of the Project, (iv)  any liens described in

EXECUTION VERSION

clause (iii) of the definition of Permitted Encumbrances in 0 or any unpaid sums for which any such liens shall have arisen, or (v) compliance with any Laws relating to any of the foregoing;

        (j)              All liabilities and obligations to the extent, based on, relating to or arising from events or conditions occurring or existing in connection with, or arising out of, any and all assets, properties, rights and interests which are not being acquired by Purchaser hereunder, including, relating to or arising from, the Excluded Assets;

        (k)             All liabilities and obligations incurred by Seller or any of its Affiliates or any of their respective directors, officers, shareholders, members, agents or employees after the Closing Date, except to the extent constituting a Loss for which Seller or any other member of the Seller Group properly asserts a Seller Claim for indemnification under Section 7.2;

        (l)              Any liabilities or obligations relating to, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, any action which could be construed as a "plant closing" or "mass layoff," as defined in the WARN Act or its regulations, which any former or current Employee or Independent Contractor of Guarantor, Seller, CGS or any of their Affiliates may suffer or may be deemed to suffer;

        (m)           All Project Debt, any other Debt of Seller or any of its Affiliates, and all liabilities and obligations of Seller under, arising from or relating to the Senior Loan Documents or the Subordinated Financing Documents; and

        (n)             All Chapter 11 Expenses.

    Section 2.5          Assignability and Consents.

        (a)             Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Purchased Asset, and neither Seller nor any of the Assigning Affiliates shall be obligated or entitled to assign such Purchased Asset, if the attempted assignment or assumption of the same, without Seller or the Assigning Affiliate, as applicable, first having obtained the consent, approval, authorization or waiver of a third party, would constitute a breach or default under any Project Contract, would violate any Law or would in any way adversely affect the rights, or increase the obligations, of any Party to this Agreement with respect to such Purchased Asset (each a "Nonassignable style='mso-bookmark:_Ref55309525'> Asset"); provided, however, that Seller or the Assigning Affiliate, as applicable, shall use Commercially Reasonable Efforts to obtain all such consents, approvals, authorizations and waivers at the earliest practicable date and in any event prior to the Closing Date and, if Seller or the Assigning Affiliate, as applicable, shall not have obtained any such consent, approval, authorization or waiver prior to the Closing, Seller or the Assigning Affiliate, as applicable, shall continue to use Commercially Reasonable Efforts to obtain as promptly as practicable after the Closing any such consent, approval, authorization or waiver not obtained prior to the Closing.  Purchaser shall cooperate as reasonably requested by Seller or the Assigning Affiliate, as applicable, in connection with Seller's or the Assigning Affiliate's efforts, as applicable, to obtain any such consent, approval, authorization or waiver.

EXECUTION VERSION

        (b)            Without limiting Seller's or the Assigning Affiliates' obligations under Section 2.5(a), if any such consent, approval, authorization or waiver shall not have been obtained prior to the Closing, to the extent and for so long as the related Nonassignable Asset shall not have been assigned and transferred to Purchaser, Seller, the Assigning Affiliates and their appropriate Affiliates may at the Closing enter into such arrangements (including related written agreements) as Purchaser may reasonably request in order to fairly compensate Purchaser for the loss of, or to provide to Purchaser the benefit of, any Nonassignable Asset not assigned and transferred to Purchaser.

ARTICLE 3

CLOSING; PURCHASE PRICE

    Section 3.1          Closing.  Subject to the terms and conditions hereof, proceedings for the consummation of the Transactions (the "Closing") will take place at the offices of ESI, 639 Loyola Avenue, New Orleans, Louisiana, at 10:00 a.m. local time, on a mutually acceptable date within ten (10) Business Days following the date on which the conditions set forth in ARTICLE 8 and ARTICLE 9, other than those conditions that by their nature are to be satisfied at the Closing, have been either satisfied or waived by the Party for whose benefit such conditions exist, or at such other time and place as the Parties may mutually agree.  The date on which such proceedings actually occur is referred to herein as the "Closing Date."  The Closing shall be effective for all purposes immediately after 11:59 p.m. on the Closing Date.  At the Closing, and subject to the terms and conditions hereof, the following will occur:

        (a)             Deliveries by Seller.  At Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:

                         (i)              instruments of transfer and conveyance, properly executed and acknowledged by Seller or the Assigning Affiliates, as applicable, in such customary form as is reasonably acceptable to both Seller and Purchaser that are necessary to transfer to and vest in Purchaser all of Seller's and each Assigning Affiliate's right, title and interest in and to the Purchased Assets or which may otherwise be required by the Title Insurer (except that such instruments shall at a minimum contain waiver of warranty language contained in Section 6.21 hereof), including:

                                (A)           the Bill of Sale;

                                (B)           the Assignment and Assumption Agreement; and

                                (C)           the Cash Sale;

                        (ii)            a certified copy of the Approval Order;

                        (iii)          a certified copy of the docket showing that the Approval Order is a Final Order;

                        (iv)          Seller's affidavit and gap indemnity agreement, in form and substance reasonably satisfactory to the Title Insurer, properly executed by Seller;

EXECUTION VERSION

                         (v)            a certificate and affidavit of non-foreign status of Seller pursuant to Section 1445 of the Code, properly executed by Seller;

                        (vi)          Internal Revenue Service Form 1099-S, completed in accordance with Section 3.7 and otherwise in form and substance reasonably satisfactory to Purchaser, properly executed by Seller;

                        (vii)        those documents required to be delivered to Purchaser by Seller pursuant to ARTICLE 8 or in accordance with the provisions of any Ancillary Agreement;

                        (viii)      all consents, waivers or approvals obtained by Seller or the Assigning Affiliates, as applicable, with respect to the sale and purchase of the Purchased Assets, the transfer of any Purchased Project Contract or Permit or the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements;

                        (ix)           evidence, in form and substance reasonably satisfactory to Purchaser, demonstrating that Seller has obtained Seller's Required Regulatory Approvals and Seller's Required Consents; and

                        (x)             any other documents or instruments reasonably required by Purchaser to consummate the Transactions and reasonably requested of Seller prior to the Closing Date.

        (b)            Deliveries by Purchaser.  At Closing, Purchaser shall deliver, or cause to be delivered, to Seller the following:

                        (i)              the Initial Purchase Price as adjusted by the Closing Adjustment, by wire transfer of immediately available funds to an account specified by the Seller in a notice to Purchaser at least three (3) Business Days prior to the Closing;

                        (ii)            instruments of assumption, properly executed and acknowledged by Purchaser in such customary form as is reasonably acceptable to both Seller and Purchaser, that are necessary for Purchaser to assume the Assumed Liabilities, including the Assignment and Assumption Agreement;

                        (iii)          those documents required to be delivered to Seller by Purchaser pursuant to ARTICLE 9 or in accordance with the provisions of any Ancillary Agreement;

                        (iv)          all consents, waivers or approvals obtained by Purchaser with respect to the purchase of the Purchased Assets, the transfer of any Permit or the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements;

                        (v)            evidence, in form and substance reasonably satisfactory to Seller, demonstrating that Purchaser has obtained Purchaser's Required Regulatory Approvals and Purchaser's Required Consents; and

EXECUTION VERSION

                      (vi)          any other documents or instruments reasonably required by Seller to consummate the Transactions and reasonably requested of Purchaser prior to the Closing Date.

        (c)             Ancillary Agreements.  The Parties acknowledge that Seller caused the Guaranty to be executed and delivered to Purchaser prior to or concurrently with the execution and delivery of this Agreement.  Subject to the consummation of and contemporaneously with the Closing, each Party will execute and deliver, or cause to be executed and delivered, such of the Ancillary Agreements which such Party is required to execute and deliver, or cause to be executed and delivered, as applicable, at or upon the Closing and which such Party has not previously executed and delivered, or caused to be executed and delivered, as applicable.

    Section 3.2          Initial Purchase Price.

The initial purchase price for the Purchased Assets being sold shall be One Hundred Seventy Million Dollars (U.S. $170,000,000) (the "Initial Purchase Price").

    Section 3.3          Adjustments to Initial Purchase Price.

        (a)             Adjustment Sections.  The Initial Purchase Price shall be subject to such adjustments as are specified in this Section 3.3 and Section 3.4 and as may occur under the provisions of Section 3.5 (this Section 3.3, Section 3.4 and Section 3.5 being referred to as the "Adjustment Sections," and the Initial Purchase Price as so adjusted is herein referred to as the "Purchase Price").  The Initial Purchase Price shall also be adjusted to account for the items prorated as of the Closing Date pursuant to Section 3.4.

        (b)            Inventory.  The Parties agree that the Initial Purchase Price assumes a quantity of Purchased Inventory, in the aggregate, with a book value of one million eight hundred eighty two thousand seven hundred and seventy seven Dollars ($1,882,777) (the "Inventory Threshold").  Accordingly, the Parties agree that the Initial Purchase Price shall be further adjusted by the difference between the Inventory Threshold and the book value of the Purchased Inventory as of the Closing (determined in the same manner as the initial valuation of the Purchased Inventory for determining Inventory Threshold) (the "Inventory Value").  The Initial Purchase Price shall be (i) increased by the amount by which the Inventory Value exceeds the Inventory Threshold, or (ii) decreased by the amount by which the Inventory Value is less than the Inventory Threshold.  Notwithstanding the foregoing, there shall be no adjustment to the Initial Purchase Price pursuant to this Section 3.3(b) unless the difference between the Inventory Threshold and the Inventory Value exceeds One Hundred Thousand Dollars ($100,000).

    Section 3.4          Prorations.

        (a)             Purchaser and Seller agree that, except as otherwise specifically provided in this Agreement, all of the ordinary and recurring items normally incurred by Seller (but excluding all Taxes other than Property Taxes) relating to the Business and operation of the Project shall be prorated and charged as of the Closing Date, without any duplication of payment under the Purchased Project Contracts, with Seller liable to the extent such items relate to any time periods (tax year periods for Property Tax) ending on or prior to the

EXECUTION VERSION

Closing Date, and Purchaser liable to the extent such items relate to periods (tax year periods for Property Tax) after the Closing (measured in the same units used to compute the item in question and otherwise measured by calendar days); provided that notwithstanding anything to the contrary herein, Purchaser shall not pay any amount under this Section 3.4 that constitutes an Excluded Liability.

        (b)            In connection with the prorations referred to in Section 3.4(a) above, in the event that actual figures are not available at the Closing Date, the proration shall be based upon the applicable amounts accrued through the Closing Date or paid for the most recent year or other appropriate period for which such amounts paid are available.  All prorated amounts shall be recalculated and paid to the appropriate Party within thirty (30) days after the date that the previously unavailable actual figures become available.  Seller and Purchaser shall furnish each other with such documents and other records as may be reasonably requested in order to confirm all proration calculations made pursuant to this Section 3.4.

    Section 3.5          Procedures for Closing Adjustments.

        (a)             At least twenty (20) calendar days prior to the anticipated Closing Date, Purchaser, with the assistance and participation of, and in consultation with, Seller, shall prepare and deliver to Seller an estimated closing statement (the "Estimated Closing Statement") that shall set forth Purchaser's best estimate of all estimated adjustments to the Initial Purchase Price required by this Agreement to be made as of the Closing (the "Estimated Closing Adjustment"). The Estimated Closing Adjustment, insofar as it relates to the adjustment required by Section 3.3(b), will be based on an Inventory survey which shall be conducted by Seller, in consultation with Purchaser, within thirty (30) days prior to the Closing Date consistent with Seller's current inventory practices and the results of which shall be delivered by Seller to Purchaser promptly upon completion.  Seller shall provide at least five (5) Business Days advance written notice to Purchaser of the commencement of such Inventory survey and shall, to the extent Purchaser reasonably requests, permit Purchaser to observe and monitor Seller's conduct of the Inventory survey.  Within ten (10) calendar days after the delivery of the Estimated Closing Statement by Purchaser to Seller, Seller may object in good faith to the Estimated Closing Adjustment in writing.  If Seller objects to the Estimated Closing Adjustment within such ten (10) calendar day period, the Parties shall attempt to resolve their differences by negotiation.  If the Parties are unable to do so prior to the Closing Date (or if Seller does not object to the Estimated Closing Adjustment), the Initial Purchase Price shall be adjusted (the "Closing Adjustment") at the Closing by the amount of the Estimated Closing Adjustment not in dispute.  The disputed portion shall be resolved in accordance with the provisions of Section 3.6.

        (b)            Within sixty (60) days after the Closing Date, Purchaser, with the assistance and participation of, and in consultation with, Seller, shall prepare and deliver to Seller a final closing statement (the "Post-Closing Statement") that shall set forth all adjustments to the Initial Purchase Price proposed by Purchaser to be required by this Agreement to be made as of the Closing to the extent not previously effected by the Closing Adjustment (the "Proposed Post-Closing Adjustment").  To the extent applicable, the Post-Closing

EXECUTION VERSION

Statement shall be prepared using the same accounting principles, policies and methods as Seller has historically used in connection with the calculation of the items reflected on the Post-Closing Statement.  Within thirty (30) days after the delivery of the Post-Closing Statement by Purchaser to Seller, Seller may object in good faith to the Proposed Post-Closing Adjustment in writing, stating in reasonable detail its objections thereto.  To the extent any amounts are undisputed, the Initial Purchase Price shall be further adjusted (the "Post-Closing Adjustment") by the amount of the Proposed Post-Closing Adjustment not in dispute, effective as of the earlier of the date Purchaser receives Seller's written objections to the Proposed Post-Closing Statement or the date such objections are due, and the Post-Closing Adjustment shall be effectuated within two (2) Business Days thereafter as provided in Section 3.6.  Seller and Purchaser agree to cooperate to exchange information used to prepare the Post-Closing Statement and information relating thereto.  If Seller objects to the Proposed Post-Closing Adjustment, the Parties shall attempt to resolve such dispute by negotiation, and to the extent the Parties are unable to resolve any such dispute, then the disputed portion of the Proposed Post-Closing Adjustment shall be resolved in accordance with the provisions of Section 3.6.

    Section 3.6          Procedures for Certain Purchase Price Adjustments.  If circumstances exist that result in any disagreement in respect of an adjustment to the Purchase Price pursuant to the provisions of the Adjustment Sections, then and in any such event, such negotiations, and the resolution of disagreements, shall be conducted in accordance with the provisions of this Section 3.6.  The Parties shall negotiate such adjustment of the Purchase Price in good faith prior to the date such adjustment is otherwise scheduled to become effective (each, a "Scheduled Adjustment Date").  If the Parties are unable to agree upon an adjustment by the fifth (5th) Business Day prior to such date, then such Scheduled Adjustment Date (but not the Closing Date or the Termination Date) shall be extended to the fifth (5th) Business Day following completion of the procedure described in this Section 3.6 and the determination of the pertinent adjustment, to provide for the opportunity to resolve such disagreement pursuant to the provisions of this Section 3.6.  Within seven (7) Business Days following the original Scheduled Adjustment Date, each Party shall submit to the Independent Accounting Firm in writing, its proposed adjustments of the Purchase Price which were to occur on such Scheduled Adjustment Date.  Such proposals shall be materially in accordance with the last proposals made by such Party to the other Party during the course of the aforementioned good faith negotiations between the Parties.  The Parties shall additionally submit such memoranda, arguments, briefs and evidence in support of their respective positions, and in accordance with such procedures, as the Independent Accounting Firm may determine.  Within five (5) Business Days following the due date of such submissions, as to each adjustment of the Purchase Price that was to occur on the Scheduled Adjustment Date concerning which there exists disagreement, the Independent Accounting Firm shall select, on an individual basis, a proposed adjustment of the Purchase Price proposed by one of the Parties, it being agreed that the Independent Accounting Firm shall have no authority to alter any such proposal in any way.  Such determination by the Independent Accounting Firm shall be final and binding between the Parties as to such adjustments of the Purchase Price and shall not be subject to further challenge by the Parties pursuant to Section 11.8 or otherwise.  Upon the determination of the appropriate adjustments, the Parties shall, subject to the terms and conditions of this Agreement, effectuate such adjustments by including them in the payments to occur at the Closing or, if such adjustments result in payments being due from one Party to the other after the Closing, by the Party from whom such payment is due delivering the payment to the other Party no later than two (2) Business Days after such determination, in immediately available funds or in any other manner as reasonably requested by the payee, together with interest thereon from the Scheduled Adjustment Date to the date of payment at a variable rate of interest equal to the "prime rate" as published in The Wall Street Journal from time to time during the applicable period.  Subject to the foregoing, the Independent Accounting Firm may determine the issues in dispute following such procedures, consistent with the provisions of this Agreement, as it deems appropriate to the circumstances and with reference to the amounts in issue.  The

EXECUTION VERSION

Parties do not intend to impose any particular procedures upon the Independent Accounting Firm, it being the desire of the Parties that any such disagreement shall be resolved as expeditiously and inexpensively as reasonably practicable.  The Independent Accounting Firm shall have no liability to the Parties in connection with services, except for acts of bad faith, willful misconduct or gross negligence and the Parties shall provide such indemnities to the Independent Accounting Firm as it may reasonably request consistent with the foregoing.  The fees and disbursements of the Independent Accounting Firm shall be paid one-half by Seller and one-half by Purchaser.

    Section 3.7          Allocation of Purchase Price.  The Parties will, at their own cost, file all Tax Returns consistently with the allocation of the Purchase Price and the Assumed Liabilities to the Purchased Assets as provided in accordance with this Section 3.7.  The allocation of the Initial Purchase Price and the Assumed Liabilities to the Purchased Assets is set forth in Schedule 3.7 (the "Allocation").  In the event that there is any adjustment to the Initial Purchase Price pursuant to any of the Adjustment Sections, the Allocation shall be adjusted as provided in Schedule 3.7 to allocate the Final Purchase Price and the Assumed Liabilities to the Purchased Assets (the Allocation as so adjusted being referred to herein as the "Final Allocation").  If any dispute arises between the Parties regarding the Final Allocation, the dispute shall be referred to the Independent Accounting Firm for resolution.  For purposes of this Section 3.7 and wherever the Independent Accounting Firm is retained to resolve a dispute between the Parties, the Independent Accounting Firm may determine the issues in dispute following such procedures, consistent with the provisions of this Agreement, as it deems appropriate to the circumstances and with reference to the amounts in issue.  The Parties do not intend to impose any particular procedures upon the Independent Accounting Firm, it being the desire of the Parties that any such disagreement shall be resolved as expeditiously and inexpensively as reasonably practicable.  The Independent Accounting Firm shall have no liability to the Parties in connection with such services except for acts of bad faith, willful misconduct or gross negligence, and the Parties shall provide such indemnities to the Independent Accounting Firm as it may reasonably request consistent with the foregoing.  The determination of the Independent Accounting Firm shall be final and binding on the Parties hereto and shall not be subject to further challenge by the Parties pursuant to Section 11.8 or otherwise.  The fees and disbursements of the Independent Accounting firm shall be paid one-half by Seller and one-half by Purchaser.  Purchaser and Seller agree to file timely Internal Revenue Service Form 8594, if necessary, and all Tax Returns, in accordance with the Final Allocation determined under this Section 3.7 and to report the Transactions for federal Income Tax and all other Tax purposes in a manner consistent with such allocation.  Each Party agrees promptly to provide the other with any additional information and reasonable assistance required to complete Form 8594, if necessary, or to compute Taxes arising in connection with (or otherwise affected by) the Transactions.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser, as of the Effective Date and as of the Closing Date, as follows:

EXECUTION VERSION

    Section 4.1          Organization and Existence.  Seller is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Seller is duly qualified to do business and is in good standing in Louisiana, the state where the Project is located.

    Section 4.2          Execution, Delivery and Enforceability.  Subject to the entry of the Approval Order, Seller has all requisite limited liability company power and authority to execute and deliver, and perform its obligations under this Agreement and the Ancillary Agreements to which it is or becomes a party and to consummate the transactions contemplated hereby and thereby.  Subject to the entry of the Approval Order, the execution and delivery by Seller of this Agreement and of the Ancillary Agreements to which it is or becomes a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action required on the part of Seller and no other limited liability company proceedings on its part are necessary to authorize the execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is or becomes a party, the performance by Seller of its obligations hereunder and thereunder or the consummation by Seller of the transactions contemplated hereby and thereby.  Assuming the due authorization, execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is or becomes a party when executed by Purchaser, this Agreement constitutes, and the Ancillary Agreements to which Seller is or becomes a party when executed and delivered by it will constitute, its valid and legally binding obligations, enforceable against it, in accordance with its and their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors' rights and by general equitable principles.

    Section 4.3          No Violation.

    Subject to the entry of the Approval Order and to Seller obtaining Seller's Required Consents and Seller's Required Regulatory Approvals, and except for compliance with the requirements of the HSR Act, neither the execution and delivery by Seller of this Agreement or any of the Ancillary Agreements to which it is or becomes a party, nor Seller's performance of or compliance with any provision hereof or thereof, nor Seller's consummation of the transactions contemplated hereby or thereby will:

        (a)             violate, or conflict with, or result in a breach of, any provisions of the certificate of formation or the limited liability company agreement of Seller;

        (b)            result in a default (or give rise to any right of termination, cancellation or acceleration) under, or conflict with, or result in a breach of, any of the terms, conditions or provisions of any note, bond, mortgage, loan agreement, deed of trust, indenture, license or agreement or other instrument or obligation to which Seller is a party or by which Seller or any of the Purchased Assets is bound, other than the Senior Loan Documents and except for such defaults (or rights of termination, cancellation or acceleration) (i) with respect to which requisite waivers or consents have been, or prior to the Closing will have been, obtained or

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(ii) which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

        (c)             violate any Law, writ, injunction or decree, applicable to Seller or the Purchased Assets; or

        (d)            require the declaration, filing or registration with or notice to, authorization of, or consent or approval from any Person.

    Section 4.4          Compliance with Laws.  There is no uncured violation by Seller or any of its Affiliates with respect to or relating to any of the Purchased Assets of any Law or judgment of any Governmental Authority (excluding any Environmental Law, in respect of which Seller's sole representations and warranties are set forth in Section 4.15), except to the extent that any such uncured violations (i) individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect and can be routinely cured in the ordinary course of the conduct of the Business, and (ii) to Seller's Knowledge, are set forth in Schedule 4.4.  Prior to the Closing Date, any such uncured violation set forth in Schedule 4.4 shall have been cured.

    Section 4.5          Permits.  Except as set forth in Schedule 4.5, the Permits comprise, and Seller holds, all permits, registrations, franchises, certificates, licenses and other authorizations, consents and approvals of all Governmental Authorities required by Law (excluding any of the foregoing required under any Environmental Law, in respect of which Seller's sole representations and warranties are set forth in Section 4.15) for the Project or the Project Site or for the ownership and operation of the Project and the Project Site, as currently or historically operated, including for the uses, operations, activities, facilities, structures, buildings, equipment and machinery associated with the foregoing.  Each Permit is in full force and effect and no event has occurred which permits, or with or without the giving of notice or the passage of time or both would permit, the revocation or termination of any Permit and, to Seller's Knowledge, there is no condition, circumstance or issue that represents any impediment to obtaining the prompt renewal or extension of any Permit with an associated cost not in excess of standard renewal or extension fees.  Seller has no planned changes to the Project or the Project Site, including any power uprate, which requires modification of any Permit which has not yet been obtained.  Seller is in compliance with the Permits and all of its obligations with respect thereto, except to the extent that any such failures to comply (i) individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect and can be routinely cured in ordinary course of the conduct of the Business, and (ii) to Seller's Knowledge, are set forth in Schedule 4.5.  Prior to the Closing Date, any such failures to comply set forth in Schedule 4.5 shall have been cured.

    Section 4.6          Litigation.  Except as set forth in Schedule 4.6, there is no claim, action, proceeding or investigation pending or, to Seller's Knowledge, threatened against Guarantor, Seller, CGS, any Assigning Affiliate or any of their Affiliates or relating to any of the Purchased Assets, before any court, arbitrator or Governmental Authority, or any judgment, decree, writ, injunction or order of any court, arbitrator or Governmental Authority binding on Guarantor, Seller, CGS, any Assigning Affiliate or any of their Affiliates or relating to any of the Purchased Assets, which, individually or in the aggregate, could reasonably be expected to result, or has resulted, in (i) the institution of legal proceedings to prohibit or restrain the

EXECUTION VERSION

performance by Seller of Seller's obligations under this Agreement or any of the Ancillary Agreements to which Seller is or becomes a party, or the consummation of the transactions contemplated hereby or thereby, (ii) a claim against Purchaser or any of its Affiliates for damages as a result of Seller entering into this Agreement or any of the Ancillary Agreements to which Seller is or becomes a party, or the consummation of the transactions contemplated hereby or thereby, (iii) a material delay in or material impairment of Seller's performance of its obligations under this Agreement or any of the Ancillary Agreements to which Seller is or becomes a party or a material impairment of the authority, right or ability of Seller to consummate the transactions contemplated hereby or thereby, or (iv) a Material Adverse Effect.

    Section 4.7          Material Contracts.  Except for (i) the Purchased Project Contracts, (ii) this Agreement, the CCGT LTSA Termination Agreement, the CT LTSA Termination Agreement, the Interim Power Purchase Agreement and, as of the Closing Date, any other Ancillary Agreement, (iii) the Senior Loan Documents, (iv) the Subordinated Financing Documents, and (v) any Project Contract listed in Schedule 4.7, neither Seller nor any Assigning Affiliate is a party to, or bound by or subject to, and there is not in effect, any Project Contract relating to employment or any other material Project Contract.

    Section 4.8          Purchased Project Contracts.  Except as set forth in Part I of Schedule 4.8, no default, event of default or other event which, with notice or lapse of time or both, would constitute a default, has occurred or exists under any of the Purchased Project Contracts, except for such defaults, events of default and other events as to which requisite waivers have been, or prior to the Closing will have been, obtained or that have been cured, as confirmed in writing by the party(ies) thereto entitled to assert the default or event of default or, in the case of any such default, event of default or other event first occurring after the Effective Date, that shall have been cured, as confirmed in writing by the party(ies) thereto entitled to assert the default or event of default, by the earlier of the Closing Date or the date thirty (30) days after receipt by Seller or any Assigning Affiliate of written notice specifying such default, event of default or other event.

        (a)             Except as set forth in Part II of Schedule 4.8, no claim, action, proceeding or investigation, is pending or, to Seller's Knowledge, threatened against Seller or any Assigning Affiliate, as applicable, challenging the enforceability of any of the Purchased Project Contracts.

        (b)            Each Purchased Project Contract constitutes the valid and binding obligation of Seller or the Assigning Affiliate party thereto, as applicable, and, to Seller's Knowledge, the other parties thereto, enforceable in accordance with its terms.

    Section 4.9          Movable Property.  Part I(B) of Schedule 2.1(c) lists each item of movable property included in the Purchased Assets with a value of $5,000 or greater owned in whole or in part by Seller or any Assigning Affiliate (the "Movable Property").  Seller or an Assigning Affiliate has good and valid title to the Movable Property, free and clear of all Encumbrances, except Permitted Encumbrances.

    Section 4.10      Immovable Property.  Schedule 2.1(a) sets forth a description of the Owned Immovable Property.  Seller has good and marketable fee simple absolute title of record in all of the Owned Immovable Property (except in the case of a servitude or easement, in which case Seller shall convey good and

EXECUTION VERSION

marketable title in its rights as grantee and owner of the dominant estate thereunder), free and clear of all Encumbrances, except Permitted Encumbrances.  Except as set forth in Schedule 4.10, there are no proceedings pending for the reduction or any contemplated increase in, the assessed valuation of the Owned Immovable Property.

    Section 4.11      Leased Immovable and Movable Property.  Except as set forth in Schedule 4.11, neither Seller nor any Assigning Affiliate leases any immovable property or movable property pursuant to any Project Contract that is required to be listed in Schedule 4.7.  Seller or an Assigning Affiliate has, and will convey to Purchaser at Closing, good and valid leasehold interests in the Leased Immovable Property and the Leased Tangible Movable Property.

    Section 4.12      Sufficiency of Purchased Assets.  Except (i) to the extent any contract, agreement, license or lease relating to the ownership, operation and maintenance of the Purchased Assets, including the Project, may not be assigned or assignable in whole or in part to Purchaser or any Permit may not be transferable to Purchaser, but only to the extent that the failure of any of the foregoing to be assigned or transferred to Purchaser at the Closing shall not have any material adverse effect on Purchaser's ability to own, operate and maintain the Project after the Closing, (ii) for changes occurring after the Effective Date in the ordinary course of the conduct of the Business consistent with past practices and the provisions of this Agreement, (iii) for Excluded Assets, and (iv) items of movable property readily available commercially, the Purchased Assets constitute (A) all of the assets used by Seller or any Affiliate of Seller in connection with the ownership, operation and maintenance of the Project during the twelve-month period immediately prior to the Effective Date, and (B) all of the assets, properties, rights (including real property rights), consents and interests necessary for the use, operation and maintenance of the Project consistent with Accepted Electrical Practices and in the manner operated and maintained during such twelve-month period.

    Section 4.13      Intellectual Property.  Except as set forth in Schedule 2.2(j) or Schedule 4.13:  (i) Seller owns or, pursuant to the Purchased Project Contracts listed in Schedule 2.1(e), otherwise possesses sufficient rights to use such patents, copyrights, trademarks, service marks, technology, know-how, computer software programs and applications, databases and tangible or intangible proprietary information or materials (the "Intellectual Property Rights") as are currently used in connection with the operation of the Project, and (ii) Seller's Intellectual Property Rights and the business and activities of Seller and its Affiliates related to the Project do not conflict with or infringe upon any valid Intellectual Property Rights of any other Person.

    Section 4.14      Brokers.  All negotiations relating to this Agreement and the Transactions have been carried on by Seller and in such a manner as not to give rise to any valid claim against Purchaser or any of its Affiliates (by reason of Seller's actions) for a brokerage commission, finder's fee or other like payment to any Person.

    Section 4.15      Environmental Matters.

        (a)             Except as set forth in Schedule 4.15(a), (i) Seller has never generated, transported, used, stored, treated, disposed of, handled or managed any Hazardous Substance relating to the Project or at the

EXECUTION VERSION

Project Site, except in compliance with all Environmental Laws; (ii) to Seller's Knowledge, no Hazardous Substance ever has been Released at the Project Site, including without limitation into the Environment at the Project Site, except in compliance with all Environmental Laws or as has been Remediated in compliance with all Environmental Laws; (iii) to Seller's Knowledge, no Hazardous Substance has ever been transported from the Project Site, including without limitation to an Off-Site Location, except in compliance with all Environmental Laws; (iv) Seller does not presently own, operate, lease or use, nor has it previously owned, operated, leased or used, any above-ground storage tanks, underground storage tanks or other process tanks relating to the Project or at the Project Site; (v) to Seller's Knowledge, no Environmental Conditions currently exist or in the past have existed relating to the Project or at the Project Site; and (vi) to Seller's Knowledge, except for the Environmental Permits set forth on Schedule 2.1(f), no lien, restriction or limitation under any Environmental Law has ever been imposed by any Governmental Authority on the Project or the Project Site, and, to Seller's Knowledge, there are no facts, circumstances or conditions that are reasonably likely to be expected to restrict, encumber or result in the imposition of any lien, restriction or limitation under any Environmental Law with respect to the ownership, occupancy, or use of the Project or the Project Site.

        (b)            Except as set forth in Schedule 4.15(b), (i) Seller has no liability under, nor has ever violated, any Environmental Law; (ii) the Project and the Project Site currently are and, since July 31, 2000, have been in compliance with all Environmental Laws; (iii) to Seller's Knowledge, at all times prior to July 31, 2000, the Project and the Project Site have been in compliance with all Environmental Laws; (iv) the Project and the Project Site are not now and, to Seller's Knowledge, have never been subject to any Environmental Claim; and (v) Seller has no Knowledge or reason to anticipate that any of the foregoing will be forthcoming.

        (c)             Except as set forth in Schedule 4.15(c), to Seller's Knowledge, the Project and the Project Site currently do not contain, since July 31, 2000 never have contained, and at no time prior to July 31, 2000 ever contained, any asbestos or asbestos-containing material, polychlorinated biphenyls or equipment containing the foregoing, lead or lead-based paint, or urea formaldehyde foam insulation.

        (d)            Seller has provided to Purchaser all information, including without limitation true and complete copies of all documents, correspondence, records and data relating to any Environmental Condition at the Project or the Project Site, whether generated by Seller or others, including without limitation any and all Environmental Reports relating to the Project or the Project Site.  Schedule 4.15(d) sets forth a complete list of all such Environmental Reports.

        (e)             Seller has disclosed to Purchaser all Environmental Claims or Environmental Liabilities with respect to the Project or the Project Site of which it has Knowledge, and provided a statement of circumstances or conditions which Seller has Knowledge or reason to anticipate could give rise to an Environmental Claim or Environmental Liabilities with respect to the Project or the Project Site.

        (f)              Seller has obtained or, in the case of any Environmental Permit that was obtained by one or more of Seller's contract counter-parties as specified in Schedule 2.1(f), such contract counter-parties have obtained, all Environmental Permits required by Environmental Laws for the construction and operation of

EXECUTION VERSION

the Project or the Project Site, each of which Environmental  Permits is in full force and effect, to the extent required by Law, and Seller is and has been, and such contract counter-parties are and have been, in full compliance with all such Environmental Permits, except as set forth in Schedule 4.15(f); provided, further, Seller is not aware of any conditions, circumstances or issues that (i) represent any impediment to the prompt renewal or extension of any such Environmental Permits, to the extent required by Law, with an associated cost not in excess of standard modification, renewal or extension fees, or (ii) which requires modification of any Environmental Permit which modification has not yet been obtained.  Schedule 2.1(f) sets forth all Environmental Permits applicable to the Project or the Project Site, as well as any pending applications for modification, renewal or extension of any such Environmental Permits.

        (g)             Except as set forth in Schedule 4.15(g), Seller previously has not sought or obtained, nor, to Seller's Knowledge, has there been or is there currently, environmental-insurance coverage for the Project or the Project Site.  Schedule 4.15(g) sets forth a complete list of any such environmental-insurance policies.

        (h)             Except as set forth in Schedule 4.15(h), Seller has diligently addressed, pursued and resolved the Remediation of all Environmental  Conditions identified in the Environmental  Reports and any such Remediation required by Environmental Laws has been timely undertaken, pursued and resolved in accordance with all Environmental Laws.

        (i)              Except as set forth in Schedule 4.15(i), Seller has obtained or, prior to the Closing Date, will have obtained all Emissions Allowances required by Environmental Laws for the use of the Project or the Project Site during each year until the year in which the Closing occurs, each of which Emission Allowances are or, prior to the Closing Date, will be in full force and effect.

    Section 4.16      Tax Matters.  Seller or an Affiliate of Seller has prepared in good faith and duly filed or caused to be duly filed all Tax Returns and all documentation necessary to obtain and maintain the tax exemptions or incentives secured under the Louisiana Enterprise Zone Tax Incentive Program and the Louisiana Industrial Tax Exemption Program relating to the Business and the Purchased Assets and required to be filed by Seller or any of its Affiliates with any Governmental Authority.  With respect to all amounts in respect of Taxes imposed with respect to the Purchased Assets or for which Seller is or could be liable, whether to taxing authorities (as, for example, under law) or to other entities (as, for example, under tax allocation agreements or partnership agreements) with respect to all taxable periods (or portions thereof) ending on or before Closing Date, all applicable tax Laws and agreements have been complied with, and all such amounts required to be paid by Seller to taxing authorities or others have been paid.  Neither Seller nor any of its Affiliates is a party to any action or proceeding, nor to Seller's Knowledge, is any such action or proceeding contemplated or threatened, for the assessment or collection of any Taxes relating to the Business or the Purchased Assets, and no deficiency notices or reports have been received by Seller or any of its Affiliates in respect of any Tax relating to the Business or the Purchased Assets.  To Seller's Knowledge, no state of facts exists or has existed which would constitute grounds for the assessment of any Tax liability with respect to the periods which have not been audited by the Internal Revenue Service or other relevant Governmental Authority.  Except to the extent set forth in Schedule 4.16, there are no outstanding agreements

EXECUTION VERSION

or waivers extending the statutory period of limitation applicable to any federal or state income Tax Return for any period.

    Section 4.17      Employee Matters.

        (a)             All of the Employees are employees of CGS, an Affiliate of Seller, and none of the Employees are employees of Seller.

        (b)            There are no Collective Bargaining Agreements to which Guarantor, Seller, CGS or any of their Affiliates is a party or is subject relating in any manner to the Project or which relate to the terms of employment of any current or former Employees.  Neither Guarantor, Seller, CGS nor any of their Affiliates has any written or verbal agreement with any union or employee representative relating to current or former Employees.  There is no pending or threatened claim, complaint, grievance, or arbitration proceeding against Guarantor, Seller, CGS or any of their Affiliates arising out of or under any Collective Bargaining Agreement which relates to or once related to current or former Employees or other Persons with respect to work performed in support of the Project.

        (c)             Guarantor, Seller, CGS and their Affiliates are in compliance with all Laws relating directly or indirectly to Employees, Independent Contractors, labor relations, workers' compensation, wages and hours, safety, discrimination, affirmative action, hiring and firing, employee benefits, immigration, workers' compensation, employment or consulting agreements, or related in any way to terms, conditions, practices of employment or the workplace.  Guarantor, Seller, CGS or any of their Affiliates have not engaged in any unfair labor practice or otherwise unlawful employment practice under any Law with respect to any current or former Employees or Independent Contractors.  There is no labor strike, slowdown or work stoppage pending or threatened against Guarantor, Seller, CGS or any of their Affiliates relating to or affecting the Project.  None of Guarantor, Seller, CGS or any of their Affiliates has experienced any work stoppages, labor strikes, slow downs or been a party or participant to any action arising under any Collective Bargaining Agreement before the National Labor Relations Board or other Governmental Authority in any way relating to the Project or current or former Employees or Independent Contractors.  None of Guarantor, Seller, CGS or any of their

Affiliates has received notice of any unfair or illegal labor, workplace or employment-related claim or similar claim pending or threatened against or involving any of Guarantor, Seller, CGS or any of their Affiliates before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor or any other Governmental Authority in any way relating to the Project or current or former Employees or Independent Contractors.  None of Guarantor, Seller, CGS or any of their Affiliates has received notice of any, and to Seller's Knowledge there is no, pending or threatened claim by any past or present Employees or Independent Contractors, or any Governmental Authority alleging that any of Guarantor, Seller, CGS or any of their Affiliates is not in compliance under Law relating directly or indirectly to employment or workplace conditions or practices related to the Project.

    Section 4.18      Employee Benefit Plans.

        (a)             Schedule 4.18(a) sets forth a true and complete list of all Employee Plans.  Except for the Employee Plans listed in Schedule 4.18(a), Guarantor, Seller, CGS or any of their Affiliates have no liability

EXECUTION VERSION

with respect to any Employees under (i) any "employee benefits plan" as defined in Section 3(3) of ERISA, (ii) any other severance pay, stay pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds, or similar arrangements, or (iii) any other employee benefit plan, contract, program, fund or similar arrangement, whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, which Guarantor, Seller, CGS or any of their Affiliates sponsor or make available for the benefit of any Employees.  Guarantor, Seller, CGS or any of their Affiliates have not incurred any liability under ERISA Sections 4062(b), 4063 or 4064 to the Pension Benefit Guaranty Corporation in connection with any Employee Plan that is subject to Title IV of ERISA, nor any withdrawal liability to any multiemployer pension plan under ERISA Sections 4201 et seq. or to any multiemployer welfare benefit plan.

        (b)            Copies of the following materials have been made available to Purchaser: (i) all current plan documents for each Employee Plan, or in the case of an unwritten Employee Plan, a written description thereof, (ii) all current summary plan descriptions and summaries of material modifications for each Employee Plan, and (iii) any other document, form or other instrument relating to any of the Employee Plans reasonably requested by Purchaser.

    Section 4.19      Regulatory Status.  Seller was determined by FERC to be an exempt wholesale generator within the meaning of Section 32 of the Public Utility Holding Company Act of 1935 (an "EWG") by order dated April 13, 2001, in Docket No. EG-01-138-000.  The Project and Seller have met, and will continue to meet, until the consummation of the Transactions at the Closing, all applicable requirements for the maintenance of such EWG status.

    Section 4.20      Full Disclosure.  No representation or warranty of Seller contained in this Agreement or in any statement, information, Schedule or certificate furnished or to be furnished by or on behalf of Seller pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements, taken as a whole, contained herein or therein not misleading.

    Section 4.21      Financial Information.  Seller has provided Purchaser with true and correct copies of its balance sheet, income statement and statement of changes in cash flows for its last completed fiscal year, together with the related report of its independent accountants, PriceWaterhouseCoopers, and its unaudited financial statements for its most recently completed fiscal quarter (collectively, the "Seller Financial Statements").  The Seller Financial Statements have been prepared in accordance with GAAP consistently applied and present fairly, in all material respects, the financial position, results of operations and cash flow of Seller at and for the periods therein.  The Cap Ex/O&M Budget was prepared and developed by Seller in good faith and is reasonable and represents Seller's best judgment in accordance with Accepted Electrical Practices.

    Section 4.22      Accuracy of Information.  The documents, books, records, materials and other information furnished or made available by or on behalf of Seller to ESI or Purchaser, or their representatives or agents in connection with ESI's or Purchaser's due diligence investigation of the Project or

EXECUTION VERSION

the negotiation of the Term Sheet, dated as of May 2, 2003, by and between Seller and ESI or this Agreement, taken as a whole, accurately present the condition, operations and operating characteristics of the Purchased Assets, including the Project, in all material respects and, except as set forth in Schedule 4.22, there has been no material adverse change in the condition, operations or operating characteristics of any of the Purchased Assets, including the Project, from the date any such information was provided.

    Section 4.23      WARN Act.  Neither Seller nor CGS has, during the past ninety (90) days, taken any action which would require any compliance under the WARN Act, including the termination or laying off of any Employees or any other employees, or any other action that could constitute a "plant closing" or "mass layoff" as those terms are defined by the WARN Act.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

    Purchaser represents and warrants to Seller, as of the Effective Date and as of the Closing Date, as follows:

    Section 5.1          Organization and Existence.  Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Louisiana, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

    Section 5.2          Execution, Delivery and Enforceability.  Purchaser has all requisite corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement and the Ancillary Agreements to which Purchaser is or becomes a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Purchaser of this Agreement and of the Ancillary Agreements to which Purchaser is or becomes a party, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action required on the part of Purchaser and no other corporate proceedings on its part are necessary to authorize the execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is or becomes a party, the performance by Purchaser of its obligations hereunder and thereunder or the consummation by Purchaser of the transactions contemplated hereby and thereby.  Assuming the due authorization, execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is or becomes a party, when executed by Seller, this Agreement constitutes, and the Ancillary Agreements to which Purchaser is or becomes a party when executed by Purchaser will constitute, the valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with its and their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors' rights and by general equitable principles.

    Section 5.3          No Violation.  Subject to Purchaser obtaining Purchaser's Required Regulatory Approvals and Purchaser's Required Consents, and except for compliance with the requirements of the HSR Act, neither the execution and delivery by Purchaser of this Agreement or any of the Ancillary Agreements to

EXECUTION VERSION

which it is or becomes a party, nor Purchaser's performance of or compliance with any provision hereof or thereof, nor Purchaser's consummation of the transactions contemplated hereby or thereby will:

        (a)             violate, or conflict with, or result in a breach of any provisions of the certificate of incorporation or bylaws of Purchaser;

        (b)            result in a default (or give rise to any right of termination, cancellation or acceleration) under, or conflict with, or result in a breach of, any of the terms, conditions or provisions of, any material note, bond, mortgage, loan agreement, deed of trust, indenture, license or agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser is bound, except for such defaults (or rights of termination, cancellation or acceleration) (i) with respect to which requisite waivers or consents have been, or prior to the Closing will have been, obtained or (ii) which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

        (c)             violate any Law, writ, injunction or decree, applicable to Purchaser or any of its assets, except such violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and do not affect the validity or enforceability of this Agreement or the Ancillary Agreements or the validity of the Transactions; or

        (d)            require the notice to or consent, approval or authorization of or from any Person which, if not obtained, would prevent Purchaser from performing its obligations hereunder, or require the declaration, filing or registration with or notice to, authorization of, consent or approval from any Person which, if not made, would prevent, materially delay or materially impair Purchaser's performance of its obligations hereunder or materially impair Purchaser's authority, right or ability to consummate the Transactions.

    Section 5.4          Litigation.  There is no claim, action, proceeding or investigation pending against Purchaser or any of its Affiliates before any court, arbitrator or Governmental Authority, or any judgment, decree or order of any court, arbitrator or Governmental Authority binding on Purchaser or any of its Affiliates which, individually or in the aggregate, could reasonably be expected to result, or has resulted, in (a) the institution of legal proceedings to prohibit or restrain the performance by Purchaser of Purchaser's obligations under this Agreement or any of the Ancillary Agreements to which Purchaser is or becomes a party, or the consummation of the transactions contemplated hereby or thereby, (b) a claim against Seller or any of its Affiliates for damages as a result of Purchaser entering into this Agreement or any of the Ancillary Agreements to which Purchaser is or becomes a party or the consummation by Purchaser of the transactions contemplated hereby or thereby, or (c) a material delay in or material impairment of Purchaser's performance of its obligations under this Agreement or any of the Ancillary Agreements to which Purchaser is or becomes a party or a material impairment of the authority, right or ability of Purchaser to consummate the Transactions.

    Section 5.5          Brokers.  All negotiations relating to this Agreement and the Transactions have been carried on by Purchaser and in such a manner as not to give rise to any valid claim against Seller or any of its Affiliates (by reason of Purchaser's actions) for a brokerage commission, finder's fee or other like payment to any Person.

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    Section 5.6          Financial Statements.  Purchaser has provided Seller with true and correct copies of Purchaser's balance sheet, income statement, statement of cash flows and statement of retained earnings for each of its last three completed fiscal years, together with the related reports of its independent accountants, Deloitte & Touche LLP (collectively, the "Purchaser Financial Statements").  The Purchaser Financial Statements have been prepared in accordance with GAAP consistently applied and present fairly, in all material respects, the financial position of Purchaser as of the dates of such balance sheets and the results of operations and cash flow of Purchaser for the periods presented therein.

    Section 5.7          No Other Representations and Warranties.  Purchaser acknowledges and agrees that, except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, Seller makes no representations or warranties about the Purchased Assets, the Project or the Project Site, and the Purchased Assets shall be transferred to Purchaser in their condition at the time of Closing, AS-IS, WHERE-IS, without any representation or warranty of condition whatsoever and without any representation or warranty that the Purchased Assets are free from redhibitory or latent defects or vices.

ARTICLE 6

COVENANTS OF EACH PARTY

    Section 6.1          Efforts to Close.  Subject to the terms and conditions herein, each of the Parties hereto shall use its Commercially Reasonable Efforts to consummate and make effective, as soon as reasonably practicable, the Transactions, including the satisfaction of all conditions thereto set forth herein.  Such actions shall include, in the case of Seller, exercising its Commercially Reasonable Efforts to obtain, or to cause one or more of the Assigning Affiliates to obtain, at the earliest practicable date and in any event prior to the Closing Date, each of the consents, waivers, authorizations and approvals of any Governmental Authority which is reasonably necessary to effectuate the Transactions, including Seller's Required Regulatory Approvals, and exercising its Commercially Reasonable Efforts to obtain, or to cause one or more of the Assigning Affiliates to obtain, at the earliest practicable date and in any event prior to the Closing Date, each of the consents, waivers, authorizations and approvals of any other Person which is reasonably necessary to effectuate the Transactions or which is required to transfer, convey and assign to Purchaser at the Closing any and all rights of Seller and the Assigning Affiliates, including contractual rights, necessary to operate the Purchased Assets, including Seller's Required Consents, and the Title Policy and effecting all other necessary notifications, registrations and filings, including, without limitation, filings under applicable Laws, including the HSR Act, and all other necessary filings with any Governmental Authority having jurisdiction over Seller, any of the Assigning Affiliates or the Project.  Such actions shall include, in the case of Purchaser, exercising its Commercially Reasonable Efforts to obtain each of the Permits, licenses, consents, waivers, authorizations and approvals of any Governmental Authority or other Person which is reasonably necessary to effectuate the Transactions, including Purchaser's Required Regulatory Approvals and Purchaser's Required Consents, and effecting all other necessary notifications, registrations and filings, including, without limitation, filings under applicable Laws, including the HSR Act, and all other necessary filings with any Governmental Authority having jurisdiction over Purchaser or any of the Participating Entergy Operating Companies.  Each Party will

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provide the other with copies of all written communications received by it from Governmental Authorities relating to the approval or disapproval of this Agreement, the Ancillary Agreements or the Transactions.

    Section 6.2          Expenses.  Whether or not the Transactions are consummated, except as otherwise provided in the Adjustment Sections or any other provision of this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses.  Notwithstanding the foregoing, (i) costs associated with preliminary title reports or commitments and the Title Policy and any endorsements required by Purchaser shall be borne by Purchaser; (ii) documentary transfer fees, if any, will be borne jointly by Seller and Purchaser, (iii) recording costs and charges respecting real property will be borne by Purchaser, except that Seller shall bear the cost of releasing any monetary Encumbrances of or on the Project Site or any other Purchased Assets attributable to Seller's ownership or use of the Project Site or any of the Purchased Assets (such as Seller's mortgage or any mechanics or materialmens' liens); (iv) except as otherwise specifically set forth in Section 6.12, all fees, charges and costs of economists and other experts, if any, jointly retained by Purchaser and Seller in connection with submissions made to any Governmental Authority and advice in connection therewith respecting approval of the Transactions will be borne jointly; and (v) the filing fee payable in connection the notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the Transactions shall be borne by Purchaser.  All such charges and expenses shall be promptly settled between the Parties at the Closing or upon termination or expiration of further proceedings under this Agreement, or with respect to such charges and expenses not determined as of such time, as soon thereafter as is reasonably practicable.

    Section 6.3          Updating.

        (a)             Seller may from time to time notify Purchaser of any changes or additions to any of Seller's Schedules to this Agreement and Purchaser may from time to time notify Seller of any changes or additions to any of Purchaser's Schedules to this Agreement by the delivery of amendments or supplements thereto, if any, as of a reasonably current date prior to the Closing, but each Party shall in any event at least once not earlier than ten (10) Business Days or later than three (3) Business Days prior thereto so notify the other Party.  Prior to the Closing, no such notification, change, addition, amendment or supplement made pursuant to this Section 6.3 shall be deemed to cure any inaccuracy of any representation or warranty made in this Agreement as of the date hereof, unless the Party receiving such notification specifically agrees thereto in writing, nor shall any such notification be considered to constitute or give rise to a waiver by either Party of any condition set forth in this Agreement, any failure of any Party to satisfy any such condition or any breach of any representation or warranty set forth in this Agreement.  Without limiting the generality of the foregoing, Seller shall notify Purchaser promptly of the occurrence of (i) any material casualty, physical damage, destruction or physical loss respecting, or any material adverse change in, the physical condition of the Project, subject to ordinary wear and tear and to routine maintenance, and (ii) any other material event reasonably likely to impair Seller's ability to perform its obligations under this Agreement.

(b)            Seller shall deliver the Monthly Financial Report to Purchaser not later than fifteen (15) days following the last day of each calendar month.  Seller shall prepare the Inventory Report, as of the last day of each calendar month consistent with Seller's current inventory practices, and Seller shall deliver the

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Inventory Report to Purchaser not later than fifteen (15) days following the last day of each calendar month, provided that the first Inventory Report prepared and delivered pursuant to this sentence shall be prepared as of February 29, 2004 and shall be delivered not later than March 15, 2004.

        (c)             Seller shall provide to Purchaser copies of all notices received by Seller or any of its Affiliates, or sent by Seller or any of its Affiliates, from or to any other party, as the case may be, under the Senior Loan Documents.

        (d)            Purchaser shall provide to Seller copies of its publicly-available regulatory filings with respect to the Transactions as made.

    Section 6.4          Conduct Pending Closing.  Prior to consummation of the Transactions or the termination or expiration of this Agreement pursuant to its terms, unless Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, and except (i) for actions which are required by Law, (ii) for reasonable actions taken in connection with any emergency force majeure event and promptly disclosed in writing to Purchaser, (iii) for actions which arise from or are related to any of the Excluded Assets or the Excluded Liabilities or the anticipated transfer of the Purchased Assets, or (iv) as otherwise contemplated by this Agreement or disclosed in Schedule 6.4, Seller shall:

        (a)             Operate and maintain the Project, or cause the Project to be operated and maintained, in all material respects in accordance with (i) the ordinary course of business consistent with past practices and Accepted Electrical Practices, and (ii) applicable Laws, including Environmental Laws, expending not less than 85 percent of the amounts budgeted therefor in the Cap Ex/O&M Budget; and make such expenditures and the related capital improvements and additions in the amounts and at the times set forth in the Cap Ex/O&M Budget;

        (b)            Not amend, terminate, renegotiate or renew either of the LTSAs, or amend, terminate, renegotiate or, except as required by their terms, renew any Purchased Project Contract, or enter into any new Project Contract that would (if it existed on the date hereof) have been required to be listed in Schedule 4.7 other than "Additional Project Documents" (as defined in the Senior Loan Documents), or default (or take or omit to take any action that, with the giving of notice or passage of time or both, would constitute a default or give rise to a right of termination) under Seller's obligations under either of the LTSAs, or any Purchased Project Contract;

        (c)             Not sell, lease, transfer or dispose of, or make any contract for the sale, lease, transfer or disposition of, any material assets or properties which would be included in the Purchased Assets, except sales, leases, transfers or dispositions of Inventory in the ordinary course of business consistent with past practices and Accepted Electrical Practices and which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

        (d)            Not permit the sale or otherwise permit the transfer, directly or indirectly (whether by assignment, merger, other business combination or otherwise), to any third-party of Seller or all or

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substantially all of the assets of Seller, or suffer to exist or occur any direct or indirect change in the ownership of Seller;

        (e)             Not (i) incur any obligations for borrowed money or guarantee or otherwise become liable for the obligations of, or make any loans or advances to, any Person, except as would after the Closing constitute an Excluded Liability or (ii) delay the payment or discharge of any liability or obligation to GEII under either of the LTSAs or which, upon the Closing, would be an Assumed Liability, whether because of the Transactions or otherwise, provided that Seller may delay the payment or discharge of any liability or obligation the validity of which Seller is disputing or contesting in good faith, to the extent such delay is in compliance with Seller's obligations under Section 6.4(b) and could not reasonably be expected to adversely affect, in any material respect, the operations, maintenance or physical condition of the Project, and such liability or obligation, and any liability or obligation arising from Seller's delay in the payment or discharge thereof, constitute Excluded Liabilities;

        (f)              Except as otherwise required by the terms of the Employee Plans or applicable Law, not, and cause Guarantor, CGS or any of their Affiliates not to, (i) materially increase the salaries or wages of Employees prior to the Closing, (ii) take any action prior to the Closing to effect a material change in the Employee Plans or enter into or otherwise become bound by any Collective Bargaining Agreement relating to the terms of employment of any Employees or otherwise relating in any manner to the Project, (iii) take any action prior to the Closing to materially increase the aggregate benefits payable to Employees or (iv) hire, or transfer to the Project, any new Employees or Independent Contractors (other than those Independent Contractors engaged on behalf of the Agent and the Banks pursuant to the Senior Loan Documents) prior to the Closing, other than to fill vacancies in existing positions in the reasonable discretion of Seller;

        (g)             Not grant any Encumbrance on any Purchased Assets, except Permitted Encumbrances;

        (h)             Maintain or cause to be maintained in force and effect the material property and liability insurance policies related to the Project;

        (i)              (i) Not make any material change in the levels of Inventory maintained at the Project except in accordance with the ordinary course of business consistent with past practices and Accepted Electrical Practices, and (ii) ensure that the inventory of Consumables reflected on the Closing Inventory Report shall not be less than the inventory of Consumables reasonably necessary for the operation of the Project (assuming operation of the Project at a fifty percent (50%) capacity factor) for not less than the sixty (60) day period following the Closing;

        (j)              Use Commercially Reasonable Efforts to maintain customary business relationships with any lessor, licensor, or supplier of Seller to the extent relating to the Project and customary relations with Employees, each in accordance with the ordinary course of business consistent with past practices;

        (k)             Not take any action which would cause any of Seller's representations and warranties set forth in ARTICLE 4 to be untrue in any material respect as of the Closing;

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        (l)              Promptly give notice to Purchaser upon becoming aware of the occurrence or impending occurrence of any event which would (i) cause any of the representations of Seller contained herein to be untrue in any material respect or (ii) constitute a breach of any of the covenants of Seller contained in this Agreement;

        (m)           Not resolve, settle or compromise any Environmental Condition, Environmental Claim or Environmental Liability, including without limitation with any Governmental Authority, except to the extent such resolution, settlement or compromise does not impose any post-Closing liabilities on Purchaser or require any post-Closing Remediation; and

        (n)             Use best Commercially Reasonable Efforts to terminate, prior to Closing, the Little Bell Servitude.

        (o)            Use Commercially Reasonable Efforts (i) to document, or cause to be documented, prior to the Closing, the complete terms of all Warranties the complete terms of which are not documented as of the Effective Date and (ii) to obtain assignments from third parties to Seller of all Warranties which, as of the Effective Date, are made to any Person other than Seller.

Provided, however, that nothing in this Section 6.4 shall (i) obligate Seller to make expenditures other than in the ordinary course of business consistent with past practices, or to otherwise suffer any economic detriment, (ii) preclude Seller from paying, prepaying or otherwise satisfying any liability which, if outstanding as of the Closing Date, would be an Assumed Liability or an Excluded Liability, (iii) preclude Seller from incurring any liabilities or obligations to any third party in connection with obtaining such Party's consent to any transaction contemplated by this Agreement or the Ancillary Agreements provided such liabilities and obligations incurred under this clause (iii) shall be Excluded Liabilities pursuant to Section 2.4 hereof if not approved in advance by Purchaser (which approval shall not be unreasonably withheld or delayed) or (iv) preclude Seller from instituting, participating in or completing any program designed to promote compliance or comply with applicable Laws or Accepted Electrical Practices with respect to the Project or Purchased Assets.

    Section 6.5          Bankruptcy Actions.

        (a)             No later than five Business Days after the Effective Date, Seller shall file with the Bankruptcy Court a motion or motions, in form and substance reasonably satisfactory to Purchaser (collectively, the "Sale Motion"), seeking, among other things, entry of (i) an order approving (A)  the terms of this Agreement, (B) the bidding protections described and/or set forth in Section 6.6 of this Agreement or otherwise set forth in the Sale Motion, and (C) certain procedures relating to alternative offers for the Purchased Assets, which order shall be in the form of Exhibit H hereto (the "Bidding Procedures Order"), and (ii) an order approving the sale of the Purchased Assets to Buyer free and clear of all Liens and claims (as defined under the Bankruptcy Code) pursuant to Section 363(f) of the Bankruptcy Code, which order shall be in substantially the form of Exhibit I hereto (the "Approval Order").

        (b)            Seller shall use Commercially Reasonable Efforts to have the Bankruptcy Court (i) schedule a hearing on the Sale Motion, (ii) enter the Bidding Procedures Order as soon as practicable following the

EXECUTION VERSION

Petition Date, but in any case no later than forty-five (45) days after the Petition Date, (iii) enter the Approval Order as and when contemplated by the Bidding Procedures Order, but in any case no later than ninety (90) days after the Petition Date, and (iv) not vacate, stay, amend, reverse, supplement, or modify the Bidding Procedures Order or the Approval Order.  Seller shall not withdraw the Sale Motion or seek to revoke, modify, or supplement the Sale Motion, the Bidding Procedures Order, or the Approval Order without the prior written consent of Purchaser.  Furthermore, Seller shall use Commercially Reasonable Efforts to obtain any other approvals or consents from the Bankruptcy Court that may be reasonably necessary to consummate the Transactions.

        (c)             Purchaser shall use its Commercially Reasonable Efforts to assist Seller in obtaining the Bidding Procedures Order and the Approval Order, including providing testimony as required at any hearing before the Bankruptcy Court.

        (d)            Seller shall promptly provide Purchaser with drafts of all documents, motions, orders, filings, or pleadings that Seller or any Affiliate thereof proposes to file with the Bankruptcy Court or any other court or tribunal which relate in any direct manner to (i) this Agreement or the Transactions; (ii) the Sale Motion; (iii) entry of the Bidding Procedures Order or the Approval Order; or (iv) the Business (including, without limitation, all "first-day papers" to be filed in the Case), and will provide Purchaser with a reasonable opportunity, if practicable, to review such documents in advance of their service and filing.  To the extent practicable, Seller shall consult and cooperate with Purchaser, and consider in good faith the views of Purchaser, with respect to all such filings.

        (e)             Seller shall comply with all requirements of the Bankruptcy Code and Federal Rules of Bankruptcy Procedure (as such rules may be modified by order of the Bankruptcy Court) in connection with obtaining approval of the sale of the Purchased Assets (including the assumption and assignment to Buyer of the Purchased Project Contracts) to Purchaser pursuant to this Agreement.  Notice of the hearings on the request for entry of the Bidding Procedures Order and the Approval Order pursuant to the Sale Motion, notice of any hearings at which objections to proposed cure amounts or other issues regarding the proposed assumption and assignment of the Purchased Project Contracts pursuant to the Sale Motion, and notice of the deadline for all objections to entry of the Bidding Procedures Order, the Approval Order, or any other order related thereto or to the Sale Motion shall be properly served by Seller in accordance with all applicable Federal Rules of Bankruptcy Procedure and all applicable local rules and standing orders of the Bankruptcy Court on all parties required to receive such notices, including, without limitation, all parties who have asserted any Encumbrance on or in any of the Purchased Assets, all parties to any of the Purchased Project Contracts, counsel to any statutory committee appointed in the Case, the Office of the United States Trustee for the Western District of Louisiana, all financial institutions that have provided loans to Seller having amounts outstanding, all parties filing notices of appearance or requests for papers in the Case, the Internal Revenue Service, the U.S. Environmental Protection Agency and any applicable Louisiana environmental agency, and, to the extent required, each of Seller's other creditors.  In addition, notice of the Sale Motion and the hearing on the request for entry of the Approval Order and the objection deadline for such hearing shall be

EXECUTION VERSION

given by Seller, in a form reasonably satisfactory to Purchaser, by publication of a notice in The Wall Street Journal (National Edition), The Houston Chronicle and The Advocate (Baton Rouge, Louisiana) at a time reasonably in advance of such objection deadline and hearing.  Upon entry of the Bidding Procedures Order by the Bankruptcy Court, Seller (and its Affiliates) will strictly comply with such Bidding Procedures Order.

    Section 6.6          Bidding Procedures.  Seller acknowledges that this Agreement is the culmination of an arm's-length process undertaken by Seller to identify and negotiate a transaction with a bidder who was prepared to pay a reasonable, fair and acceptable price to date for the Purchased Assets while assuming or otherwise satisfying certain liabilities in order to maximize value for Seller's constituents.  Seller agrees that the bidding procedures (the "Bidding Procedures") to be employed with respect to this Agreement concerning the sale of the Purchased Assets to Purchaser shall be employed pursuant to the terms of the Bidding Procedures Order and the terms and conditions of that order are incorporated by reference and made an integral part of this Agreement as if fully set forth herein.  The Bidding Procedures and related bid protections are designed to compensate Purchaser for its efforts and agreements to date and to facilitate a full and fair process designed to maximize the value of the Purchased Assets for the benefit of Seller's bankruptcy estate.  In particular, Seller acknowledges and agrees that (i) no other party to date has been willing to enter into a definitive agreement for the purchase of the Purchased Assets on terms acceptable to Seller and its creditor constituencies, (ii) the execution of this Agreement by Purchaser is a necessary prerequisite to determining whether any party other than Purchaser is willing to enter into a definitive agreement for the purchase of the Purchased Assets on terms acceptable to Seller and its creditor constituencies, (iii) Purchaser would not be willing to enter into this Agreement without the protections afforded to it pursuant to the Bidding Procedures, including the Liquidated Damages, and (iv) as a result, such protections are expenses necessary to maximize the value of Seller's bankruptcy estate.

    Section 6.7          Regulatory Approvals.

        (a)             Subject to Section 6.1, on a mutually agreed date Seller and Purchaser shall each file or cause to be filed with the Federal Trade Commission and the Department of Justice all notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the Transactions. The Parties shall consult with each other as to the appropriate time of filing such notifications and shall agree in good faith upon the timing of such filings.

        (b)            Subject to Section 6.7(f) each Party shall:

                        (i)              take promptly any or all of the following actions to the extent necessary to eliminate any concerns on the part of any Governmental Authority regarding the legality under any applicable Law of the consummation of the Transactions: entering into negotiations, providing information or making proposals;

                        (ii)            use Commercially Reasonable Efforts (including taking the steps contemplated by Section 6.7(b)(i) to prevent the entry in a judicial or administrative proceeding brought under any Law by any Governmental Authority or any other party for a permanent or preliminary injunction, temporary restraining order or other order that would make consummation of the Transactions unlawful or that would prevent or delay such consummation; and

EXECUTION VERSION

                     (iii)          take promptly, in the event that such an injunction or order has been issued in such a proceeding, any and all Commercially Reasonable Efforts, including the appeal thereof, the posting of a bond or the steps contemplated by Section 6.7(b)(i), necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

        (c)             Subject to Section 6.1, Purchaser shall have the primary responsibility for securing the transfer, reissuance or procurement of the Permits and Environmental Permits effective as of the Closing Date.  Consistent with Section 6.1, Seller shall use all Commercially Reasonable Efforts to cooperate and assist with Purchaser's transfer, reissuance, modification or procurement of Permits and Environmental Permits, including without limitation by executing any required forms or providing timely and appropriate notices to Governmental Authorities for Purchaser to obtain all Permits and Environmental Permits that are to be transferred to it, reissued or procured pursuant to Section 2.1(f).  Purchaser and Seller further acknowledge and agree that such action may be required prior to, on or after the Closing Date, provided that the transfer or reissuance of any permit or Environmental Permit shall not be effective prior to Closing.

        (d)            Subject to Section 6.1, Purchaser and Seller shall each take all Commercially Reasonable Efforts, including without limitation executing any required forms or providing appropriate notices to Governmental Authorities, in a timely fashion, for Purchaser to obtain all, or the rights to all, SO2 Emission Allowances that are to be transferred to it pursuant to Section 2.1(k) without limitation the right to receive such SO2 Emission Allowances that are or may be allocated or issued in the future.  Purchaser and Seller further acknowledge and agree that such actions may be required prior to, on or after the Closing Date, providing that such transfer shall not be effective prior to the Closing.

        (e)             Seller shall cause the Pre-Closing Environmental Assessment to be prepared (at the joint expense of Seller and Purchaser) not earlier than thirty (30) days prior to the closing and delivered to Purchaser at least fifteen (15) days prior to the Closing.  At its sole cost and expense, not to exceed $2,500,000, Seller promptly shall undertake or cause to be undertaken by the Environmental Consultant all necessary actions to redress to Purchaser's reasonable satisfaction any Environmental Condition identified in the Pre-Closing Environmental Assessment or otherwise identified by Purchaser during due diligence that was not identified in the environmental assessment conducted prior to the Effective Date, including without limitation by expeditiously moving forward to complete any such Remediation and also by paying immediately when due the costs of any such Remediation.  Without limiting the generality of the foregoing, to the extent required by Environmental Laws, Seller shall submit to the relevant Governmental Authorities a plan of Remediation or other appropriate submission to achieve the closure of any such Environmental Condition so identified; provided, however, that the outcome of any plan of Remediation shall be a "no further action" or analogous determination by the Governmental Authority that the Remediation has been performed in compliance with Environmental Laws and that no further Remediation is required.  Purchaser

EXECUTION VERSION

shall have a reasonable right of prior review, comment and approval of any such plan of Remediation or other submission to any Governmental Authority.  Any such submission shall identify Seller as the sole party responsible for compliance with the terms and conditions of the Remediation or submission in question.

        (f)              Notwithstanding anything herein to the contrary, nothing in this Agreement shall require Purchaser or any of its Affiliates to dispose of or sell any assets or properties or businesses, hold separate particular assets or categories of assets or properties or businesses, or agree to dispose of or hold separate one or more assets or properties, or to take any other action that could have an adverse effect on Purchaser or any of its Affiliates.

    Section 6.8          Assignment of Contracts.  (a)  The Approval Order shall include an authorization for Seller to assume and assign to Purchaser all Purchased Project Contracts, with Seller responsible for the cure of all monetary defaults with respect to those Purchased Project Contracts in accordance with Section 6.9 below.

        (b)            Notwithstanding anything to the contrary in this Agreement or otherwise, Purchaser shall have the right through Closing to amend Schedule 2.1(e) hereto to (i) delete from Schedule 2.1(e) any Purchased Project Contract; and (ii) add any contract or agreement to which Seller is a party to Schedule 2.1(e) (other than the Project Contracts listed in Schedule 2.2(c)).  Seller shall use Commercially Reasonable Efforts to assist Purchaser in making its determination as to whether to delete Purchased Project Contracts from Schedule 2.1(e), including, without limitation, providing Purchaser with, or making available to Purchaser, copies of all such Purchased Project Contracts and all amendments or supplements thereto and providing Purchaser with access to, and contact and other information it possesses, with respect to all third parties to such Purchased Project Contracts.  Purchaser agrees and acknowledges that its right to take assignment of Purchased Project Contracts added to Schedule 2.1(e) shall be subject to the obligation of Seller to give reasonable notice to parties to such additional Purchased Project Contracts of Seller's intent to assume such contracts and assign such contracts to Purchaser and any other applicable procedures established by the Bankruptcy Court or required by the Bankruptcy Code.  No representation, warranty or covenant of Seller made herein shall be deemed breached as a result of the removal by Purchaser of any Purchased Project Contract from Schedule 2.1(e) pursuant to this Section 6.8(b).

    Section 6.9          Cure of Defaults.  Subject to entry of the Approval Order with the requirement referred to in Section 6.8 and the occurrence of the Closing, Seller shall at its expense cure any and all defaults with respect to the Purchased Project Contracts that will be transferred to Purchaser at Closing as and in the amount required by the Bankruptcy Court.

    Section 6.10      Adequate Assurances Regarding Purchased Project Contracts.  With respect to each Purchased Project Contract that will be transferred to Purchaser at Closing, Purchaser will provide adequate assurance to the extent required under the Bankruptcy Code of the future performance of such Purchased Project Contract by Purchaser.  Purchaser and Seller agree that they will promptly take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under such Purchased Project Contracts, such as furnishing affidavits, non-confidential financial information or other documents or information for filing with the Bankruptcy Court and making Purchaser's and Seller's representatives available to testify before the Bankruptcy Court.

EXECUTION VERSION

   Section 6.11      Performance Under Contracts.  Subject to the terms and conditions of this Agreement, including, without limitation, Section 2.3, Purchaser shall, from and after the Closing Date, (a) assume all obligations and liabilities of Seller that constitute Assumed Liabilities under the Purchased Project Contracts that are transferred to Purchaser at Closing; and (b) take all actions reasonably necessary to satisfy the Assumed Liabilities.

    Section 6.12      Tax Matters.

        (a)             All Transfer Taxes incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby (whether imposed on Seller or Purchaser) shall be borne one-half by Seller and one-half by Purchaser.  Seller will timely prepare and file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and timely pay the amount shown as due on such Tax Returns to the applicable Governmental Authority.  Purchaser will be entitled to review such returns a reasonable period in advance of filing, not less than ten (10) Business Days prior to the due date of such Tax Returns, and such Tax Returns shall be subject to Purchaser's approval (which shall not be unreasonably withheld or delayed).  Not less than five (5) Business Days prior to the due date of such Tax Returns, Purchaser shall pay to Seller one-half of the amount shown as due on such Tax Returns, as approved by Purchaser or, in the event of a dispute, determined in accordance with this Agreement.  To the extent required by applicable Law, but subject to such review and approval, Purchaser or any of its Affiliates will join in the execution of any such Tax Returns or other documentation.  To the extent this transaction is a sale of tangible personal property (corporeal movables), Purchaser and Seller intend for this sale to qualify as an isolated or occasional sale of tangible personal property pursuant to La. Rev. Stat. 47:301(10). Purchaser and Seller shall cooperate with each other to provide any applicable exemption certificates or other documentation necessary to obtain available tax exempt status for this transaction.

        (b)            With respect to Property Taxes to be prorated in accordance with Section 3.4 of this Agreement, Purchaser shall prepare and timely file all Tax Returns required to be filed after the Closing with respect to the Purchased Assets, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns.  Purchaser's preparation of any such Tax Returns shall be subject to Seller's approval, which approval shall not be unreasonably withheld or delayed.  Purchaser shall make such Tax Returns available for Seller's review and approval no later than twenty (20) Business Days prior to the due date for filing such Tax Returns, it being understood that Seller's failure to approve any such Tax Returns shall not limit Purchaser's obligation to timely file such Tax Returns and duly and timely pay all Taxes shown to be due thereon.  Not less than five (5) Business Days prior to the due date of any such Taxes, Seller shall pay to Purchaser the amount shown as due on such Tax Returns as determined in accordance with Section 3.4 of this Agreement to be the responsibility of Seller and to the extent required by Law, Seller shall join in the execution of any such Tax Returns.

        (c)             With respect to prorated Property Taxes to be paid by Seller, Seller's preparation of any Tax Return relating to a lien for Property Taxes on or related to the Purchased Assets that will arise after the Closing Date shall be subject to Purchaser's approval, which approval shall not be unreasonably withheld or delayed.  Seller shall make such Tax Returns available for Purchaser's review and approval no later than twenty (20) Business Days prior to the due date for filing such Tax Return, it being understood that

EXECUTION VERSION

Purchaser's failure to approve any such Tax Return shall not limit Seller's obligation to timely file such Tax Returns and duly and timely pay all Taxes shown to be due thereon.  Not less than five (5) Business Days prior to the due date of any such Taxes, Purchaser shall pay to Seller the amount shown as due on such Tax Returns as determined in accordance with Section 3.4 of this Agreement to be the responsibility of Purchaser and to the extent required by Law, Purchaser or any of its Affiliates shall join in the execution of any such Tax Returns.  In preparing and reviewing such Tax Returns, the Parties shall cooperate and act in good faith to resolve any disagreement related to such Tax Returns as between the Parties or as between either Party and any Governmental Authority.

        (d)            Purchaser and Seller shall provide the other Party with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting Party with any records or information which may be relevant to such return, audit or examination, proceedings or determination.  Any information obtained pursuant to this Section 6.12 or pursuant to any other Section hereof providing for the sharing of information relating to or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties hereto.  Notwithstanding anything in this Agreement or the Confidentiality Agreement to the contrary, each Party (and each of its directors, officers, employees, Affiliates, agents and other representatives) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to or otherwise obtained or prepared by or on behalf of such Party relating to such tax treatment and tax structure.

        (e)             Any refund or rebate of Taxes paid or payable with respect to Taxes attributable to any of the Purchased Assets shall be promptly paid as follows (or to the extent payable but not paid due to offset against other Taxes shall be promptly paid by the Party receiving the benefit of the offset as follows): (i) to Seller if attributable to Taxes with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date); and (ii) to Purchaser if attributable to Taxes with respect to any Tax year or portion thereof beginning after the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period ending after the Closing Date).

        (f)              In the event that a dispute arises between Seller and Purchaser as to the amount of Taxes, the Parties shall attempt in good faith to resolve such dispute, and any amount so agreed upon shall be paid to the appropriate Party. If such dispute is not resolved within thirty (30) days thereafter, the Parties shall submit the dispute to the Independent Accounting Firm for resolution in accordance with the provisions ofSection 3.7, which resolution shall be final, conclusive and binding on the Parties.  Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accounting Firm in resolving the dispute shall be borne one-half by Seller and one-half by Purchaser.  Any payment required to be made as a result of

EXECUTION VERSION

the resolution of the dispute by the Independent Accounting Firm shall be made within ten (10) days after such resolution, together with any interest thereon determined by the Independent Accounting Firm to be appropriate.

    Section 6.13      Risk of Loss.

        (a)             From the date hereof to the Closing, all risk of loss or damage to the assets and properties included in the Purchased Assets, including the Project, shall be borne by Seller.

        (b)            If, before the Closing, all or any portion of the Purchased Assets, including the Project or the Project Site, becomes subject to or is threatened in writing by a competent Governmental Authority with any condemnation or eminent domain proceeding, Seller shall notify Purchaser promptly in writing of such fact, and Purchaser may elect, in its sole discretion, either to (i) require Seller upon the Closing to assign or cause to be assigned to Purchaser any claim, settlement, or proceeds thereof related to such proceeding to which Seller or any of its Affiliates may be entitled and proceed with the Transactions, or (ii) terminate this Agreement.

        (c)             If, before the Closing, all or any portion of the Purchased Assets, including the Project or the Project Site, is damaged or destroyed (the "Damaged Portion") (whether by fire, theft, vandalism or other casualty) in whole or in part, Seller shall notify Purchaser promptly in writing of such fact.  If the Damaged Portion could reasonably be expected to be fully repaired or restored, in accordance with Accepted Electrical Practices, on or before the Termination Date for an estimated cost not exceeding an amount equal to the sum of $5,000,000 and proceeds from Project Insurance Policies in respect of such Damaged Portion, Seller shall bear the costs of and responsibility for fully repairing or restoring the Damaged Portion by the Termination Date, delay the Closing for such reasonable time as is necessary to accomplish the same, but in no event later than the Termination Date, and promptly commence and diligently pursue such repair or restoration. Seller shall use Commercially Reasonable Efforts to (i) cooperate with Purchaser, (ii) include Purchaser in meetings and communications relating to such repair or restoration in order to enable Purchaser to evaluate the quality and sufficiency thereof, and (iii) complete such full repair or restoration on or before the Termination Date.  If the cost of such repair or restoration of the Damaged Portion exceeds $1,500,000, Seller will not grant its final acceptance of any such repair or restoration without Purchaser's prior written consent.  If, before the Closing, all or any portion of the Purchased Assets, including the Project or the Project Site, is damaged or destroyed (whether by fire, theft, vandalism or other casualty) and the Damaged Portion could not reasonably be expected to be fully repaired or restored, in accordance with Accepted Electrical Practices, on or before the Termination Date, for an estimated cost not exceeding an amount equal to the sum of $5,000,000 and proceeds from Project Insurance Policies in respect of such Damaged Portion, then Purchaser may elect, in its sole discretion, either to (x) require Seller upon the Closing to transfer or cause to be transferred to Purchaser the proceeds (or the right to the proceeds) of applicable insurance to which Seller or any of its Affiliates may be entitled and proceed with the Transactions, or (y) terminate this Agreement.

    Section 6.14      Insurance.  Purchaser acknowledges and agrees that, effective upon the Closing, the Project Insurance Policies shall be terminated or modified to exclude coverage of the Purchased Assets, including the Project, by Seller or any Affiliate thereof, and, as a result, Purchaser shall be obligated at or

EXECUTION VERSION

before the Closing to obtain at its sole cost and expense replacement insurance, including insurance required by any third party to be maintained by or for the benefit of Seller or any of its Affiliates with respect to the Purchased Assets, including the Project.  Purchaser further acknowledges and agrees that Purchaser may need to provide to certain Governmental Authorities and third parties evidence of such replacement or substitute insurance coverage for the continued operation of the Purchased Assets, including the Project, following the Closing.  If requested by Seller, Purchaser shall use its Commercially Reasonable Efforts to assist Seller, at Seller's cost, in obtaining so-called "tail" coverage in respect of claims brought after the Closing for events occurring prior to the Closing, including, if appropriate, listing Seller as an additional insured or named insured in policies of Purchaser.

    Section 6.15      Post Closing - Further Assurances.  At any time or from time to time after the Closing, each Party will, upon the reasonable request of the other Party, execute and deliver any further instruments or documents, and exercise Commercially Reasonable Efforts to take such further actions as may reasonably be required, to fulfill and implement the terms of this Agreement or realize the benefits intended to be afforded hereby.  After the Closing, and upon prior reasonable request, each Party shall exercise Commercially Reasonable Efforts to cooperate with the other, at the requesting Party's expense (but including only out-of-pocket expenses to third parties and not the costs incurred by any Party for the wages or other benefits paid or payable to its officers, directors or employees in furnishing assistance), in furnishing non-privileged records, information, testimony and other assistance in connection with any inquiries, actions, audits, proceedings or disputes involving the Purchased Assets or any of the Parties hereto (other than in connection with disputes between the Parties hereto) and based upon contracts, arrangements or acts of Seller or Purchaser, which were in effect or occurred on, prior to, or after Closing and which relate to the Purchased Assets, including, without limitation, arranging discussions with (and calling as a witness) officers, directors, employees, agents and representatives of Purchaser or Seller.

    Section 6.16      Information and Records.

        (a)             Prior to the Closing, Seller will provide or cause to be provided to Purchaser and its agents, on a no notice basis, (i) full access to all books, records, documents or information reasonably relating to the Project; and (ii) such access to the Project and all individuals who regularly work at or in support of the Project, in each case at Purchaser's sole cost, risk and expense, as Purchaser may request for any reasonable purpose, including for purposes of verifying the accuracy of Seller's representations and warranties as set forth in ARTICLE 4, confirming Seller's compliance with its obligations under this Agreement or any Ancillary Agreement, evaluating the quality and sufficiency of the performance of the operations and maintenance of the Project, evaluating the condition, operations and operating characteristics of the Purchased Assets, supporting the consummation of the Transactions or the safe and efficient transfer of the operations of the Project or making or conducting any surveys, assessments, inspections or tests that Purchaser considers reasonably necessary to verify the satisfaction of any of  the conditions set forth in ARTICLE 8 or otherwise reasonably necessary.  Seller acknowledges that such inspections and tests may include boundary and other surveys of the Immovable Property (or any portion thereof), soil tests and borings and other engineering studies, environmental tests and assessments, and inspections for purposes of determining or verifying the

EXECUTION VERSION

location and adequacy of utilities and other improvements; provided that in no event shall Purchaser unreasonably interfere with Seller's operation of the Project.  Seller further acknowledges that, in connection with such inspections and tests, Purchaser may contact any Governmental Authority having jurisdiction over Seller, any of its Affiliates or any of the Purchased Assets as part of Purchaser's due diligence investigation with respect to the Project.  Seller hereby consents to any such contact.

        (b)            Without limiting the generality of the foregoing, Seller will provide Purchaser an office at the Project reasonably satisfactory to Purchaser sufficient to accommodate two (2) individuals on a daily basis and equipped with the equipment and supplies appropriate for Purchaser's use thereof for the exercise of its rights pursuant to this Section and reasonably satisfactory to Purchaser.

        (c)             Without limiting the generality of the foregoing, Seller shall provide Purchaser with access to information and personnel sufficient to allow Purchaser to assess and determine to its reasonable satisfaction the presence, scope and extent of any Environmental Conditions at the Project Site, the accuracy of Seller's representations and warranties in Section 4.15, the status of any Remediation or otherwise.  This right of access shall include without limitation the right to request information directed to Seller from, or other information from, any Governmental Authority with jurisdiction over the Project or the Project Site, as well as access to the Project Site by the Environmental Consultant or any qualified professional consultant selected by Purchaser for the purpose of performing investigations or assessments necessary or appropriate in Purchaser's reasonable discretion to assess the foregoing, including without limitation the status of any Remediation or response to any Release of Hazardous Substances.  Seller hereby consents, for the purpose of this Section and otherwise, to any such investigation provided that in no event shall Purchaser unreasonably interfere with Seller's operation of the Project.

        (d)            For a period of seven (7) years after the Closing (or, if requested in writing by Seller within seven (7) years after the Closing, until the closing of the examination of Seller's federal income Tax Returns for all periods prior to and including the Closing, if later,) Purchaser will (i) permit Seller to examine and make copies, at Seller's expense, during normal business hours and upon reasonable notice, of any books, records, documents or information reasonably relating to the Project and included in the Purchased Assets delivered to it by Seller, for any reasonable purpose, including any litigation now pending or hereafter commenced against Seller, or the preparation of income or other Tax Returns and (ii) provide to Seller, upon reasonable notice, such reasonable access to the Project and all individuals who regularly work in or for the business of Purchaser at the Project during normal business hours as Seller may request in any such notice for any such reasonable purpose; provided, however, that all such examinations by Seller shall occur and all such access shall be provided to Seller at times and places reasonably set by Purchaser, and in no event shall Seller interfere with Purchaser's operation of the Project or the conduct of its business.  During such time period after the Closing, Seller will permit Purchaser to examine and make copies, at Purchaser's expense, during normal business hours and upon reasonable notice, of Seller's accounting books and records retained as Excluded Assets pursuant to Section 2.2(m) and any other books, records, documents or information reasonably relating to the Project not delivered to Purchaser by Seller, for any reasonable purpose.

EXECUTION VERSION

        (e)             During such time period after the Closing, Purchaser will provide to Seller, at Seller's expense, copies of such books, records, documents and information reasonably relating to the Project and included in the Purchased Assets delivered to it by Seller, and Seller will provide to Purchaser, at Purchaser's expense, copies of Seller's accounting books and records retained as Excluded Assets pursuant to Section 2.2(m) and any other books, records, documents or information reasonably relating to the Project not delivered to Purchaser by Seller, in either such case for any reasonable purpose, including any litigation now pending or hereafter commenced against the requesting Party by any Person.  Each Party will provide reasonable notice to the other Party of its need to access such books, records, documents or other information.

    Section 6.17      Use of Cleco Marks.  Cleco Marks will appear on some of the Purchased Assets, including on signage at the Project, and on supplies, materials, stationery, brochures, advertising materials, manuals and similar consumable items located at the Project.  Purchaser has and, except as provided in this Section 6.17, from and after the Closing Purchaser shall have, no right to use the Cleco Marks.  Purchaser and its Affiliates shall have the right to use for internal purposes only manuals and other books, records, documents and materials bearing Cleco Marks from and after the Closing.  Purchaser and its Affiliates may otherwise use and consume any items of Tangible Movable Property, Inventory, and similar supplies and consumable items (excluding stationery), and other Purchased Assets bearings Cleco Marks from and after the Closing; provided that, to the extent practicable, such items are overstamped or otherwise appropriately modified to indicate that the Business is then being conducted by Purchaser.  Subject to the foregoing rights of use, Purchaser shall, as promptly as reasonably practicable after the Closing, remove the Cleco Marks from, or otherwise appropriately modify so as to render the Cleco Marks no longer visible on, the Purchased Assets, including signage at the Project.

    Section 6.18      Employee Matters.

        (a)             Prior to the Closing Date, Seller will cause Guarantor, Seller, CGS or any of their Affiliates to terminate any leased employee services, temporary services or other agreements concerning or relating to Employees, Independent Contractors, or Persons performing work or services for the direct or indirect benefit of the Project, including the Operation and Maintenance Agreement between Seller and CGS, dated May 29, 2001, the WillStaff Worldwide Temporary Staffing Service Agreement between Cleco Corporation and WillStaff Worldwide Staffing dated September 4, 2001, the CT LTSA, the CCGT LTSA, and any agreements between Guarantor, Seller, CGS or any of their Affiliates and Ron Williams Construction Company.  Purchaser has no obligation to employ or retain any current or former Employees or Independent Contractors of Guarantor, Seller, CGS or any of their Affiliates before or after the Closing Date.  Purchaser has no obligation to assume any employment agreements or other agreements concerning or relating to current or former Employees, Independent Contractors, or Persons performing work or services for the direct or indirect benefit of the Project.  Purchaser may, in Purchaser's sole discretion, elect to offer employment that would not commence earlier than the next Business Day after the Closing Date to any current or former Employees or Independent Contractors on such terms and conditions as Purchaser may determine, but Purchaser shall not be obligated to do so pursuant to this Agreement, the Confidentiality Agreement or any

EXECUTION VERSION

other written or verbal agreement, representation or statement related to the Transactions.  Seller shall not make, and shall cause Guarantor, CGS and their Affiliates to not make, any written or verbal agreement, representation or statement to current or former Employees or Independent Contractors about the possibility of employment or retention on the Project with Purchaser or any of its Affiliates that is inconsistent with the foregoing provisions of this Section 6.18(a).  Notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreement, prior to the Closing, upon reasonable prior notice to Seller, Purchaser may communicate with any current or former Employee or Independent Contractor about the possibility of employment with Purchaser.  If Purchaser in its sole discretion, chooses to offer employment to any Employee or Independent Contractor and such individual accepts such offer, such individual shall be considered, for all purposes, as a newly-hired employee of Purchaser.  In the event Purchaser decides to hire any former Employees of Guarantor, Seller, CGS or any of their Affiliates, Purchaser shall notify Seller of such decision and Seller shall cause Guarantor, Seller, CGS or any of their Affiliates that are party to or benefited by the agreements described in this sentence to release those employees from any provisions of the "Acknowledgement and Protection of Confidential Information" agreements or other confidentiality agreements, or any other agreement between Guarantor, Seller, CGS or any of their Affiliates and their former Employees with respect to matters relating to the Project, any of the Purchased Assets or the Transactions, that may or does interfere with the Person's prospective employment with Purchaser.

        (b)            With respect to any "mass layoff" or "plant closing" as defined by the WARN Act, its regulations or similar Law affecting any Employees or other individuals performing work or services related to or for the Project who may be legally classified as employees of Guarantor or any of its Affiliates, Seller shall cause its Affiliates to (a) comply fully with the WARN Act and its regulations and any similar applicable Law, and (b) perform and discharge the obligation, if any, to serve in a timely manner and fashion all notices required by the WARN Act, its regulations or any similar Law to Employees or other individuals performing work or services related to or for the Project who may be legally classified as employees of Guarantor or any of its Affiliates.

    Section 6.19      Additional Covenants of Purchaser.  Purchaser hereby agrees with and covenants to Seller that:

        (a)             Prior to consummation of the Transactions or the termination or expiration of this Agreement pursuant to its terms, unless Seller shall otherwise consent in writing, Purchaser shall not take or suffer to be taken any action which would cause any of Purchaser's representations and warranties set forth in ARTICLE 5 to be inaccurate or incorrect in any material respect as of the Closing; and

        (b)            If the Closing occurs and if, and to the extent that, the assignment to and assumption by Purchaser of the LTSAs pursuant to this Agreement effects a transfer to Purchaser of any prepayments, credits or refunds that constitute Excluded Assets, Purchaser shall promptly pay to Seller any amounts as, when and to the extent realized by Purchaser, in respect of such Excluded Asset.

    Section 6.20      Additional Covenants of Seller.  Seller hereby agrees with and covenants to Purchaser that:  Seller shall:

EXECUTION VERSION

        (a)             cooperate with Purchaser in assessing the Purchased Assets and their operating characteristics in the interest of facilitating an orderly transition of the management of the Purchased Assets, including the Project, on the Closing Date; and,

        (b)            use Commercially Reasonable Efforts to prosecute and obtain modification of the air operating permit for the Project that will allow start-up and shut-down operations to take place in a manner and frequency and at the NOx emission rates substantially similar to those used and experienced by Seller since July 31, 2000 without causing a violation of such permit.

    Section 6.21      Waiver of Implied Warranties.  Purchaser and its agents, consultants and representatives have had a reasonable opportunity to inspect the Purchased Assets.  Purchaser waives all warranties and representations imposed on Seller as a matter of law (other than the express representations and warranties of Seller set forth in this Agreement or any Ancillary Agreement) as to the condition of the Purchased Assets, including without limitation, the following:

        (a)             the warranty of fitness for intended purpose or guarantee against hidden or latent redhibitory vices under Louisiana law, including Louisiana Civil Code Articles 2520 through 2548;

        (b)            the warranty imposed by Louisiana Civil Code Article 2475;

        (c)             all rights in redhibition pursuant to Louisiana Civil Code Article 2520, et seq.; and,

        (d)            the warranty of fitness for ordinary use under Louisiana Civil Code Article 2524.

    Section 6.22      Limitations on Solicitation of Alternative Transactions.  (a)  Seller shall not, and shall cause its Affiliates not to, directly or indirectly, through any officer, director, employee, agent, representative, shareholder, or otherwise, solicit or initiate Acquisition Proposals unless made in accordance with the Bidding Procedures Order or unless, if made prior to the entry of the Bidding Procedures Order, made as if the Bidding Procedures Order had been entered.  Seller shall not provide any non-public information with respect to Seller and its Affiliates or the Transactions to any Person that expresses a bona fide interest in making a bid in accordance with the terms of the Bidding Procedures Order unless:  (i) such non-public information is provided pursuant to a customary confidentiality agreement (with terms regarding the protection of the confidential information at least as restrictive as the terms of the Confidentiality Agreement); and (ii) such non-public information has been delivered or previously made available to Purchaser.  Seller may not release any Person from, or waive any provisions of, any such confidentiality agreement to which Seller is a party.

    (b)            Upon receipt of an Acquisition Proposal, Seller will promptly (but in no event later than 24 hours after receipt) notify Purchaser in writing and include in such notice the identity of the offeror and a complete and accurate description of the material terms and provide Purchaser with a copy of any writing evidencing such Acquisition Proposal, and thereafter keep Purchaser generally informed on a reasonably

EXECUTION VERSION

current basis of the status and terms of such Acquisition Proposal, including, without limitation, providing Purchaser with copies of any amendments or supplements to the Acquisition Proposal and any other writings related to such Acquisition Proposal.  Without limiting the terms and conditions of the Bidding Procedures Order: Seller will not accept an Acquisition Proposal unless Seller determines in good faith and upon the advice of independent financial advisors that such Acquisition Proposal has a value of at least $1 million greater than:  (i) the value Seller would have received pursuant to this Agreement, plus (ii) the Break-Up Fee (as defined in the Bidding Procedures Order).  For purposes of such determination, the liabilities to be assumed by Purchaser pursuant to this Agreement shall be treated as if the Initial Purchase Price were increased by the full face value of such liabilities.

ARTICLE 7

INDEMNIFICATION

    Section 7.1          Indemnification by Seller.

        (a)             Purchaser Claims.  Seller shall indemnify, defend and hold harmless Purchaser, its parents and Affiliates, and each of their officers, directors, employees, attorneys, agents and successors and assigns (collectively, the "Purchaser Group"), from and against any and all demands, suits, penalties, obligations, damages, claims, losses, liabilities, payments, costs and expenses ("Losses"), including reasonable legal, accounting and other expenses in connection therewith and costs and expenses incurred in connection with investigations and settlement proceedings, which arise out of, are in connection with, or relate to, the following (collectively, "Purchaser Claims"), in each case, even if such Losses are caused by the sole, joint or concurrent negligence, strict liability or other fault of any Person included in the Purchaser Group or any other Person, except, in the case of any Purchaser Claims under clause (iv), (v), (vi) or (vii) of this Section 7.1(a), to the extent caused by the intentional misconduct or gross negligence of such Person included in the Purchaser Group:

                    (i)              any breach or violation of any covenant, obligation or agreement of Seller set forth in this Agreement;

                    (ii)            any breach or inaccuracy of any of the representations or warranties made by Seller in this Agreement in ARTICLE 4 or by Guarantor in the Guaranty, provided that for purposes of determining whether there has been a misrepresentation or breach of a representation or warranty and the amount of Losses sustained or incurred thereby, for purposes of this Section 7.1(a) only, such representations and warranties shall be interpreted without giving effect to the words "material", "materially", "Material Adverse Effect", or words of similar effect;

                    (iii)          if the Closing occurs, any and all Environmental Losses to the extent relating to any period of time on or prior to the Closing Date and directly or indirectly arising out of or relating to any emissions of NOx in excess of the limitations of or non-compliance with the limitations or other terms or requirements of Seller's NOx emissions permit;

EXECUTION VERSION

                    (iv)          if the Closing occurs, Seller's ownership, operation or use of any of the Excluded Assets;

                    (v)            if the Closing occurs, the failure of Seller to pay, perform or discharge any of the Excluded Liabilities (other than an Excluded Design Liability) as and when due;

                    (vi)          if the Closing occurs, any Third Party Claim relating to or arising out of the ownership, operation or use of any of the Purchased Assets, including the Project to the extent relating to any period of time on or prior to the Closing Date; or

                    (vii)        if the Closing occurs, any other matter relating to the Business or the Purchased Assets, to the extent relating to any period of time on or prior to the Closing Date, or relating to any Excluded Asset or Excluded Liability (other than an Excluded Design Liability).

        (b)            Seller Limitations.  Except as set forth in Section 7.1(d), the Purchaser Group shall not be entitled to any punitive, incidental, indirect, special or consequential damages resulting from or arising out of any Purchaser Claims (other than punitive, incidental, indirect, special or consequential damages awarded against Purchaser as a result of a Third Party Claim), including damages for lost revenues, income, or profits, diminution in value of the Project or any other damage or loss resulting from the disruption to or loss of operation of the Project.  Except as otherwise provided in Section 7.1(c) and Section 7.1(d), the aggregate damages to which the Purchaser Group will be entitled under Section 7.1(a) shall be limited to Forty-Two Million Four Hundred Thousand Dollars ($42,400,000), and, the aggregate damages to which the Purchaser Group will be entitled under Section 7.1(a)(ii) shall also be limited to: (i) Fifteen Million Dollars ($15,000,000), to the extent arising from or based upon any breach or inaccuracy of any of the representations or warranties set forth in Section 4.15 or Section 4.16, (ii) Ten Million Dollars ($10,000,000), to the extent arising from or based upon any breach or inaccuracy of any of the representations or warranties set forth in Section 4.4, Section 4.5, Section 4.6, Section 4.7, Section 4.8, Section 4.11, Section 4.20 or Section 4.22, and (iii) Five Million Dollars ($5,000,000), to the extent arising from or based upon any breach or inaccuracy of any of the representations or warranties set forth in Section 4.17, Section 4.18 or Section 4.23.  Damages to which the Purchaser Group will be entitled under Section 7.1(a)(i) for any breach of the covenant set forth in Section 6.4(k) shall be limited as if the breach of such covenant were a breach or inaccuracy of the representation or warranty which the Seller's actions have caused to be untrue.

    (c)             Seller Limitation - Project Debt Claims.  The limitations in the second sentence of Section 7.1(b) shall not apply to any failure to pay, perform or discharge any Project Debt or any other Excluded Liability described in Section 2.4(m).  The aggregate damages to which the Purchaser Group will be entitled under Section 7.1(a)(ii) or Section 7.2(a)(v) shall be limited to Two Hundred Thirty-Five Million Dollars ($235,000,000) to the extent arising from any failure to pay, perform or discharge any Project Debt or any other Excluded Liability described in Section 2.4(m), except that such limit shall be reduced to One Hundred Million Dollars ($100,000,000) at such time as all Obligations, as such term is defined in the Construction and Term Loan Agreement, shall have been indefeasibly paid in full.

EXECUTION VERSION

          (d)            Seller Limitation - Environmental Losses.  The limitations in Section 7.1(b) shall not apply to any Environmental Losses described in Section 7.1(a)(iii).  The aggregate damages to which the Purchaser Group shall be entitled under Section 7.1(a)(iii) shall be limited to the amount of any fines, penalties or other Environmental Losses described in Section 7.1(a)(iii) that are imposed upon the Purchaser Group or any of the Purchased Assets by any Governmental Authority.

    Section 7.2          Indemnification by Purchaser.

        (a)             Seller Claims.  Purchaser shall indemnify, defend and hold harmless Seller, its parents and Affiliates and each of their respective officers, directors, employees, attorneys, agents and successors and assigns (collectively, the "Seller Group"), from and against any and all Losses which arise out of or relate to the following (collectively, "Seller Claims"), in each case, even if such Losses are caused by the sole, joint or concurrent negligence, strict liability or other fault of any Person included in the Seller Group or any other Person, except, in the case of any Seller Claims under clause (iii), (iv) or (v) of this Section 7.2(a), to the extent caused by the intentional misconduct or gross negligence of such Person included in the Seller Group:

                    (i)              any breach or violation of any covenant, obligation or agreement of Purchaser set forth in this Agreement;

                    (ii)            any breach or inaccuracy of any of the representations or warranties made by Purchaser in this Agreement in ARTICLE 5, provided, that for purposes of determining whether there has been a misrepresentation or breach of representation or warranty and the amount of Losses sustained or incurred thereby, for purposes of this Section 7.2(a), such representations and warranties shall be interpreted without giving effect to the words "material", "materially", "Material Adverse Effect", or words of similar effect;

                    (iii)          if the Closing occurs, the failure of Purchaser to pay, perform or discharge any of the Assumed Liabilities as and when due;

                    (iv)          if the Closing occurs, any Third Party Claim relating to or arising out of the ownership, operation or use of any of the Purchased Assets, including the Project or any other matter relating to the Business or the Purchased Assets (but excluding the Excluded Assets), to the extent relating to any period of time after the Closing Date; or

                    (v)            if the Closing occurs, any other matter relating to the business of Purchaser or the Purchased Assets, to the extent relating to any period of time after the Closing Date, or relating to any Assumed Liability.

        (b)            Purchaser Limitations.  The Seller Group shall not be entitled to any punitive, incidental, indirect, special or consequential damages resulting from or arising out of any Seller Claim (other than punitive, incidental, indirect, special or consequential damages awarded against Seller as a result of a Third

EXECUTION VERSION

Party Claim), including damages for lost revenues, income, profits, or any other damage or loss resulting from the disruption to or loss of operation of the Project.  The aggregate damages to which the Seller Group will be entitled under Section 7.2(a) shall be limited to Forty-Two Million Four Hundred Thousand Dollars ($42,400,000).

    Section 7.3          Notice of Claim.  Subject to the terms of this Agreement and upon a receipt of notice of the assertion of a claim or of the commencement of any suit, action or proceeding that is a Third Party Claim against any member of the Purchaser Group or the Seller Group entitled to indemnification under Section 7.1 or Section 7.2, respectively, such Person entitled to indemnification hereunder (the "Indemnitee") will promptly notify the Party against whom indemnification is sought (the "Indemnitor") in writing of any damage, claim, loss, liability or expense which the Indemnitee has determined has given or could give rise to a claim under, Section 7.1 or Section 7.2.  Such written notice is herein referred to as a "Notice of Claim."  A Notice of Claim will specify, in reasonable detail, the facts known to the Indemnitee regarding the claim.  Subject to the terms of this Agreement, the failure to provide (or timely provide) a Notice of Claim will not affect the Indemnitee's rights to indemnification; provided, however, the Indemnitor is not obligated to indemnify the Indemnitee for the increased amount of any claim which would otherwise have been payable to the extent that the increase resulted from the failure to deliver timely a Notice of Claim.

    Section 7.4          Defense of Third Party Claims.  The Indemnitor will defend, in good faith and at its expense, any claim or demand set forth in a Notice of Claim relating to a Third Party Claim and the Indemnitee, at its expense, may participate in the defense.  The Indemnitee may not settle or compromise any Third Party Claim so long as the Indemnitor is defending it in good faith.  If the Indemnitor elects not to contest a Third Party Claim, the Indemnitee may undertake its defense, and the Indemnitor will be bound by the result obtained by the Indemnitee.  The Indemnitor may at any time request the Indemnitee to agree to the abandonment of the contest of the Third Party Claim or to the payment or compromise by the Indemnitor of the asserted claim or demand.  If the Indemnitee does not object in writing within fifteen (15) days of the Indemnitor's request, the Indemnitor may proceed with the action stated in the request.  If, within that fifteen (15) day period, the Indemnitee notifies the Indemnitor in writing that it has determined that the contest should be continued, the Indemnitor will be liable under this ARTICLE 7 only for an amount up to the amount which the Indemnitor had proposed be accepted in payment or compromise.  This Section 7.4 is subject to the rights of any insurance carrier of Indemnitee that is defending the Third Party Claim.

    Section 7.5          Cooperation-64-

EXECUTION VERSION

complaint against any Person.  The Indemnitor will reimburse the Indemnitee for any expenses incurred by Indemnitee in cooperating with or acting at the request of the Indemnitor.

    Section 7.6          Mitigation and Limitation of Claims.  As used in this Agreement, the term "Indemnifiable Claim" means any Purchaser Claims or Seller Claims.  Notwithstanding anything to the contrary contained herein:

        (a)             Reasonable Steps to Mitigate.  The Indemnitee will take all reasonable steps to mitigate all Losses relating to an Indemnifiable Claim, including availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity, and will provide such evidence and documentation of the nature and extent of the Indemnifiable Claim as may be reasonably requested by the Indemnitor.  The Indemnitee's reasonable steps include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any Loss for which indemnification would otherwise be due under this ARTICLE 7, and the Indemnitor will reimburse the Indemnitee for the Indemnitee's reasonable expenditures in undertaking the mitigation, together with interest thereon from the date of payment to the date of repayment at a variable rate of interest equal to the "prime rate" as published in The Wall Street Journal from time to time during the applicable period.

        (b)            Limitations.  Any Indemnifiable Claim shall be limited to the amount of actual damages sustained by the Indemnitee, net of insurance recoveries, provided that a Seller Claim for a breach of this Agreement by Purchaser that results in a termination of this Agreement or other failure to consummate the Transactions may include any excess of the consideration to be received by Seller for the Purchased Assets under this Agreement over the consideration to be received by Seller from the sale of the Purchased Assets to a third Person in any subsequent transaction or over the value of the Purchased Assets if they are not subsequently sold and a Purchaser Claim for a breach of this Agreement by Seller  that results in a termination of this Agreement or other failure to consummate the Transactions may include any excess of the consideration to be paid by Purchaser to a third Person in a subsequent transaction comparable to the Transactions over the consideration to be paid to Seller for the Purchased Assets under this Agreement.

        (c)             Minimum Claim.  If the Closing occurs, no Party shall have any liability or obligation to indemnify under Section 7.1(a)(ii) or Section 7.2(a)(ii), unless and until the aggregate amount for which such Party would be liable thereunder, but for this provision, exceeds One Million Five Hundred Thousand Dollars ($1,500,000), in which event recovery by the Indemnitees shall include the full aggregate amount of such liability, including such amounts as do not exceed such threshold amount.  Nothing in this Section 7.6(c) is intended to modify or limit a Party's liability or obligation hereunder for other Indemnifiable Claims.

        (d)            Time Limit for Claims.  If the Closing does not occur, claims for indemnification under this ARTICLE 7 must be brought on or before the second (2nd) anniversary of the termination of this Agreement.

    Section 7.7          After-Tax Basis.  Any and all payments required to be made under this ARTICLE 7 shall be made on an After-Tax Basis.

EXECUTION VERSION

   Section 7.8          Specific Performance.  Seller acknowledges that the Transactions are unique and that Purchaser will be irreparably injured should such Transactions not be consummated in a timely fashion.  Consequently, Purchaser will not have an adequate remedy at law if Seller shall fail to sell the Purchased Assets when required to do so hereunder.  In such event, Purchaser shall have the right, in addition to any other remedy available in equity or law, to specific performance of such obligation by Seller, subject to Purchaser's performance of its obligations hereunder.  Purchaser acknowledges that the Transactions are unique and that Seller will be irreparably injured should such Transactions not be consummated in a timely fashion.  Consequently, Seller will not have an adequate remedy at law if Purchaser shall fail to purchase the Purchased Assets when required to do so hereunder.  In such event, Seller shall have the right, in addition to any other remedy available in equity or law, to specific performance of such obligation by Purchaser, subject to Seller's performance of its obligations hereunder.

    Section 7.9          Exclusivity.  Except as provided in Section 7.8, Section 10.3 or in the event Seller shall have become liable for Liquidated Damages and such Liquidated Damages shall not have been paid, and except for intentional fraud, the rights and remedies of Seller and members of the Seller Group, on the one hand, and Purchaser and members of the Purchaser Group, on the other hand, for money damages under this Article are, solely as between Seller and the Seller Group on the one hand, and Purchaser and the Purchaser Group on the other hand, exclusive and in lieu of any and all other rights and remedies for money damages which each of Seller and members of the Seller Group on the one hand, and Purchaser and members of the Purchaser Group on the other hand, may have under this Agreement or under applicable Law with respect to any Indemnifiable Claim, whether at common law or in equity.

ARTICLE 8

PURCHASER'S CONDITIONS TO CLOSING

    The obligation of Purchaser to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions, except to the extent Purchaser waives such fulfillment in writing:

    Section 8.1          Compliance with Provisions.  Seller shall have performed or complied in all material respects with all covenants, obligations and agreements contained in this Agreement and the Ancillary Agreements on its part required to be performed or complied with at or prior to the Closing. Guarantor shall have performed or complied in all material respects with all covenants, obligations and agreements contained in the Guaranty on its part that are required to be performed or complied with at or prior to the Closing.

    Section 8.2          HSR Act.  The waiting period under the HSR Act applicable to the consummation of the sale of the Purchased Assets contemplated hereby shall have expired or been terminated.

    Section 8.3          No Restraint.  There shall be no:

EXECUTION VERSION

        (a)             Preliminary or permanent injunction, decree, restraining order or order of any nature issued by any Governmental Authority of competent jurisdiction over the Parties which prevents the consummation of the Transactions as herein provided; or

        (b)            Action taken, or Law enacted, promulgated or deemed applicable to the Transactions, by any Governmental Authority of competent jurisdiction over the Parties which prohibits the consummation of the Transactions as herein provided, however, that the Parties will use their Commercially Reasonable Efforts to litigate against, and to obtain the lifting of, any such injunction, restraining or other order, restraint, prohibition, action, suit, Law or penalty.

    Section 8.4          Required Regulatory Approvals and Consents.

        (a)             All of Purchaser's Required Regulatory Approvals, other than those described in clause (b) of the definition thereof, and all of Purchaser's Required Consents shall have been obtained and shall not have been granted subject to or containing any terms or conditions not satisfactory to Purchaser, in its sole discretion.

        (b)            All of Purchaser's Required Regulatory Approvals described in clause (b) of the definition thereof shall have been obtained and shall not have been granted subject to or containing any terms or conditions not satisfactory to Purchaser, in its sole discretion, or Purchaser and each of the Participating Entergy Operating Companies shall have obtained such other regulatory treatment as shall be acceptable to them in their sole discretion.

        (c)             All of Seller's Required Regulatory Approvals and Seller's Required Consents shall have been made or obtained and shall be in such forms as could not reasonably be expected to (i) materially impair the authority, right or ability of Purchaser to consummate the Transactions or of Purchaser or any Participating Entergy Operating Company to consummate the Participating Entergy Operating Company Transactions, (ii) have a material adverse effect on the business, assets, properties, financial condition, results of operations or prospects of the Business, Purchaser or any Participating Entergy Operating Company, (iii) require any modification to this Agreement, any Ancillary Agreement, the Transactions or the Participating Entergy Operating Company Transactions, or (iv) impose any restrictions upon Purchaser's ownership or operation of the Purchased Assets or Purchaser's or any Participating Entergy Operating Company's ownership of their respective assets or operation of their respective businesses.

    Section 8.5          Representations and Warranties.  The representations and warranties of Seller set forth in this Agreement and of the Guarantor set forth in the Guaranty that are qualified with respect to materiality (whether by reference to Material Adverse Effect or otherwise) shall be true and correct, and the representations and warranties of Seller set forth in this Agreement and of the Guarantor set forth in the Guaranty that are not so qualified shall be true and correct in all material respects, on and as of the Closing Date.

    Section 8.6          Officer's Certificate.  Purchaser shall have received a certificate from Seller, executed on its behalf by an authorized officer, dated the Closing Date, to the effect that the conditions set forth in Section 8.1, Section 8.4 (to the extent relating to Seller's Required Regulatory Approvals) and Section 8.5 have been satisfied.

EXECUTION VERSION

    Section 8.7          Title Insurance.  Title to the Immovable Property shall have been evidenced by the willingness of Orleans Title Insurance Agency, as agent for First American Title Insurance Company (the "Title Insurer") to issue at regular rates an owner's, and if applicable, leasehold policy of title insurance in the amount of  the Purchase Price and such endorsements as reasonably may be required by Purchaser, in the name of Purchaser on the policy form issued in the State of Louisiana that does not differ in any material respect from the Preliminary Title Commitment (other than endorsements deemed appropriate by Purchaser) and that will include only the exceptions to coverage listed in the Preliminary Title Commitment, excluding those exceptions listed in Schedule 8.7 (the "Title Policy") (or, if such agent is unwilling to so issue such policy, any other agent for such title insurance company).  The willingness of the Title Insurer to issue the Title Policies shall be evidenced either by the issuance thereof at the Closing or by the Title Insurer's delivery of written commitments or binders, dated as of the Closing Date (but insuring title as of the date title conveyance documents are recorded), to issue such Title Policies within a reasonable time after the Closing Date, subject to actual transfer of the immovable property in question.  If the Title Insurer is unwilling to issue any such Title Policy for any event which has occurred after the issuance of the Preliminary Title Commitment, Purchaser shall require Title Insurer to provide Purchaser and Seller, in writing, notice setting forth the reason(s) for such unwillingness as soon as practicable.  Seller shall have the right to seek to cure any defect which is the reason for such unwillingness, and to extend the Closing and the Termination Date, if necessary, for a period of up to ten (10) Business Days to provide to Seller the opportunity to cure.  Seller will cooperate with Purchaser to obtain an owner's policy, and if applicable a leasehold policy, at reissue rates for Purchaser's account as provided in Section 6.2

    Section 8.8          Material Adverse Effect.  Since the Effective Date, no Material Adverse Effect shall have occurred.

    Section 8.9          No Termination.  Neither Party shall have exercised any termination right such Party is entitled to exercise pursuant to Section 10.1.

    Section 8.10      Pre-Closing Environmental Assessment and Due Diligence.  The Environmental Consultant shall have delivered to Purchaser at least fifteen (15) days prior to the proposed Closing date the Pre-Closing Environmental Assessment, and Purchaser shall be satisfied, based upon investigations conducted pursuant to Section 6.16(c) and otherwise, that there is no Environmental Condition at the Project Site which is identified in the Pre-Closing Environmental Assessment, but which was not identified in the environmental assessment conducted prior to the Effective Date, that is reasonably likely to give rise to an Environmental Loss for Purchaser, unless any such Environmental Condition shall have been the subject of Remediation in accordance with the provisions of Section 6.7(e).

    Section 8.11      [Intentionally omitted]

    Section 8.12      Warranties.  The Warranties listed in Schedule 2.1(h), shall be included in the Purchased Assets to be assigned to Purchaser at the Closing and any consent, waiver or approval required to be obtained from the grantor of any of such Warranties in connection with the consummation of the Transactions shall have been obtained.

EXECUTION VERSION

   Section 8.13      LTSAs.  Each of GEII and Seller shall have performed all of their respective obligations under the CCGT LTSA Termination Agreement and the CT LTSA Termination Agreement to be performed at or prior to the Closing, and the CCGT LTSA Substitute Agreement and the CT LTSA Substitute Agreement shall be in full force and effect.

    Section 8.14      No Condemnation.  None of the Purchased Assets, including the Project or the Project Site, in whole or in part, shall have become subject to or threatened in writing by a competent Governmental Authority with any condemnation or eminent domain proceeding and Purchaser shall not have elected to accept the condemnation proceeds and proceed with the Transactions.

    Section 8.15      No Unrepaired Casualty.  If all or any portion of the Purchased Assets, including the Project or the Project Site, shall have been damaged or destroyed (whether by fire, theft, vandalism or other casualty) in whole or in part, (i) Seller shall have completed the full repair or restoration of the Damaged Portion in accordance with Section 6.13(c), including, if required pursuant to Section 6.13(c), Seller shall have obtained Purchaser's written consent to Seller's final acceptance of such repair and restoration; or (ii) Purchaser shall have elected to accept the Damaged Portion of the Purchased Assets with an assignment of insurance proceeds.

    Section 8.16      Evidence of Cure.  Purchaser shall have received evidence reasonably satisfactory to it that any uncured violations set forth in Schedule 4.4 and any failures to comply set forth in Schedule 4.5 shall have been cured.

    Section 8.17      Termination of Servitude.  Purchaser shall have received (a) a recorded document (or a fully executed document in recordable form) that (i) terminates that certain Predial Servitude for a Term between Little Bell, L.L.C. and Perryville Energy Partners, LLC, dated April 20, 2001 and recorded with the Clerk of Court for Morehouse Parish, Louisiana on September 16, 2002 at COB 548, Page 180, File No. 177140 (the "Little Bell Servitude"), (ii) is properly executed by Seller and the current owner(s) of the Servient Estate (as defined in the Little Bell Servitude), and (iii) releases the owner and any future owners of the Dominant Estate (as defined in the Little Bell Servitude) from any and all liabilities and/or further obligations in connection with the Little Bell Servitude or (b) a Notice of Renunciation and Indemnity properly executed by Seller and Guarantor in the form attached hereto as Exhibit J (the "Notice of Renunciation and Indemnity") .

    Section 8.18      Inspection.  Purchaser shall have completed a pre-closing inspection of the Project and the Project Site not more than thirty (30) days prior to the Closing and confirmed and verified, to its reasonable satisfaction, (a) the accuracy of Seller's representations and warranties set forth in ARTICLE 4, and Seller's performance of and compliance with its covenants set forth in this Agreement or any Ancillary Agreement, (b) that no Material Adverse Effect shall have occurred since the Effective Date and that there shall not have been any material adverse change in the physical condition or operations of the Project or the Project Site since June 30, 2003, except ordinary wear and tear or matters the subject of Section 6.13 and Section 8.15.

    Section 8.19      Entry of Orders By Bankruptcy Court.  The Bankruptcy Court shall have entered the Approval Order, and the Approval Order shall have become a Final Order and shall not then be vacated,

EXECUTION VERSION

stayed, or reversed, or modified, amended, or supplemented in any manner adverse in any material respect to Purchaser in its reasonable opinion, and there shall not have been filed, with respect to the Approval Order, any motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial, request for stay, motion or petition for reconsideration, application or request for review, or other similar motion, application, notice or request, that shall not have been disposed of in a manner that upholds and affirms the Approval Order in all respects without the possibility of any further challenge thereto or appeal therefrom.

    Section 8.20      Assignment of Purchased Project Contracts.  With respect to each Purchased Project Contract, the Approval Order shall provide, without limitation, that:  (i) all right, title, and interest of Seller or any Assigning Affiliate under such Purchased Project Contract shall, upon Closing, be transferred and assigned to and fully and irrevocably vest in Purchaser and remain in full force and effect; (ii) such Purchased Project Contract is in full force and effect; (iii) Seller may assume such Purchased Project Contract pursuant to Section 365 of the Bankruptcy Code; (iv) Seller may assign such Purchased Project Contract to Purchaser pursuant to Section 365 of the Bankruptcy Code free and clear of all Encumbrances and any provisions in such Purchased Project Contract which purport to prohibit or condition (upon the consent of any party thereto or otherwise) the assignment of such contract constitute unenforceable anti-assignment provisions which are void and of no force or effect; (v) all other requirements and conditions of Section 365 of the Bankruptcy Code for the assumption by Seller  and assignment to Purchaser of such Purchased Project Contract have been satisfied; (vi) upon Closing, in accordance with Section 365 of the Bankruptcy Code, Purchaser shall be fully and irrevocably vested in all right, title, and interest of Seller in such Purchased Project Contract; (vii) the assignment of Purchased Project Contract to Purchaser is in good faith under Sections 363(b) and 363(m) of the Bankruptcy Code; and (viii) Seller and each Assigning Affiliate gave due and proper notice of such assumption and assignment to each party to such Purchased Project Contract.

    Section 8.21      Receipt of Other Documents.  Purchaser shall have received the following:

        (a)             Certificates of Good Standing with respect to Seller as of a recent date issued by the Secretary of State of Delaware and the Secretary of State of Louisiana and a Certificate of Good Standing with respect to Guarantor as of a recent date issued by the Secretary of State of Louisiana;

        (b)            Copies of the certificate of formation and the limited liability company agreement of Seller and the articles of incorporation and the bylaws of Guarantor, certified by the Secretary of State of Delaware, in the case of Seller and certified by the Secretary of State of Louisiana in the case of Guarantor, together with a certificate of the Secretary or an Assistant Secretary (or similarly situated individual) of Seller and Guarantor that none of such documents have been amended;

        (c)             Copies, certified by the Secretary or an Assistant Secretary (or similarly situated individual) of each of Seller and Guarantor of resolutions of its board of directors or similar governing body authorizing the execution and delivery by Seller of this Agreement and of the Ancillary Agreements to which it is a party,

EXECUTION VERSION

authorizing the execution and delivery by Guarantor of the Guaranty and in each case authorizing the performance of its obligations hereunder and thereunder, as applicable, and authorizing or ratifying the execution and delivery of, and performance of its obligations under, all of the other agreements and instruments, in each case, to be executed and delivered by Seller or Guarantor, as applicable, in connection herewith;

        (d)            A certificate of the Secretary or an Assistant Secretary (or similarly situated individual) of each of Seller and Guarantor identifying the name and title and bearing the signatures of the officers of Seller authorized to execute and deliver this Agreement and of Seller and Guarantor, respectively, authorized to execute and deliver each Ancillary Agreement to which it is a party and the other agreements and instruments contemplated hereby;

        (e)             Releases in form and substance reasonably satisfactory to Purchaser, as contemplated by the last sentence of Section 6.18(a);

        (f)              The Closing Inventory Report; and

        (g)             A receipt for the Initial Purchase Price as adjusted by the Closing Adjustment.

    Section 8.22      Consumables.  Purchaser shall have confirmed to its reasonable satisfaction that the inventory of Consumables is sufficient, as reasonably estimated by Purchaser, for the operation of the Project (assuming operation of the Project at a fifty percent (50%) capacity factor) for the sixty (60) day period following the Closing.

ARTICLE 9

SELLER'S CONDITIONS TO CLOSING

    The obligation of Seller to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions, except to the extent Seller waives such fulfillment in writing:

    Section 9.1          Compliance with Provisions.  Purchaser shall have performed or complied in all material respects with all covenants, obligations and agreements contained in this Agreement and the Ancillary Agreements on its part required to be performed or complied with at or prior to the Closing.

    Section 9.2          HSR Act.  The waiting period under the HSR Act applicable to the consummation of the sale of the Purchased Assets contemplated hereby shall have expired or been terminated.

    Section 9.3          No Restraint.  There shall be no:

        (a)             Preliminary or permanent injunction, decree, restraining order or order of any nature issued by any Governmental Authority of competent jurisdiction over the Parties which prevents the consummation of the Transactions as herein provided; or

EXECUTION VERSION

        (b)            Action taken, or Law enacted, promulgated or deemed applicable to the Transactions, by any Governmental Authority of competent jurisdiction over the Parties which prohibits the consummation of the Transactions as herein provided, however, that the Parties will use their Commercially Reasonable Efforts to litigate against, and to obtain the lifting of, any such injunction, restraining or other order, restraint, prohibition, action, suit, Law or penalty.

    Section 9.4          Required Regulatory Approvals and Consents.

        (a)             All of Seller's Required Regulatory Approvals and all of Seller's Required Consents shall have been obtained and shall not have been granted subject to or containing any terms or conditions not reasonably satisfactory to Seller.

        (b)            All of Purchaser's Required Regulatory Approvals and Purchaser's Required Consents shall have been made or obtained and shall be in such forms as could not reasonably be expected to (i) materially impair Seller's or Guarantor's authority, right or ability to consummate the Transactions, (ii) have a material adverse effect on the business, assets, properties, financial condition, results of operations or prospects of Seller or Guarantor, (iii) do not require any modification to this Agreement, any Ancillary Agreement, or the Transactions, or (iv) impose any restrictions upon Seller's or Guarantor's ownership of their respective assets or operation of their respective businesses.

    Section 9.5          Representations and Warranties.  The representations and warranties of Purchaser set forth in this Agreement that are qualified with respect to materiality (whether by reference to Material Adverse Effect or otherwise) shall be true and correct, and the representations and warranties of Purchaser set forth in this Agreement that are not so qualified shall be true and correct in all material respects, on and as of the Closing Date.

    Section 9.6          Officer's Certificate.  Seller shall have received a certificate from Purchaser, executed on its behalf by an authorized officer, dated the Closing Date, to the effect that the conditions set forth in Section 9.1, Section 9.4 (to the extent relating to Purchaser's Required Regulatory Approvals) and Section 9.5 have been satisfied.

    Section 9.7          No Termination.  Neither Party shall have exercised any termination right such Party is entitled to exercise pursuant to Section 10.1.

    Section 9.8          LTSAs.  GEII shall have performed all of its obligations under the CCGT LTSA Termination Agreement and the CT LTSA Termination Agreement to be performed at or prior to the Closing and the CCGT LTSA Substitute Agreement and the CT LTSA Substitute Agreement shall be in full force and effect.

    Section 9.9          Entry of Orders By Bankruptcy Court.  The Bankruptcy Court shall have entered the Approval Order, and the Approval Order shall have become a Final Order and shall not then be vacated, stayed, or reversed, or modified, amended, or supplemented in any manner adverse in any material respect to Seller in its reasonable opinion, and there shall not have been filed, with respect to the Approval Order, any motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial, request for stay, motion or petition for reconsideration, application or request for

EXECUTION VERSION

review, or other similar motion, application, notice or request, that shall not have been disposed of in a manner that upholds and affirms the Approval Order in all respects without the possibility of any further challenge thereto or appeal therefrom.

    Section 9.10      Receipt of Other Documents.  Seller shall have received the following:

        (a)             A Certificate of Good Standing with respect to Purchaser, as of a recent date, issued by the Secretary of State of Louisiana;

        (b)            Certified copies of the articles of incorporation and the bylaws of Purchaser, together with a certificate of the Secretary or an Assistant Secretary of Purchaser that none of such documents have been amended;

        (c)             Copies, certified by the Secretary or an Assistant Secretary of Purchaser, of resolutions of the board of directors of Purchaser authorizing the execution and delivery by Purchaser of this Agreement, and each of the Ancillary Agreements to which it is a party and the performance of its obligations hereunder and thereunder, and authorizing the execution and delivery of, and performance of its obligations under, all of the other agreements and instruments, in each case, to be executed and delivered by Purchaser in connection herewith; and

        (d)            A certificate of the Secretary or an Assistant Secretary of Purchaser, identifying the name and title and bearing the signatures of the officers of Purchaser authorized to execute and deliver this Agreement, and each Ancillary Agreement to which Purchaser is a party and the other agreements and instruments contemplated hereby.

ARTICLE 10

TERMINATION

    Section 10.1      Rights to Terminate.  To the extent set forth in Section 10.2, this Agreement may be terminated:

        (a)             At any time prior to the Closing, by mutual written consent of Seller and Purchaser;

        (b)            By one Party upon written notice to the other Party, in addition to and not in limitation of Purchaser's rights under Section 10.1(j), Section 10.1(k), Section 10.1(l), Section 10.1(m) and Section 10.1(o), if there has been a material default or breach under this Agreement or any Ancillary Agreement by the other Party thereto that is not cured by the earlier of the Closing Date or the date thirty (30) days after receipt by such other Party of written notice from the terminating Party specifying with particularity such breach or default;

        (c)             By one Party upon written notice to the other: (i) at any time prior to the Closing if any federal or state court of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final without the possibility of appeal; (ii) at any time prior to the Closing if any Law shall have been enacted or issued by any Governmental Authority which, directly or indirectly, prohibits the consummation of

EXECUTION VERSION

the Transactions; or (iii) if the conditions of the terminating Party for the Closing have not been fulfilled or waived on or before September 30, 2005, (the "Termination Date");

        (d)            By Purchaser upon written notice to Seller at any time prior to the Closing if any of Purchaser's Required Regulatory Approvals, other than those described in clause (b) of the definition of Purchaser's Required Regulatory Approvals, shall have been finally denied or shall have been granted subject to or containing any terms or conditions not satisfactory to Purchaser in its sole discretion;

        (e)             By Purchaser upon written notice to Seller at any time prior to the Closing if any of Purchaser's Required Regulatory Approvals described in clause (b) of the definition of Purchaser's Required Regulatory Approvals shall have been finally denied or granted subject to or containing any terms or conditions not satisfactory to Purchaser and the Participating Entergy Operating Companies, in their sole discretion, and Purchaser or any of the relevant Participating Entergy Operating Companies shall not have been granted such other regulatory treatment as shall be acceptable to it in its sole and absolute discretion;

        (f)              By Purchaser upon written notice to Seller at any time prior to the Closing if any of Seller's Required Regulatory Approvals shall have been finally denied or shall have been granted in such form(s) as could reasonably be expected to have a Material Adverse Effect on Purchaser or any of the Participating Entergy Operating Companies;

        (g)             By Seller upon written notice to Purchaser at any time prior to the Closing if any of Seller's Required Regulatory Approvals shall have been finally denied or shall have been granted subject to or containing any terms or conditions not reasonably satisfactory to Seller in its sole discretion;

        (h)             By Seller upon written notice to Purchaser at any time prior to the Closing if any of Purchaser's Required Regulatory Approvals shall have been finally denied or shall have been granted in such form(s) as could reasonably be expected to have a Material Adverse Effect on Seller;

        (i)              By Purchaser in accordance with Section 6.13;

        (j)              By Purchaser upon written notice to Seller at any time prior to the Closing, if (i) the Case shall have been dismissed and not reinstated in the Bankruptcy Court within ten (10) Business Days of any such dismissal, (ii) the Bidding Procedures Order shall not have been entered on the docket of the Bankruptcy Court on or prior to the 45th day after the Effective Date, (iii) Purchaser shall not have on or prior to the day following the date of the  Louisiana Public Service Commission's March 2004 Business and Executive meeting obtained from the state or local regulatory commission(s) having jurisdiction over the retail operations of the Entergy Operating Company(ies) participating in the purchase set forth in the Interim Power

EXECUTION VERSION

Purchase Agreement either (A) regulatory approval of the purchase including the approval of the full recovery (through base rates and/or fuel adjustment) of all costs associated with the Interim Power Purchase Agreement pursuant to a finding that the participation of those Entergy Operating Companies in the Interim Power Purchase Agreement is prudent or (B) such other regulatory treatment as is deemed acceptable by such Entergy Operating Company(ies) in the exercise of their sole and absolute discretion, (iv) the Bidding Procedures Order shall not have become a Final Order on or prior to the 60th day after the Effective Date,  or (v) the Approval Order shall not have become a Final Order on or prior to the 105th day after the Effective Date provided, however, that, notwithstanding the provisions of Section 11.9, any notice of termination given by Purchaser pursuant to this Section 10.1(j) on or after the 110th day after the Effective Date shall not be effective until the 20th day after the day such notice is actually received; and provided, further, however, that no notice of termination pursuant to any provision of this Section 10.1(j) shall be effective if the event or circumstance giving rise to such right shall be cured or removed prior to the date such notice of termination would otherwise be effective in accordance with the provisions of Section 11.9;

        (k)             By Purchaser upon written notice to Seller at any time prior to the Closing, if (i) the Bidding Procedures Order, or (ii) the Approval Order, in either case, is vacated, stayed, or reversed, or supplemented, amended, or modified in any manner adverse in any material respect to Purchaser in its reasonable opinion and such vacation, stay, reversal, supplement, amendment or modification, as the case may be, is not cured to the reasonable satisfaction of Purchaser within ten (10) Business Days after the occurrence thereof;

        (l)              By Purchaser upon written notice to Seller at any time prior to the Closing, upon:  (i) conversion of the Case to a case under Chapter 7 of the Bankruptcy Code; (ii) the appointment of a trustee for Seller;

        (m)           By Purchaser upon written notice to Seller at any time prior to the Closing, if Seller accepts or the Bankruptcy Court approves an alternative bid for any of the Purchased Assets or Seller otherwise shall pursue an Alternative Transaction (otherwise than in accordance with the Bidding Procedures Order);

        (n)             By Seller upon written notice to Purchaser at any time prior to the Closing, if Seller accepts or the Bankruptcy Court approves an alternative bid for any of the Purchased Assets pursuant to the terms of the Bidding Procedures Order; or

        (o)            By Purchaser upon written notice to Seller at any time prior to the Closing, if (i) the Bankruptcy Court enters an order terminating or modifying the automatic stay imposed by Section 362 of the Bankruptcy Code to permit any person, entity or governmental unit to exercise foreclosure or other remedies against, or dominion or control over, any material portion of the Purchased Assets or (ii) Seller shall no longer be an Affiliate of Guarantor.

    Section 10.2      Effect of Termination.  If there has been a termination pursuant to Section 10.1 then, except as otherwise provided in Section 10.3, this Agreement shall be deemed terminated, and all further obligations of the Parties hereunder shall terminate, except that the obligations set forth in Section 6.2, Section 10.3 and in ARTICLE 7 and ARTICLE 11 shall survive.  In the event of such termination of this Agreement, there shall be no liability for damages on the part of a Party to another under and by reason of this Agreement except as set forth in ARTICLE 7 and Section 10.3, and except for intentionally fraudulent acts by a Party, the remedies for which shall not be limited by the provisions of this Agreement.  The foregoing provisions shall not, however, limit or restrict the availability of specific performance or other injunctive or

EXECUTION VERSION

equitable relief to the extent that specific performance or such other relief would otherwise be available to a Party hereunder.

    Section 10.3      Liquidated Damages.  (a)  If Purchaser terminates this Agreement pursuant to Section 10.1(j), Section 10.1(k), Section 10.1(l), Section 10.1(m) or Section 10.1(o) or if Seller terminates this Agreement pursuant to Section 10.1(n), the Liquidated Damages shall become immediately due and payable by Seller and Seller shall pay the Liquidated Damages to Purchaser within ten (10) calendar days of Seller's receipt of notice of such termination (or, if later, the date on which such notice is effective), by wire transfer of immediately available funds to an account designated in writing by Purchaser.  If the Liquidated Damages shall have been paid to Purchaser in accordance with this Agreement, the Parties acknowledge and agree that (i) the damages, expenses and other Losses that would be incurred by Purchaser in the event of a termination of this Agreement pursuant to Section 10.1(j), Section 10.1(k), Section 10.1(l), Section 10.1(m), Section 10.1(n) or Section 10.1(o) are likely to be substantial and unreasonably difficult to ascertain and calculate, (ii) the Liquidated Damages are a reasonable estimate of Purchaser's actual direct damages and expenses in the event of any such termination, (iii) payment of the Liquidated Damages in the event of any such termination shall be deemed appropriate as liquidated damages and shall be deemed not to be a penalty, and (iv) except to the extent, if any, that the termination pursuant to Section 10.1(j), Section 10.1(k), Section 10.1(l), Section 10.1(m), Section 10.1(n) or Section 10.1(o) shall have resulted from the gross negligence or intentional misconduct of Seller, payment of the Liquidated Damages based on a termination pursuant to Section 10.1(j), Section 10.1(k), Section 10.1(l), Section 10.1(m), Section 10.1(n) or Section 10.1(o) shall be deemed Purchaser's sole and exclusive remedy under this Agreement following any such termination.

        (b)            Any Liquidated Damages payable by Seller pursuant to this Section 10.3 shall be reduced by (i) the amount of any payments of such Liquidated Damages made to Purchaser by Guarantor (whether prior to or after any demand therefor), or (ii) the amount of any break-up or similar fee paid by Seller to Purchaser that is approved by the Bankruptcy Court pursuant to the Bidding Procedures Order or otherwise.  To the extent that Purchaser shall have received the full amount of Liquidated Damages payable pursuant to Section 10.3(a) and shall thereafter receive any such break-up or similar fee, Purchaser will promptly refund to the payor thereof a portion of such Liquidated Damages equal to the amount of such break-up or similar fee.

ARTICLE 11

GENERAL PROVISIONS

    Section 11.1      Entire Document.  This Agreement (including the Exhibits and Schedules to this Agreement), the Ancillary Agreements and the Confidentiality Agreement contain the entire agreement between the Parties with respect to the Transactions, and supersede all negotiations, representations, warranties, commitments, offers, contracts and writings (except for the Confidentiality Agreement and any Ancillary Agreements executed prior to the date hereof) prior to the execution date of this Agreement, written or oral.  No modification or amendment of any provision of this Agreement shall be effective unless made in writing and duly signed by the Parties referring specifically to this Agreement.

EXECUTION VERSION

    Section 11.2      Schedules.  For purposes of determining whether Purchaser's conditions set forth in Section 8.5 have been fulfilled, the Schedules shall be deemed to include only (i) the information contained therein on the date of this Agreement and (ii) all information contained in any update, supplement or amendment thereto to the extent such information relates to periods after the as of dates of the Schedules attached to this Agreement on the Effective Date or to the extent such information relates to any conditions or matters that could not reasonably be expected to have a Material Adverse Effect, but if Closing shall occur, then all matters disclosed by either Party pursuant to any such update, supplement or amendment at or prior to the Closing shall be deemed to be included in the Schedules as of the Closing Date.

    Section 11.3      Counterparts.  This Agreement may be executed in one or more counterparts, each of which is an original, but all of which together constitute one and the same instrument.

    Section 11.4      Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, binding and enforceable under applicable Law, but if any provision of this Agreement is held to be invalid, void (or voidable) or unenforceable under applicable Law, such provision shall be ineffective only to the extent held to be invalid, void (or voidable) or unenforceable, without affecting the remainder of such provision or the remaining provisions of this Agreement.  To the extent permitted by Law, the Parties waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

Section 11.5      Assignment.  The rights under this Agreement shall not be assignable or transferable nor the duties delegable by either Party without the prior written consent of the other Party, which consent may be granted or withheld in such other Party's sole discretion.  Notwithstanding the foregoing, Purchaser may (i) grant to its lenders a security interest in its rights under this Agreement, (ii)  assign (after Closing) its rights hereunder to any Person or Persons acquiring the Purchased Assets, or (iii) assign all of its rights hereunder prior to the Closing either to an Affiliate or as otherwise may be necessary or appropriate for a lease financing or similar financing; provided that neither the grant of any such interest, nor the foreclosure of any such interest, shall in any way release, reduce or diminish the obligations of Purchaser to Seller hereunder.  Any assignment shall be conditioned on the assignee's agreement in writing to assume the assigning Party's duties and obligations under this Agreement and the Ancillary Agreements subject to any and all restrictions, terms and conditions of the Project Contracts.  Any assignment effected in accordance with this Section 11.5 will not relieve the assigning Party of its obligations and liabilities under this Agreement and the Ancillary Agreements or Guarantor's duties and obligations under the Guaranty, as the case may be.  Any purported assignment or delegation not effected in accordance with this Section 11.5 shall be deemed void.

    Section 11.6      Captions.  The captions of the various Articles, Sections, Exhibits and Schedules of this Agreement have been inserted only for convenience of reference and do not modify, explain, enlarge or restrict any of the provisions of this Agreement.

    Section 11.7      Governing Law.  The validity, interpretation and effect of this Agreement are governed by and will be construed in accordance with the laws of the State of New York without regard to conflicts of law doctrines (other than Section 5-1401 of the New York General Obligations Law), except to the extent that

EXECUTION VERSION

(i) certain matters are preempted by federal law or are governed by the law of the respective jurisdictions of incorporation or formation, as applicable of the Parties or (ii) certain matters with respect to immovable property and to the waivers of warranty in Section 6.21 are governed by the law of the State of Louisiana.

    Section 11.8      Dispute Resolution.

        (a)             Except for matters covered by Section 3.6, Section 3.7 or Section 6.12, any claim, counterclaim, demand, cause of action, dispute or controversy arising out of or relating to this Agreement or the Transactions (or any agreement delivered in connection with the Transactions) or in any way relating to the subject matter of the Transactions involving any of the Parties or their representatives (each, a "Dispute"), may be exclusively resolved by final and binding arbitration, if agreed to in writing by the Parties.

        (b)            Prior to commencing arbitration of any Dispute, the Parties agree that, upon notice by either Party to the opposite Party of a Dispute, each Party shall, within three (3) Business Days, designate a senior executive officer of such Party for purposes of attempting to resolve the Dispute through review and negotiation and shall notify the opposite Party of the senior executive officer designated by it for such purpose.  The two senior executive officers so designated shall meet at least once and negotiate in good faith during a period of thirty (30) days following their designation in an effort to resolve the Dispute.

        (c)             If any Dispute shall not have been resolved by negotiation in accordance with Section 11.8(b) within the period of fifteen (15) days therein specified, the Parties may agree in writing to resolve the Dispute by final and binding arbitration.  If the Parties do not so agree to resolve the Dispute, each Party shall have and shall be entitled to exercise all rights and remedies available to it at law or in equity.  Arbitration pursuant to this Agreement shall be conducted in accordance with the Commercial Rules of the American Arbitration Association (the "AAA") as in effect at the time of the arbitration (the "Rules").  The validity, construction and interpretation of this Agreement to arbitrate, and all other procedural aspects of the arbitration conducted pursuant hereto shall be decided by the arbitrators in accordance with the Rules.  The arbitrators shall have no authority to award treble, consequential, exemplary, or punitive damages of any type under any circumstances whether or not such damages may be available under state or federal law, or under the Commercial Rules of the AAA, the Parties hereby waiving their right, if any, to recover any such damages or to appeal or object to the enforcement of any decision or award by the arbitrators.  Each Party agrees that any arbitration award against it may be enforced in any jurisdiction in which such Party holds or keeps assets and that judgment on any arbitration award may be entered by any court having jurisdiction.  The arbitration proceeding shall be conducted in New Orleans, Louisiana.

        (d)            Within thirty (30) days of the receipt of notice by one Party of initiation of an arbitration proceeding, Seller and Purchaser shall each select one (1) arbitrator and the two selected arbitrators shall select a third arbitrator within fifteen (15) days of the appointment of the second arbitrator.  If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the AAA in accordance with the listing, ranking and striking procedure in the Rules.  The third arbitrator shall be an attorney and an experienced arbitrator of large, complex commercial disputes who has over ten (10) years professional experience with the power generation business and with transactions

EXECUTION VERSION

involving the purchase and sale of electric energy and who is not an Affiliate of either Party, and who has not previously been employed by either Party and does not have a direct or indirect interest in either Party or in any Person having an ownership interest in either Party or the subject matter of the arbitration.

        (e)             In deciding the substance of the Parties' Dispute, the arbitrators shall refer to the governing law referenced in this Agreement.  To the fullest extent permitted by law, any arbitration proceeding and the arbitrators' award shall be maintained in confidence by the Parties.

        (f)              The costs of the arbitration proceedings, other than the Parties' own expenses, shall be shared equally by the Parties.

        (g)             The arbitrators shall have no power to amend or add to this Agreement, but shall have the authority to interpret the language of this Agreement and make findings of fact, order specific performance and provide injunctive relief and/or damages as if the arbitrators were a court.  The decision of the arbitrators shall be final and binding.

        (h)             By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award.  Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal's order to that effect.

        Each Party irrevocably and unconditionally agrees that process or summons may be served on it by mailing a copy of such process or summons to it at its address set forth, and in the manner provided for the giving of notice, in Section 11.9.  Each Party hereby irrevocably and unconditionally consents to the exclusive personal jurisdiction and venue, prior to the Closing, of the Bankruptcy Court, and, after the Closing, of any New York State or Federal Court of the United States of America sitting in the Borough of Manhattan, County of New York, New York, and any appellate court from any court thereof, in any Dispute or any action or proceeding arising out of or in connection with any Dispute or for the recognition or enforcement of any arbitration award or judgment.  EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES AND AGREES NOT TO ASSERT (i) THE DEFENSE OF LACK OF PERSONAL JURISDICTION, FORUM NON CONVENIENS OR ANY SIMILAR DEFENSE WITH RESPECT TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING IN THE BOROUGH OF MANHATTAN, COUNTY OF NEW YORK, NEW YORK, AND (ii) THE RIGHT TO TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING.

    Section 11.9      Notices.  All notices, requests, statements or payments shall be made as specified below.  Notices shall, unless otherwise specified herein, be in writing and may be delivered by hand delivery, United States mail, overnight courier service, electronic mail or other electronic transmission, or facsimile.  Notice by facsimile, electronic mail or other electronic transmission or hand delivery shall be effective at the close

EXECUTION VERSION

of business on the day actually received, if received during business hours on a Business Day, and otherwise shall be effective at the close of business on the next Business Day.  Notice by overnight United States mail or courier shall be effective on the next Business Day after it was sent.  A Party may change its addresses by providing notice of same in accordance herewith but no such change shall be effective until it is actually received by the Party sought to be charged with its contents (or other information specified below) for such purpose.

If to Seller to:

                              Perryville Energy Partners, L.L.C.
                              2030 Donahue Ferry Road
                              Pineville, LA 71361-5000
                              Attention:  William Fontenot
                              Facsimile number:  (318) 484-7685

with a copy to:

                              Cleco Corporation
                              2030 Donahue Ferry Road
                              Pineville, LA 71361-5000
                              Attention:  General Counsel
                              Facsimile number:  (318) 484-7777

If to Purchaser to:

                              Entergy Louisiana, Inc.
                              4809 Jefferson Highway
                              Jefferson, Louisiana  70121
                              Attention:  Renae Conley
                              Fax:  504-840-2738

with copies to:

                              Entergy Services, Inc.
                              639 Loyola Avenue
                              New Orleans, Louisiana  70113
                              Attention:  Robert D. Sloan
                              Fax:  504-576-2977

                              Entergy Services, Inc.
                              Parkwood 2 Building - Suite 300
                              10055 Grogan's Mill Road
                              The Woodlands, TX  77380
                              Attention:  Director of Asset Management
                              Fax:  281-297-3929

EXECUTION VERSION

                                and

                                                              Jones Day
                                                              222 East 41st Street
                                                              New York, New York 10017
                                                              Attention:  William F. Henze II
                                                              Fax:  212-755-7306

or to such other Person at such other address as a Party shall designate by like notice to the other Party.

    Section 11.10   No Third Party Beneficiaries.  Except as may be specifically set forth in this Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than the Parties, their respective permitted successors and assigns, and any Person benefiting from the indemnities provided herein, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party, nor give any third Persons any right of subrogation or action against any Party.

    Section 11.11   No Joint Venture.  Nothing contained in this Agreement creates or is intended to create an association, trust, partnership, or joint venture or impose a trust or partnership duty, obligation, or liability on or with regard to any Party.

    Section 11.12   Construction of Agreement.  This Agreement and any documents or instruments delivered pursuant hereto shall be construed without regard to the identity of the Person who drafted the various provisions of the same.  Each and every provision of this Agreement and such other documents and instruments shall be construed as though the Parties participated equally in the drafting of the same.  Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

    Section 11.13   Waiver of Compliance.  To the extent permitted by applicable Law, any failure to comply with any obligation, covenant, agreement or condition set forth herein or in any Ancillary Agreement, or any breach of any representation or warranty set forth herein or in any Ancillary Agreement, or any other event or circumstance which, with or without the giving of notice or the passage of time or both, gives rise to a right of termination hereunder, may be waived by the Party entitled to the benefit of such obligation, covenant, agreement, condition, representation or warranty or right of termination only by a written instrument signed by such Party that expressly waives, under or for purposes of this Agreement, such failure or breach or the occurrence or existence of any such other event or circumstance, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any prior or subsequent failure to comply therewith or breach thereof.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, or the waiver of the fulfillment of any such condition, will not affect the right to indemnification or other remedy based on such representation, warranty, covenant or obligation.  The failure of a Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

EXECUTION VERSION

    Section 11.14   Survival; Right to Indemnification Not Affected by Knowledge.

        (a)             The representations and warranties given or made by any Party in Articles 4 or 5 hereof or in any certificate or other writing furnished in connection herewith shall survive the Closing for a period of five (5) years after the Closing Date and shall thereafter terminate and be of no further force or effect, except that (i) the representations and warranties set forth in Section 4.12 shall not survive past the Closing Date and shall terminate upon the Closing (ii) all representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.9, Section 4.10, Section 4.11, Section 4.14, Section 5.1, Section 5.2, Section 5.3 or Section 5.5 shall survive the Closing for a period of ten (10) years after the Closing Date, and (iii) any representation or warranty as to which a third-party claim or a good-faith claim by a Party (including a contingent claim) shall have been asserted during the survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled.

        (b)            The covenants and agreements of the Parties contained in this Agreement, including those set forth in ARTICLE 7 and Section 10.3 shall survive the Closing indefinitely, unless otherwise specified herein.  The survival period of the covenant set forth in Section 6.4(k) for purposes of any claim for damages for breach of such covenant shall be limited as if the breach of the covenant were the breach of the representation or warranty which the Seller's actions have caused to be untrue.

        (c)             The representations and warranties of the Parties set forth herein, subject to the express exceptions thereto, and the representations and warranties of Guarantor set forth in the Guaranty, shall not be affected by any information furnished to, or any investigation or audit conducted before or after the Effective Date or the Closing Date by, any of the Parties or their respective representatives in connection with the Transactions.  Each Party shall be entitled to rely upon the representations and warranties of the other Party set forth herein and, in the case of Purchaser, the representations and warranties of Guarantor set forth in the Guaranty, notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any Party to complete the Closing.  The right to indemnification or other remedy based on any of the representations, warranties, covenants or obligations in this Agreement or any of the Ancillary Agreements will not be affected by any investigation or audit conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

PERRYVILLE ENERGY PARTNERS, L.L.C.,
a Delaware Limited Liability Company

By /s/ Samuel H. Charlton III
Name: Samuel H. Charlton III Title: Sr. Vice President

ENTERGY LOUISIANA, INC.

By /s/ E. Renae Conley
Name: E. Renae Conley Title: President & CEO, Entergy Louisiana

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